    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2000

                                                      REGISTRATION NO. 333-31918
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 4
                                       TO


                                    FORM F-1

                             REGISTRATION STATEMENT

                                   UNDER THE

                             SECURITIES ACT OF 1933
                           --------------------------

                            CHANGEPOINT CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                ONTARIO                                 7372                             NOT APPLICABLE
    (PROVINCE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                             1595 SIXTEENTH AVENUE
                                   SUITE 700
                         RICHMOND HILL, ONTARIO, CANADA
                                    L4B 3N9
                                 (905) 886-7000

   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                                 (212) 894-8940

           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                           --------------------------

                                   COPIES TO:

     CHRISTOPHER W. MORGAN, ESQ.             JOSEPH B. MAIEROVITS, ESQ.               KEVIN M. DENNIS, ESQ.
        Skadden, Arps, Slate,           Goldman, Spring, Schwartz & Kichler           SCOTT F. DUGGAN, ESQ.
          Meagher & Flom LLP             Suite 700, 40 Sheppard Avenue West        Goodwin, Procter & Hoar LLP
 Royal Bank Plaza, North Tower, Suite        Toronto, Ontario M2N 6K9                     Exchange Place
                 1820                             (416) 225-9400                   Boston, Massachusetts 02109
      Toronto, Ontario M5J 2J4                                                           (617) 570-1000
           (416) 777-4700

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / / _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I
                           INFORMATION REQUIRED TO BE
                      DELIVERED TO OFFEREES OR PURCHASERS

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                     SUBJECT TO COMPLETION AUGUST 15, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

           , 2000

                                     [LOGO]

                            5,000,000 COMMON SHARES
--------------------------------------------------------------------------------

CHANGEPOINT CORPORATION:                         THE OFFERING:

- We provide Web-based software and an Internet  - We are offering 5,000,000 of our common
  infrastructure to manage the entire IT           shares.
  services delivery process.                     - The underwriters have an option to purchase up
                                                   to 750,000 additional common shares from
                                                   Changepoint to cover over-allotments.
                                                 - This is the initial public offering of our
                                                   common shares. We anticipate that the initial
                                                   public offering price will be between $8.00
                                                   and $10.00 per common share.
                                                 - Closing:            , 2000.

PROPOSED SYMBOL AND MARKET:
- CPNT/Nasdaq National Market

-----------------------------------------------------------------------------------
                                                   Per Share               Total
-----------------------------------------------------------------------------------
Public offering price:                               $                  $

Underwriting commission:

Proceeds to Changepoint:
-----------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE

               U.S. BANCORP PIPER JAFFRAY

                               CIBC WORLD MARKETS

                                               DLJDIRECT INC.

[DESCRIPTION OF INSIDE COVER ARTWORK]

    The following statement appears in a shaded rectangular box at the top of the page:

Professional Services Automation
and Internet Infrastructure
for the IT Services Marketplace.

    Underneath the box appears a three-dimensional diagram, representing corporate IT departments, professional services organizations and staffing companies. The prong representing corporate IT departments is in the form of a flat cylinder, on top of which are pictures of buildings and a computer. The prong representing professional services organizations is in the form of a flat cylinder, on top of which are pictures of buildings, a car, a person carrying a briefcase and an airplane. The prong representing staffing companies is in the form of a flat cylinder, on top of which are a number of persons and a building. Underneath each of the cylinders appears the words "Changepoint Enterprise Software." In the center of the three cylinders is a sphere bearing the term "myChangepoint." Each of the cylinders is connected to the sphere and people appear to be travelling from each of the cylinders toward the sphere. The three-dimensional diagram sits atop an oval bearing the word "Internet".

    Beneath the diagram appears the following:

    Streamlining the IT services delivery process.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares. We are under no duty to update the information in this prospectus other than as required by law.

    Except pursuant to a Canadian prospectus or prospectus exemption under applicable securities legislation, the common shares may not be offered or sold in Canada, and this prospectus is not an offer to sell, and we are not by this prospectus soliciting offers to buy these securities, in Canada.

                               TABLE OF CONTENTS

                                    Page
Prospectus Summary................     3

Risk Factors......................     7

Special Note Regarding Forward-
  Looking Statements and Market
  Data............................    19

Exchange Rate Information.........    19

Enforceability of Civil
  Liabilities.....................    20

Use of Proceeds...................    20

Dividend Policy...................    20

Corporate Information.............    20

Capitalization....................    21

Dilution..........................    22

Selected Consolidated Financial
  Data............................    23

Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......    25

                                    Page

Business..........................    36

Management........................    48

Transactions with Related
  Parties.........................    55

Principal Shareholders............    57

Description of Share Capital......    59

Shares Eligible for Future Sale...    62

Tax Considerations................    64

Underwriting......................    69

Legal Matters.....................    72

Experts...........................    72

Additional Information............    73

Index to Consolidated Financial
  Statements......................   F-1

                 (This page has been left blank intentionally.)

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT CHANGEPOINT AND THE COMMON SHARES BEING SOLD IN THIS OFFERING AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                            CHANGEPOINT CORPORATION

    We provide Web-based software and an Internet infrastructure, myChangepoint.com, which enable our customers to effectively manage the entire information technology, or IT, services delivery process. Our comprehensive solution automates and streamlines the business processes of IT services organizations and facilitates business transactions and collaboration among buyers and suppliers of IT services over the Internet. Our software is designed for and marketed to both professional services organizations and corporate IT departments. In addition, we recently introduced myChangepoint.com, which extends the benefits of our software by enabling IT services organizations to manage the interactions with their customers and partners over the Internet. We will begin to derive initial revenues from myChangepoint.com beginning in the fourth quarter of fiscal 2000. To date, over 130 professional services organizations and corporate IT departments have purchased our software, including Baltimore Gas & Electric, BellSouth, Ciber, Dell, Emerald Solutions, Greenwich Technologies, Guardian Life Insurance, Interwoven, Macromedia, QAD and StorageTek.

    Faced with shorter deadlines, higher customer expectations, increased complexity of IT projects and an ongoing shortage of skilled IT professionals, IT services organizations are increasingly relying on a network of IT services firms and independent professionals to provide additional capacity, specialized skills and regional expertise. We believe that, due to the high level of collaboration and interdependence among professional services organizations, corporate IT departments and independent IT professionals, the efficient management of IT services delivery, including the management of resources, projects and knowledge, has become one of the most significant problems facing the IT services industry.

    Many companies are beginning to use the Internet to more closely collaborate with their customers and partners and streamline their operations. However, to date, the business processes of professional services organizations and corporate IT departments as well as the interactions among IT services organizations have been largely unautomated and inefficient. This often results in the misallocation and underutilization of resources, bottlenecks and delays in the delivery of services and, ultimately, lost revenues.

    We believe that competitive pressures to complete complex IT initiatives rapidly have created a significant demand for solutions that manage the delivery of IT services and facilitate business transactions and collaboration among buyers and suppliers of IT services over the Internet.

    Our Web-based software and myChangepoint.com are designed to improve and streamline the delivery of IT services across the services supply chain. Specifically, we designed our solution to:

    - efficiently manage the core business processes of IT services organizations, including the management of new IT engagements and ongoing projects, the allocation of resources, the sharing of information and knowledge, invoicing and customer support;

    - facilitate collaboration over the Internet between IT services organizations and their customers and partners by allowing them to coordinate the management of resources and projects, as well as capture associated time and expense billing information; and

    - effectively source, procure and manage external IT services professionals over the Internet according to their availability and specific skill sets.

    We believe our solution offers the following benefits to professional services organizations:

    - INCREASED REVENUES. Our solution enables professional services organizations to increase revenues through improved management of new business opportunities, more efficient services delivery and more accurate financial management.

    - HIGHER UTILIZATION AND RETENTION RATES. Our resource management capabilities allow our customers to accurately monitor the availability, skills and desired assignments of their IT services professionals to maximize the utilization of their staff and improve employee retention.

    - IMPROVED CUSTOMER SATISFACTION. Through better allocation of resources and improved ability to leverage the knowledge within their organizations and across the IT services supply chain, professional services organizations are able to rapidly respond to changing customer demands and improve the delivery of IT services, resulting in higher customer satisfaction.

    We believe our solution offers the following benefits to corporate IT departments:

    - INCREASED SPEED OF TECHNOLOGY DELIVERY. By improving the coordination of the IT services delivery process throughout the IT services supply chain, our solution decreases overall delivery times and increases the likelihood of success for IT projects.

    - IMPROVED PRODUCTIVITY AND QUALITY OF WORK. The efficiencies gained by using our solution enable corporate IT departments to maximize productivity and improve the quality of work.

    - ALIGNING IT RESOURCES WITH BUSINESS OBJECTIVES. Through improved monitoring of ongoing and pending IT projects, our customers can effectively and strategically deploy scarce IT services personnel to better meet their business objectives and priorities.

    We sell our software primarily through our direct sales force located in the United States, Canada, and the United Kingdom.

    Our objective is to be the leading provider of Web-based solutions for managing the delivery of IT services. Key elements of our strategy include maintaining leadership in providing Web-based solutions to the IT services industry, establishing myChangepoint.com as the leading Internet infrastructure for IT services, targeting large IT services organizations, continuing to expand our direct and indirect sales channels and expanding internationally. In addition, we will seek to leverage the network effect created as our customers introduce our solution to their partners and customers by using myChangepoint.com to collaborate and manage their interactions with them.

                                  THE OFFERING


Common shares offered..............................  5,000,000 shares

Common shares to be outstanding after
  the offering.....................................  24,055,566 shares

Use of proceeds....................................  To fund sales and marketing activities, research and development expenditures, working capital
                                                     and other general corporate purposes.

Proposed Nasdaq National Market symbol.............  CPNT


    Unless otherwise indicated, all information in this prospectus:

    - assumes the underwriters have not exercised the option granted by us to purchase up to 750,000 additional common shares in this offering;


    - gives effect to the termination of the redemption feature relating to 3,252,382 of our common shares, which will occur prior to the closing of this offering;


    - gives effect to the conversion on a one-for-one basis of all outstanding Class A redeemable convertible preferred shares, which were purchased at an average price per share of $1.65, into an aggregate of 5,983,962 common shares, which will occur prior to the closing of this offering; and

    - gives effect to the conversion on a one-for-one basis of all outstanding Class B redeemable convertible preferred shares, which were purchased at an average price per share of $9.00, into an aggregate of 2,873,696 common shares, which will occur prior to the closing of this offering.


    The number of common shares to be outstanding after the offering is based on the number of shares outstanding as of July 31, 2000. The number of shares to be outstanding excludes:



    - 2,649,326 common shares issuable upon exercise of options outstanding at July 31, 2000, with a weighted average exercise price of $6.36 per share; and



    - 1,398,575 common shares reserved for future issuance under our stock option plans as of July 31, 2000.


                     PRESENTATION OF FINANCIAL INFORMATION

    Our financial statements are reported in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States.

    We express all dollar amounts in this prospectus in U.S. dollars, except where otherwise indicated. References to "$" are to U.S. dollars and references to "Cdn$" are to Canadian dollars. This prospectus contains a translation of some Canadian dollar amounts into U.S. dollars at specified exchange rates solely for your convenience. See "Exchange Rate Information."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The pro forma information below gives effect to the:

    - issuance of 2,873,696 Class B redeemable convertible preferred shares for net proceeds of $24.8 million on May 26, 2000;


    - termination of the redemption feature relating to 3,252,382 of our common shares, which will occur prior to the closing of this offering;


    - conversion of all outstanding Class A redeemable convertible preferred shares into common shares, which will occur prior to the closing of this offering, as if the conversion occurred at the beginning of the period or the date of issuance, where later; and

    - conversion of all outstanding Class B redeemable convertible preferred shares into common shares, which will occur prior to the closing of this offering, as if the conversion occurred April 30, 2000.

                                                                                   NINE MONTHS ENDED
                                                      YEAR ENDED JULY 31,              APRIL 30,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Products.....................................  $ 1,008    $ 1,821    $ 3,974    $ 2,777    $ 5,541
  Services.....................................    1,922      1,986      1,963      1,399      2,036
                                                 -------    -------    -------    -------    -------
    Total revenues.............................    2,930      3,807      5,937      4,176      7,577

Gross profit...................................    1,280      2,507      4,580      3,239      5,866
Loss from operations...........................   (1,300)    (1,421)      (664)      (594)    (7,551)
Net loss.......................................   (1,117)    (1,347)      (384)      (540)    (7,360)
Pro forma basic and diluted net loss per
  share........................................                        $ (0.03)              $ (0.47)
Pro forma shares used in computation,
  pro forma basic and diluted..................                         12,041                15,632

    The pro forma as adjusted column of the table below also gives effect to the sale in this offering of 5,000,000 common shares at an assumed initial public offering price of $9.00 per common share and after deducting estimated underwriting commissions and estimated offering expenses.

                                                                    AS OF APRIL 30, 2000
                                                              ---------------------------------
                                                                                      PRO FORMA
                                                                                         AS
                                                               ACTUAL     PRO FORMA   ADJUSTED
                                                              ---------   ---------   ---------
BALANCE SHEETS DATA:
Cash and cash equivalents and short-term investments........  $   1,204    $26,021     $66,871
Working capital.............................................      2,579     27,396      68,246
Total assets................................................      7,882     32,699      73,549
Long-term liabilities.......................................        157        157         157
Class A redeemable convertible preferred shares.............     71,808         --          --
Common shares eligible for redemption.......................     39,029         --          --
Shareholders' equity (deficiency)...........................   (106,760)    28,894      69,744

                                  RISK FACTORS

    INVESTING IN OUR COMMON SHARES WILL SUBJECT YOU TO RISKS INHERENT IN OUR BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON SHARES. IF ANY OF THE RISKS DESCRIBED BELOW OCCURS, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED. IN SUCH CASES, THE PRICE OF OUR COMMON SHARES COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, WE MAY INCUR LOSSES IN THE FUTURE AND OUR LOSSES MAY INCREASE BECAUSE OF OUR PLAN TO INCREASE OPERATING EXPENSES.

    We have a history of losses and we expect to continue to experience losses and negative cash flow even if sales of our products continue to grow, and we may not generate sufficient revenues to achieve profitability in the future. Our net loss was $1.1 million, $1.3 million and $384,000 for fiscal 1997, 1998 and 1999 and $7.4 million for the nine months ended April 30, 2000. We may incur larger losses over the subsequent three months and in future years. We have increased our operating expenses by approximately 250% during the nine months ended April 30, 2000 compared with the nine months ended April 30, 1999 and expect to continue increasing our operating expenses because of increases in:

    - the number of our employees;

    - sales and marketing activities; and

    - other costs related to the implementation of our growth strategy.

WE ONLY RECENTLY INTRODUCED MYCHANGEPOINT.COM AND IT MAY NOT GAIN
MARKET ACCEPTANCE.

    If the market for myChangepoint.com does not develop or if myChangepoint.com does not gain market acceptance, our growth strategy may not be achieved. We recently introduced myChangepoint.com, which enables corporate IT departments and professional services organizations to interact over the Internet to streamline the IT services delivery process. To date, we have two customers who have contracted to use myChangepoint.com and we will begin to derive initial revenues from myChangepoint.com in the fourth quarter of fiscal 2000. We do not expect to recognize significant revenues from myChangepoint.com in the fourth quarter of fiscal 2000. We cannot be certain that a significant market will develop for this product, or that myChangepoint.com will be able to accommodate a large number of users. In addition, the use of the Internet is evolving rapidly and we do not know what forms of products and services may emerge as alternatives to myChangepoint.com or to any future Web-based features or products we may introduce. We may also have difficulty scaling and adapting our existing myChangepoint.com architecture to accommodate increased traffic and technology advances. Some of our customers using earlier versions of our software will have to upgrade to the current version of our software in order to benefit from the functionality provided by myChangepoint.com.

FAILURE OF OUR SOFTWARE TO GAIN INCREASED MARKET ACCEPTANCE AND COMPETE SUCCESSFULLY WOULD PREVENT US FROM ACHIEVING OUR GROWTH STRATEGY AND ADVERSELY AFFECT OUR OPERATING RESULTS.

    We currently derive substantially all of our revenues and growth from sales of licenses of our software and the provision of related services to professional services organizations and corporate IT departments. Accordingly, failure of our software to gain increased market acceptance and compete successfully would prevent us from achieving our growth strategy and adversely affect our operating results. We recently introduced myChangepoint.com and intend to continue to invest heavily in research and development and sales and marketing activities related to this product. It is uncertain whether we will recognize significant revenue, in the form of transaction fees or otherwise, from myChangepoint.com.

THE MARKET FOR OUR SOLUTION IS NEWLY EMERGING AND OUR FUTURE OPERATING RESULTS AND GROWTH PROSPECTS DEPEND ON THIS MARKET'S CONTINUED GROWTH.

    If IT services organizations do not continue to embrace solutions that automate their business processes, the demand for and market acceptance of our solution will be adversely affected. IT services organizations have only recently begun to automate the management of their business processes. This market may not continue to develop and grow and IT services organizations may not choose to use our solution over manual processes, internally-developed applications or solutions that offer limited functionality. Companies that have already invested substantial resources in existing systems may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

    The market for our products is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share.

    We currently face competition principally from developers of software used to automate professional services and manage projects, relationships with contractors and enterprise resources. Developers of software used to automate professional services provide the most direct competition because their software also automates and integrates aspects of the IT services business. We compete with developers of software used to manage projects, relationships with contractors and enterprise resources since these products each seek to automate at least one aspect of the IT services business. We also face competition from staffing companies and time and expense reporting software vendors. Many of our potential customers have the ability to internally develop solutions, and may do so rather than choose to purchase our products. In addition, as we continue to promote myChangepoint.com to the IT services industry, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to increase their market share.

    Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. We may not be able to compete successfully against current and future competitors.

WE HAVE EXPERIENCED RAPID GROWTH, WHICH HAS PLACED A STRAIN ON OUR RESOURCES, AND ANY FAILURE TO MANAGE OUR GROWTH EFFECTIVELY MAY ADVERSELY AFFECT OUR OPERATING RESULTS.


    Failure to manage our growth could negatively affect the quality of our products, our ability to respond to our customers and retain key personnel, and our business in general. We have been expanding our operations rapidly and intend to continue this expansion for the foreseeable future. This expansion has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources as we integrate new employees and develop more customer and business relationships. On July 31, 2000, we had a total of 248 full-time employees compared to 88 on July 31, 1999. In addition, since July 31, 1999, we have opened 13 new offices. We expect to continue to hire new employees and open new offices at a rapid pace. We must improve our financial and accounting systems, controls, reporting systems and procedures and integrate new personnel to manage our growth and expanded operations effectively.


FAILURE TO CONTINUE TO DEVELOP ENHANCEMENTS TO OUR PRODUCTS AND NEW APPLICATIONS AND FEATURES THAT RESPOND TO THE CHANGING NEEDS OF OUR CUSTOMERS, RAPID TECHNOLOGICAL CHANGE AND ADVANCES INTRODUCED BY OUR COMPETITORS IMPAIR OUR ABILITY TO INCREASE OUR MARKET SHARE.

    If we do not properly identify the feature preferences of our existing and potential customers, or if we fail to deliver features that meet the requirements of these customers on a timely basis, our ability to market our products successfully, increase our market share and increase our revenues will be impaired. The market in which we compete is characterized by:

    - rapid technological change;

    - frequent new product introductions;

    - changes in customer requirements; and

    - evolving industry standards.

    To be successful, we must continually improve the performance, features and reliability of our technology, particularly in response to customer needs and competitive offerings. Our success depends on our ability to enhance our existing software and to develop new functionality and technologies that address the increasingly sophisticated and varied needs of the IT services industry.

DELAYS IN INTRODUCING NEW AND ENHANCED PRODUCTS COULD CAUSE US TO LOSE MARKET SHARE AND HARM OUR ABILITY TO MAINTAIN OR INCREASE REVENUES.

    The development of proprietary technologies entails significant technical and business risks and requires substantial expenditures and lead time. If we experience product delays in the future, we may face:

    - customer dissatisfaction;

    - cancellation of orders and license agreements;

    - negative publicity;

    - loss of revenues;

    - slower market acceptance; and

    - legal actions by customers.

    In the future, our efforts to remedy product delays may not be successful and we may lose customers as a result. Delays in bringing to market new products or product enhancements could be exploited by our competitors. If we lose market share as a result of lapses in our product development, we may not be able to maintain or increase revenues.

FACTORS RELATING TO OUR BUSINESS AND THE MARKET FOR SOLUTIONS FOR THE IT SERVICES INDUSTRY MAY CAUSE OUR FUTURE OPERATING RESULTS TO FLUCTUATE FROM PERIOD TO PERIOD AND THE PRICE OF OUR COMMON SHARES TO DECLINE SUBSTANTIALLY.

    Our operating results have varied in the past, and we expect that they may continue to fluctuate in the future. If our quarterly revenues or operating results fluctuate and fall below the expectations of investors, the price of our common shares could decline substantially. Factors that could affect the amount and timing of our revenues and cause quarterly fluctuations in our operating results include the following:

    - the timing of new releases of our products;

    - changes in our pricing policies or those of our competitors;

    - the mix of direct and indirect sales channels through which our products are sold;

    - our ability to successfully expand our sales force and marketing programs;

    - our ability to successfully expand our international operations; and

    - any costs or expenses related to our anticipated move to new offices.

    Our operating results may also be adversely affected by the following factors over which we have little or no control:

    - market acceptance of our products, particularly myChangepoint.com;

    - the evolving and varying demand for information technology services;

    - the timing of execution of large contracts that materially affect our operating results, which can be affected by customer order deferrals in anticipation of new product introductions, product enhancements and the discretionary nature of customer budgeting and purchasing cycles; and

    - U.S. and global economic conditions.

    Our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below our expectations, we cannot proportionately reduce operating expenses for that quarter. Therefore, this revenue shortfall would have a disproportionate negative effect on our operating results for that quarter.

WE MAY SEEK TO GROW BY MAKING ACQUISITIONS, BUT WE HAVE NEVER ACQUIRED ANOTHER BUSINESS AND WE MAY NOT BE ABLE TO SUCCESSFULLY COMPLETE ANY ACQUISITIONS WE UNDERTAKE OR INTEGRATE ANY ACQUIRED BUSINESS WITH OUR OWN.

    If we undertake an acquisition or investment, we may not realize the anticipated benefits. We intend to consider investments in complementary companies, products or technologies. If we buy a company, we may not be able to successfully assimilate the acquired personnel, products, operations and technology into our business. These difficulties could disrupt our ongoing business, distract our management and employees or increase our expenses. Furthermore, we may have to issue equity or incur debt to pay for future acquisitions or investments, the issuance of which could be dilutive to us or our existing shareholders or affect our profitability. In addition, our operating results may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other acquired intangible assets.

FAILURE TO ATTRACT, TRAIN AND RETAIN ADDITIONAL QUALIFIED PERSONNEL COULD ADVERSELY AFFECT OUR EXPANSION PLANS.

    Our ability to implement our growth strategy depends considerably upon our success in recruiting, training and retaining additional personnel. We intend to increase the number of our sales and marketing, research and development, client services and customer support personnel significantly over the next 12 months. Competition for these individuals is intense as there is a limited number of experienced people available with the necessary skills. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Our ability to grow our business and increase our market share will be impeded if we fail to hire or retain qualified personnel or if newly hired personnel fail to develop the necessary skills or develop these skills slower than we anticipate.

THE LOSS OF ANY OF OUR EXECUTIVE OFFICERS COULD ADVERSELY AFFECT OUR BUSINESS.

    If any of our executive officers resign or are seriously injured and unable to work, and we are unable to find a qualified replacement, our business could be harmed. Our future success depends to a significant degree on the skills, experience and efforts of our executive officers. In particular, we depend upon the continued services of Gerald Smith, our Chairman, President and Chief Executive Officer, and Randall Remme, our Chief Technology Officer and Vice President, Product Development. Messrs. Smith and Remme do not have employment agreements that would require them to work solely for us on a long-term basis and, therefore, could terminate their employment with us at any time without penalty.

OUR FUTURE REVENUE GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO DEVELOP ADDITIONAL DISTRIBUTION CHANNELS FOR OUR PRODUCTS.

    If we fail to develop and maintain relationships with significant indirect distribution channels, or if these distribution channels are not successful in their sales efforts, our ability to acquire new customers and increase revenues may be impaired. We believe that our success in penetrating our target market depends in part on our ability to develop and expand our indirect distribution channels, including third-party distribution companies, software vendors and application service providers. Since our agreements with third-party distributors generally are non-exclusive and normally terminable without penalty on short notice, some third parties may choose to discontinue working with us or may decide to work with our competitors. As we develop additional indirect distribution channels, we may experience conflicts with our direct sales force since both of these distribution channels may target the same customer bases. If we are not able to successfully manage these potential conflicts, we may not be able to maximize our revenue growth.

OUR TECHNOLOGY COULD CONTAIN UNDETECTED OR UNRESOLVED DEFECTS OR ERRORS THAT COULD RESULT IN INCREASED OPERATING COSTS OR HARM TO OUR REPUTATION.

    We face the possibility of higher costs as a result of the complexity of our products and the potential for undetected or unresolved errors. Our products have in the past contained, and may in the future contain, undetected or unresolved errors. If our software contains undetected errors, we could experience:

    - loss of or delay in revenues expected from the new product and an immediate and significant loss of market share;

    - loss of existing customers that upgrade to the new product and of new customers;

    - failure to achieve market acceptance;

    - diversion of development resources;

    - injury to our reputation;

    - increased service and warranty costs;

    - legal actions by customers; and

    - increased insurance costs.

    In addition, an associated product liability claim could harm our business by increasing our costs, damaging our reputation and distracting our management.

TECHNICAL PROBLEMS WITH INTERNAL OR OUTSOURCED COMPUTER AND COMMUNICATIONS SYSTEMS COULD RESULT IN REDUCED REVENUES AND HARM TO OUR REPUTATION.

    The success of myChangepoint.com depends on the efficient and uninterrupted operation of our own and outsourced computer and communications hardware and software systems. Any system failure that causes an interruption in our service or a decrease in responsiveness could harm our relationships with our clients and result in reduced revenues. We currently host myChangepoint.com at our corporate offices in Richmond Hill, Ontario. We have entered into an agreement with Exodus to host myChangepoint.com. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunications failures, break-ins, sabotage, computer viruses and similar adverse events. Our operations depend on our ability to protect our systems against damage or interruption. We cannot guarantee that our Internet access will be uninterrupted, error-free or secure. Our disaster recovery plan in the event of damage or interruption has not been formally tested and may not perform as intended, and our insurance policies may not adequately compensate us for losses that we may incur.

IF OUR SECURITY SYSTEM IS BREACHED, OUR REPUTATION AND ABILITY TO RETAIN EXISTING AND ATTRACT NEW CUSTOMERS COULD SUFFER.

    A fundamental requirement for business-to-business transactions over the Internet is the secure transmission and storage of confidential information. Customers that use myChangepoint.com to manage the delivery of IT services transmit confidential information over the Internet about their businesses. If unauthorized third parties are successful in obtaining confidential information from us or users of myChangepoint.com, our reputation may be damaged and our ability to retain existing and attract new customers may be impaired and we may be subjected to liability.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WHICH COULD SIGNIFICANTLY HARM OUR ABILITY TO GAIN MARKET SHARE AND INCREASE REVENUES.

    Unauthorized copying or other misappropriation of our technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our ability to gain market share and increase revenues. We rely on contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. We currently have no patents or patent applications pending relating to our products or technology. Despite any precautions that we take to protect our intellectual property:

    - laws and contractual restrictions may be insufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

    - current laws that prohibit software copying provide only limited protection from software "pirates," and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

    - third parties may claim common law trademark rights based upon state, provincial or foreign laws that precede any registrations we may receive for our trademarks; and

    - policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

    It is possible that our intellectual property rights could be successfully challenged by one or more third parties, which could result in our inability to exploit, or our loss of the right to prevent others from exploiting, our intellectual property, including our tradename, trademarks, domain names and copyrights.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE THEIR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND INCREASE OUR COSTS.

    Substantial litigation over intellectual property rights exists in our industry. We expect that software in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents that our products or technology may infringe.

    Any of these third parties might make a claim of infringement against us. Any litigation could result in the expenditure of significant financial resources and the diversion of management's time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, have an impact on prospective customers, cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed and we could be exposed to legal actions by our customers.

OUR INTERNATIONAL EXPANSION EFFORTS MAY NOT BE SUCCESSFUL, WHICH WOULD IMPAIR THE GROWTH OF OUR BUSINESS.

    Our operations outside the United States and Canada are located in the United Kingdom and, to date, have been limited. We plan to expand our existing international operations and establish additional facilities or business relationships in other parts of the world. In this regard, we recently entered into memoranda of understanding to establish joint ventures with Artemis International in order to establish our operating presence in France and Germany. The expansion of our existing international operations and entry into additional international markets are key parts of our growth strategy and will require significant management attention and financial resources. In addition, to grow our international sales operations, we will need to expand our international sales channel management and support organizations and customize our products for local markets. Even if we are able to expand our international operations successfully, we may not be able to maintain or increase international market demand for our products.

IF WE FAIL TO ADAPT APPROPRIATELY TO THE CHALLENGES ASSOCIATED WITH OPERATING INTERNATIONALLY, THE GROWTH OF OUR BUSINESS MAY BE IMPEDED AND OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

    Expanding our operations outside the United States and Canada subjects us to numerous inherent potential risks associated with international operations. Factors that could negatively impact our sales and results of operations include:

    - greater difficulty in accounts receivable collection;

    - the burden of complying with multiple and conflicting regulatory requirements;

    - foreign exchange controls;

    - longer payment cycles;

    - import and export restrictions and tariffs;

    - potentially adverse tax consequences; and

    - political and economic instability.

    In addition, our ability to expand our business in certain countries depends, in part, on our ability to modify our products for different tax configurations and multiple currencies. We also plan to configure our products for multiple languages. We expect to rely on third parties to adapt our software to local business practices and translate it into local languages. If any of these third parties should fail to properly adapt or translate our software, our reputation could be damaged, we could be subjected to liability, and our international expansion plans could suffer.

OUR SALES CYCLE IS LONG AND SALES DELAYS COULD CAUSE OUR OPERATING RESULTS TO VARY WIDELY.

    The long sales cycle for our products may cause product revenues and operating results to vary significantly from period to period, which could negatively impact the price of our common shares. Our sales cycle is subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which we have little or no control. We invest significant amounts of time and resources, and we incur significant costs educating and providing information to our prospective customers regarding the use and benefits of our technology. Many of these customers evaluate our technology relatively slowly and deliberately, depending on the specific technical capabilities of the customer, the size of the deployment, the level of interaction between the customer and related customers and suppliers of IT services, and the complexity of the customer's requirements. Further, prospective customers may decide not to purchase our services or software after evaluating our technology even though we have spent time and resources educating and providing information to these customers. Consequently, if sales expected from a specific customer in a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenues from alternate sources in time to compensate for the shortfall. As a result, and due to the relatively large size of a typical order, a lost or delayed sale could result in revenues and operating results that are lower than expected and could adversely affect our financial position.

WE EXPECT SEASONAL TRENDS TO CAUSE OUR QUARTERLY REVENUES TO FLUCTUATE, WHICH MAY NEGATIVELY IMPACT THE PRICE OF OUR COMMON SHARES.

    We have experienced, and expect to continue to experience, seasonality with respect to product license revenues. In recent years, we have experienced relatively greater revenues from licenses in the fourth quarter of our fiscal year, which ends on July 31, than in each of the first three quarters, particularly the first quarter. We believe that these fluctuations are caused, in part, by customer buying patterns and the efforts of our direct sales force to meet or exceed fiscal year-end quotas. We expect that these trends are likely to continue in the future. If our quarterly revenues fall below the expectations of investors, the price of our common shares could decline substantially.

FLUCTUATIONS IN EXCHANGE RATES MAY NEGATIVELY AFFECT OUR OPERATING RESULTS.

    A substantial portion of our revenues are now, and are expected to continue to be, realized in currencies other than Canadian dollars. Our operating expenses are primarily paid in Canadian dollars. Fluctuations in the exchange rate between the Canadian dollar and these other currencies may have a material effect on our results of operations. In particular, we may be adversely affected by a significant strengthening of the Canadian dollar against the U.S. dollar. We do not currently engage in currency hedging activities.

OUR INSURANCE MAY NOT BE SUFFICIENT TO COVER ALL POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS, WHICH COULD EXPOSE US TO SUBSTANTIAL OPERATING LOSSES.

    Our products are integrated into our clients' internal IT infrastructure. The sale and support of our products result in the risk of product liability or warranty claims based on damage to this infrastructure. In addition, the failure of our products to perform to client expectations could give rise to warranty claims. Our insurance would likely not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO GROW OUR BUSINESS, WHICH WE MAY NOT BE ABLE TO DO.

    If we are unable to raise additional funds when needed, or on terms acceptable to us, our ability to operate and grow our business could be impeded. Our future liquidity and capital requirements are difficult to predict because they depend on numerous factors, including the success of our existing and new product offerings as well as competing technological and market developments. As a result, we may not be able to generate sufficient cash from our operations to meet additional working capital requirements, support additional research and development or capital expenditures, or take advantage of investment or acquisition opportunities. Accordingly, we may need to raise additional capital in the future.

    Our ability to obtain additional financing will be subject to a number of factors, including market conditions and our operating performance. These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs.

YEAR 2000 COMPLIANCE COSTS AND RISKS ARE DIFFICULT TO ASSESS AND COULD RESULT IN DELAY OR LOSS OF REVENUE, DIVERSION OF DEVELOPMENT RESOURCES, DAMAGE TO OUR REPUTATION OR INCREASED SERVICE, WARRANTY OR LITIGATION COSTS.

    The latest versions of our products are Year 2000 tested and to the best of our knowledge are free from any Year 2000 problems. However, there may be latent undiscovered defects that affect the operation of our products, even though we expected such defects to become evident on January 1, 2000. Should such defects exist, they may have a detrimental effect on the operation of our products. Earlier versions of our products may not be Year 2000 compliant, and we do not intend to make them

Year 2000 compliant. While we have checked with third parties from whom we license software that they have taken Year 2000 readiness measures, and we have not experienced any failures to date, our assurances are only as good as their statements and any Year 2000 defects in our licensed software that have escaped detection, in both their and our testing, may have adverse effects on the operation of our products. Additionally, the Year 2000 problem may affect us by causing disruptions in the business operations of, or delay technology purchases by, companies with which we do business, causing a decrease in our revenues.

HOLDING OUR SHARES COULD RESULT IN ADVERSE TAX CONSEQUENCES IF WE ARE TREATED AS A PASSIVE FOREIGN INVESTMENT COMPANY.

    Holding shares in a foreign company that is classified as a passive foreign investment company may result in adverse tax consequences. We do not believe that we are currently a passive foreign investment company and do not expect to become one in the future. However, in the event we are treated as a passive foreign investment company, these adverse tax consequences could result. See "Tax Considerations -- Passive Foreign Investment Companies."

DIVIDENDS YOU RECEIVE FROM US MAY CONSTITUTE ORDINARY TAXABLE INCOME.

    We have never paid a dividend, and we do not have plans to pay dividends in the future. However, if we should pay dividends to you in the future, such dividends may constitute taxable income. Generally, dividends you receive from us will constitute first, ordinary taxable income to the extent of our available earnings and profits, and second, a tax-free return of capital or capital gain, depending on your adjusted tax basis in our shares. A further discussion of the tax treatment of dividends can be found under the heading "Tax Considerations--United States Federal Income Tax Considerations."

U.S. PERSONS HOLDING 10% OR MORE OF OUR COMMON SHARES MAY HAVE ADVERSE TAX CONSEQUENCES IF WE ARE CLASSIFIED AS A CONTROLLED FOREIGN CORPORATION.


    If we are classified as a controlled foreign corporation, U.S. persons who hold, directly, indirectly or constructively, 10% or more of the combined voting power of our stock may be required to include in income their pro rata shares of our "Subpart F" income, which is defined by the Internal Revenue Code and generally includes certain types of passive income such as dividends, interest, rents, royalties and gains, and certain types of related party sales and services income. In general, we would be classified as a controlled foreign corporation if 50% or more of our shares (measured by total voting power or total value) are held by U.S. persons who each hold shares constituting at least 10% of our total combined voting power. We do not believe that we are a controlled foreign corporation, and we do not anticipate that we will become a controlled foreign corporation as a result of the offering. A further discussion of the tax treatment of controlled foreign corporations can be found under the heading "Tax Considerations--United States Federal Income Tax Considerations--Controlled Foreign Corporation."


                         RISKS RELATED TO OUR INDUSTRY

IF THE CURRENT DEMAND FOR IT SERVICES DOES NOT CONTINUE, OUR ABILITY TO GROW AND INCREASE REVENUES COULD BE MATERIALLY AND ADVERSELY AFFECTED.

    The market for IT services is evolving rapidly. Demand and market acceptance for IT services depend on a number of factors, including the following:

    - the growth in consumer access to, and acceptance of, new interactive technologies such as the Internet;

    - the adoption of Internet-based business models; and

    - the development of technologies that facilitate two-way communication between companies and targeted audiences.

    Industry analysts and others have made many favorable predictions concerning the growth of information technology and IT services. These predictions should not be relied upon as conclusive. If the market for IT services fails to grow as quickly as anticipated, our growth and ability to increase revenues could be materially and adversely affected.

OUR FUTURE REVENUES DEPEND ON THE CONTINUED GROWTH IN THE USE AND EFFICIENT OPERATION OF THE INTERNET.

    Promoting myChangepoint.com is a key component of our growth strategy. Consequently, our future revenues and profits, if any, substantially depend upon the continued acceptance and use of the Internet, which is evolving as a communications medium. Rapid growth in the use of the Internet is a recent phenomenon and may not continue. As a result, a broad base of customers that are willing to use the Internet as a primary means of managing IT services may not develop or be maintained. If businesses do not continue to accept the Internet as a communications medium, the demand for myChangepoint.com could be significantly reduced and any future Internet-based features that we develop or market may not be commercially successful.

    Factors that could inhibit the growth of the Internet and its use as a communications medium include:

    - delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service;

    - the ability of the Internet to support the demands placed on it by continued growth;

    - concerns about privacy and the use of data collected over the Internet;

    - the possibility that U.S. federal, Canadian, state, provincial, local or foreign governments will adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet; and

    - the possibility that governments will seek to tax Internet commerce.

                         RISKS RELATED TO THIS OFFERING

WE MAY HAVE CONTINGENT LIABILITY ARISING OUT OF A POSSIBLE VIOLATION OF
SECTION 5 OF THE U.S. SECURITIES ACT IN CONNECTION WITH AN E-MAIL SENT TO CERTAIN OF OUR EMPLOYEES.

    As part of this offering, we and the underwriters have determined to make available up to 500,000 of our common shares at the initial public offering price to some of our employees and associates of our employees, and directors, and to other individuals or companies who have commercial arrangements or personal relationships with us. On February 1, 2000, prior to the organizational meeting with the underwriters for this offering and prior to the filing of the registration statement and the preparation of this prospectus, our Chief Executive Officer sent an e-mail to our employees as part of his normal course of regular communication with them about company developments. The e-mail included the following statements:

    - "industry analysts are very supporting of our vision and direction";

    - "Changepoint is already well ahead of our competition, now we are widening the gap"; and

    - "we are winning significant deals against our competition."

    The e-mail also advised our employees that we were commencing the process of becoming a public company and indicated that we planned to include some or all of our employees in a directed share program.

    We did not deliver a preliminary prospectus to the individuals who received the e-mail prior to sending the e-mail. The e-mail, including the statements referred to above, may have constituted a non-conforming prospectus under the U.S. Securities Act. As a result, we may have a contingent liability under
Section 5 of the U.S. Securities Act in that the recipients of the e-mail who purchase common shares in this offering may have a right for a period of one year from the date of purchase to obtain recovery of the consideration paid in connection with their purchase of our common shares or, if they had already sold the common shares, sue us for damages for any loss resulting from their purchase of our common shares. Any liability would depend upon the number of shares purchased by the recipients of the e-mail.

    We do not believe that this e-mail caused a violation of Section 5 of the U.S. Securities Act, and if any liability is asserted with respect to the e-mail, we will contest the matter vigorously. The recipients of the e-mail will be able to purchase up to 105,000 of the 500,000 common shares reserved under the directed share program. If each of the employees who received the e-mail purchased all of the shares that will be offered to them in the directed share program and were subsequently awarded damages after an entire loss of their investment, the damages could total approximately $945,000 plus costs, expenses and interest, if applicable, based on an assumed initial public offering price of $9.00 per share. None of the proceeds of this offering will be used to fund any liability we may have in connection with the e-mail. We have included the description of the statements made in the e-mail for the purpose of describing our possible contingent liability. Investors in our common shares, including recipients of the e-mail, should not rely on these statements in determining whether to purchase our common shares in this offering.

WE WILL HAVE BROAD DISCRETION REGARDING THE USE OF PROCEEDS FROM THIS OFFERING, WHICH WE MAY NOT USE TO DEVELOP AND GROW OUR BUSINESS EFFECTIVELY.

    We do not have specific uses for a significant portion of the proceeds from this offering. As a result, our management will have broad discretion in how we use the net proceeds from this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions regarding the use of the net proceeds from this offering, and we may spend these proceeds in ways that do not increase our operating results or market value.

INVESTORS WILL INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

    If you purchase common shares in this offering, you will incur immediate dilution of $6.10 in the pro forma net tangible book value per common share from the price you pay for the common shares. We also have a large number of outstanding options to purchase common shares with exercise prices significantly below the estimated public offering price for the common shares. To the extent these securities are exercised, there will be further dilution. See "Dilution."

WE EXPECT MORE THAN 19 MILLION COMMON SHARES TO BECOME AVAILABLE FOR SALE
180 DAYS FROM THE DATE OF THIS PROSPECTUS, AND SALES OF THESE COMMON SHARES MAY DEPRESS OUR SHARE PRICE.

    After this offering, we will have outstanding 24.1 million common shares. Sales of a substantial number of our common shares in the public market following this offering could cause the market price of our common shares to drop. All of the common shares sold in this offering will be freely tradeable. We expect that the remaining 19.1 million common shares outstanding after this offering will be available for sale in the public market 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

OUR SHARE PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL AT OR ABOVE THE OFFERING PRICE.

    There has previously not been a public market for our common shares. A risk exists that there will be limited investor interest in our common shares and that a liquid market for our shares may not develop. The initial public offering price for our common shares will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

    The initial public offering price for our common shares may not be indicative of the prices that will prevail in the trading market. In addition, the stock market in general, and the Nasdaq National Market and software and Internet-based companies like ours in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies are at or near historical highs and these trading prices may not be sustained. These broad market and industry factors may have a material adverse effect on the market price of our common shares, regardless of our actual performance. You may not be able to resell your common shares at or above the initial public offering price.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business and the market price of our common shares.

AFTER THIS OFFERING, OUR OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS WILL BENEFICIALLY OWN APPROXIMATELY 43% OF OUR COMMON SHARES, AND, IF ACTING TOGETHER, WILL BE ABLE TO CONTROL MATTERS SUBMITTED TO SHAREHOLDERS
FOR APPROVAL.

    Following this offering our executive officers, directors and other principal shareholders, in the aggregate, will beneficially own approximately 43% of our outstanding common shares. As a result, these shareholders, if acting together, will be able to control matters requiring shareholder approval, including the election of directors, thereby permitting these shareholders to obtain control of our management and affairs. The voting power of these shareholders under certain circumstances could have the effect of delaying or preventing a change in control of Changepoint, the effect of which may be to deprive our shareholders of a control premium that might otherwise be realized in connection with an acquisition of our company.

BECAUSE WE ARE A CANADIAN COMPANY, IT MAY BE DIFFICULT FOR YOU TO ENFORCE AGAINST US LIABILITIES BASED SOLELY UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES.

    We have been amalgamated and organized under the laws of the Province of Ontario, and our executive offices are located in Ontario. Many of our directors, controlling persons and officers, and representatives of the experts named in this prospectus, are residents of Canada and a substantial portion of their assets and a majority of our assets are located outside the United States. Consequently, it may be difficult for you to effect service of process within the United States upon the directors, controlling persons, officers and representatives of experts who are not residents of the United States or to enforce against them judgments of courts of the United States based upon civil liability under the federal securities laws of the United States. See "Enforceability of Civil Liabilities."

OUR BOARD OF DIRECTORS MAY ISSUE, WITHOUT SHAREHOLDER APPROVAL, PREFERRED SHARES THAT HAVE RIGHTS AND PREFERENCES SUPERIOR TO THOSE OF COMMON SHARES THAT MAY DELAY OR PREVENT A CHANGE OF CONTROL.

    Prior to the completion of this offering, Changepoint will amalgamate with several holding companies that are controlled by existing shareholders. Our new articles of amalgamation will grant to our board of directors the authority to issue an unlimited number of preferred shares in one or more series. Our board of directors therefore will be able to set the rights and preferences of, and issue, any series of preferred shares in its sole discretion without the approval of the holders of common shares. The rights and preferences of these preferred shares may be superior to those of the common shares. Accordingly, the issuance of preferred shares may adversely affect the rights of holders of common shares. The issuance of preferred shares could also have the effect of delaying or preventing a change of control of our company. Immediately after this offering, there will be no preferred shares outstanding issued under this grant of authority. See "Description of Share Capital."

       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA

    This prospectus contains forward-looking statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," and similar language. We base all forward-looking statements on our current expectations, and these statements are subject to risks and uncertainties and to assumptions we have made. Important factors that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements include those listed under "Risk Factors" or described elsewhere in this prospectus.

    This prospectus also contains market data related to the Internet, e-commerce and the IT services industry that have been included in studies published by the market research firms of Dataquest and Gartner Group. These market data include projections that are based on a number of assumptions, including:

    - IT services providers will be unable to internally track and implement new information technology;

    - a shortage of skilled IT services professionals will persist;

    - IT solutions will become more standardized;

    - capital will continue to be available to IT services providers;

    - business-to-business e-commerce will grow to be the norm in many industries by 2004; and

    - Internet-based marketplaces will drive 40% of business-to-business e-commerce by 2004.

If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions.

                           EXCHANGE RATE INFORMATION

    The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based on the inverse of the noon buying rate.

                                            YEAR ENDED JULY 31,                          NINE MONTHS ENDED APRIL 30,
                       --------------------------------------------------------------   -----------------------------
                          1995         1996         1997         1998         1999          1999            2000
                       ----------   ----------   ----------   ----------   ----------   -------------   -------------
High.................  US$0.7457    US$0.7527    US$0.7513    US$0.7292    US$0.6891      US$0.6661       US$0.6969
Low..................     0.7023       0.7235       0.7145       0.6617       0.6341         0.6341          0.6632
End..................     0.7302       0.7274       0.7236       0.6617       0.6636         0.6860          0.6749
Average..............     0.7265       0.7346       0.7305       0.6975       0.6614         0.6598          0.6822


    On July 31, 2000, the inverse of the noon buying rate was Cdn$1.00 per $0.6720.

                      ENFORCEABILITY OF CIVIL LIABILITIES

    Many of our directors, controlling persons and officers, and representatives of the experts named in this prospectus, are residents of Canada, and a substantial portion of their assets and a majority of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the directors, controlling persons, officers and representatives of experts who are not residents of the United States or to enforce against them judgments of courts of the United States based upon civil liability under the federal securities laws of the United States. There is doubt as to the enforceability in Canada against us or against any of our directors, controlling persons, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities based solely upon the federal securities laws of the United States.

                                USE OF PROCEEDS

    We expect to receive approximately $40,850,000 in net proceeds from the sale of 5,000,000 common shares in this offering, assuming an initial public offering price of $9.00 per common share. We estimate the net proceeds will be approximately $47,127,500 if the underwriters' over-allotment option is exercised in full. The principal purposes of this offering are to obtain additional capital, create a public market for our common shares and facilitate our future access to the public capital markets.

    We intend to use our net proceeds to fund sales and marketing activities, research and development expenditures, working capital and other general corporate purposes. We have not yet determined with any certainty the manner in which we will allocate the net proceeds. The amounts and timing of these expenditures will vary depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations, if any, and the progress of our product development efforts.

    We may also use a portion of the net proceeds of this offering to fund acquisitions of, or investments in, businesses, products or technologies that expand, complement or are otherwise related to our current business and products. However, we have no present plans, agreements or commitments, and are not currently engaged in any negotiations, with respect to any such acquisition or investment. Pending the uses described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have not paid any cash dividends on our common shares and we currently do not have any plans to pay dividends on our common shares. We intend to retain all of our available funds for use in the operation of our business. Any future determination by us to pay dividends will be at the discretion of our board of directors and in accordance with the terms and conditions of any outstanding indebtedness or other securities and will depend upon our financial condition, results of operations, capital requirements and such other factors as our board of directors considers relevant.

                             CORPORATE INFORMATION

    We have been amalgamated and organized under the laws of the Province of Ontario. Our principal executive offices are located at 1595 Sixteenth Avenue, Suite 700, Richmond Hill, Ontario, Canada L4B 3N9. Our telephone number at that location is (905) 886-7000. Our Web site address is www.changepoint.com. The information contained on our Web site is not part of this prospectus. Changepoint, myChangepoint.com and the Changepoint logo are trademarks of Changepoint. This prospectus also makes reference to trademarks of other companies.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of April 30, 2000:

    - on an actual basis;


    - on a pro forma basis to reflect the issuance of 2,873,696 Class B redeemable convertible preferred shares for net proceeds of $24.8 million on May 26, 2000 and the conversion of the same Class B shares into 2,873,696 common shares prior to the closing of this offering; the conversion of all of our outstanding Class A redeemable convertible preferred shares into 5,983,962 common shares prior to the closing of this offering; and the termination of the redemption feature relating to 3,252,382 of our common shares, which will occur prior to the closing of this offering; and


    - on a pro forma as adjusted basis to give effect to the sale of the 5,000,000 common shares offered by this prospectus at an assumed initial public offering price of $9.00 and after deducting estimated underwriting commissions and estimated offering expenses.

    The table below does not include:

    - 2,078,412 common shares issuable upon the exercise of options outstanding as of April 30, 2000; and

    - 1,970,289 shares reserved for future issuance under our stock option plans as of April 30, 2000.

                                                                     AS OF APRIL 30, 2000
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL     PRO FORMA   AS ADJUSTED
                                                              ---------   ---------   -----------
                                                                        (IN THOUSANDS)
Cash and cash equivalents, and short-term investments.......  $   1,204   $  26,021    $  66,871
                                                              =========   =========    =========
Current portion of obligations under capital leases.........  $     137   $     137    $     137
                                                              =========   =========    =========
Obligations under capital leases, net of current portion....  $     157   $     157    $     157
Class A redeemable convertible preferred shares;
  5,983,962 shares authorized, 5,983,962 shares issued and
  outstanding, actual; no shares authorized, issued or
  outstanding, pro forma and pro forma as adjusted..........     71,808          --           --
Common shares eligible for redemption; unlimited shares
  authorized, 3,252,382 shares issued and outstanding,
  actual; no shares authorized, issued or outstanding, pro
  forma and pro forma as adjusted...........................     39,029          --           --
Shareholders' equity (deficiency):
  Common shares; unlimited shares authorized;
    6,944,726 shares issued and outstanding, actual;
    19,054,766 shares issued and outstanding, pro forma;
    24,054,766 shares issued and outstanding, pro forma as
    adjusted................................................      7,065     142,719      183,569
  Share purchase loans receivable...........................        (56)        (56)         (56)
  Deferred stock-based compensation.........................     (3,487)     (3,487)      (3,487)
  Cumulative other comprehensive income (loss)..............       (104)       (104)        (104)
  Accumulated deficit.......................................   (110,178)   (110,178)    (110,178)
                                                              ---------   ---------    ---------
    Total shareholders' equity (deficiency).................   (106,760)     28,894       69,744
                                                              ---------   ---------    ---------
      Total capitalization..................................  $   4,234   $  29,051    $  69,901
                                                              =========   =========    =========

                                    DILUTION

    Our pro forma net tangible book value as of April 30, 2000 was $28.9 million, or $1.52 per common share. Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of outstanding common shares, including common shares eligible for redemption, and after giving effect to the conversion of all of our outstanding Class A and Class B redeemable convertible preferred shares.

    After giving effect to the sale of 5,000,000 common shares in this offering at an assumed initial public offering price of $9.00 per common share, and after deducting the estimated underwriting commissions and estimated offering expenses, our adjusted pro forma net tangible book value as of April 30, 2000 would have been $69.7 million, or $2.90 per common share. This amount represents an immediate increase in pro forma net tangible book value of $1.38 per common share to existing shareholders and an immediate dilution of $6.10 per common share to new investors purchasing common shares in this offering. The following table illustrates this dilution to new investors:

Assumed initial public offering price per common share......              $9.00
Pro forma net tangible book value per common share as of
  April 30, 2000............................................   $1.52
                                                               -----
Increase per common share attributable to this offering.....    1.38
                                                               -----
Adjusted pro forma net tangible book value per common share
  after this offering.......................................               2.90
                                                                          -----
Dilution per common share to new investors in this
  offering..................................................              $6.10
                                                                          =====

    If the underwriters exercise their option to purchase additional common shares in this offering, our adjusted pro forma net tangible book value at April 30, 2000 would be $76.0 million, or $3.06 per common share, representing an immediate increase in pro forma net tangible book value to our existing shareholders of $1.54 per share and an immediate dilution to new investors purchasing common shares in this offering of $5.94 per common share.

    The table below shows on a pro forma basis as of April 30, 2000, after giving effect to the issuance of Class B redeemable convertible preferred shares for net proceeds of $24.8 million and the conversion of all our outstanding Class A and Class B redeemable convertible preferred shares, the difference between our existing shareholders and our new investors purchasing common shares in this offering with respect to the number of common shares purchased, the total consideration paid and the average price per common share paid, before deducting estimated underwriting commissions and estimated offering expenses:

                                                 COMMON SHARES
                                                   PURCHASED          TOTAL CONSIDERATION      AVERAGE
                                             ---------------------   ----------------------     PRICE
                                               NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                             ----------   --------   -----------   --------   ---------
Existing shareholders......................  19,054,766      79%     $37,295,000      45%       $1.96
New investors..............................   5,000,000      21%      45,000,000      55%        9.00
                                             ----------     ----     -----------     ----
Total......................................  24,054,766     100%     $82,295,000     100%
                                             ==========     ====     ===========     ====

    If the underwriters' option to purchase additional common shares is exercised in full, the number of common shares held by new investors purchasing common shares in this offering will increase to 5,750,000, or 23%, of the total common shares outstanding after this offering.

    As of April 30, 2000, we had outstanding options to purchase 2,078,412 common shares at a weighted average exercise price of $5.48 per share, of which 1,011,250 common shares were held by officers, directors or affiliates of Changepoint. In addition, there were 1,276,345 options available for future grant under our 1999 Stock Option Plan and 693,944 options available for future grant under our 1997 Stock Option Plan. If the options outstanding at April 30, 2000 were exercised, the dilution to new investors would be approximately $5.90 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    You should read the selected consolidated financial data set forth below in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

    The consolidated statements of operations data for each of the three years ended July 31, 1997, 1998 and 1999 and the consolidated balance sheets data as of July 31, 1998 and 1999 are derived from our consolidated financial statements that have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated statements of operations data for the years ended July 31, 1995 and 1996 and the consolidated balance sheets data as of July 31, 1995, 1996 and 1997 are derived from audited consolidated financial statements not included in this prospectus. The consolidated statements of operations data for the nine months ended April 30, 1999 and 2000 and the consolidated balance sheet data as of April 30, 1999 and 2000 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly this unaudited financial information. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

                                                                                                        NINE MONTHS ENDED
                                                                YEAR ENDED JULY 31,                         APRIL 30,
                                                ----------------------------------------------------   --------------------
                                                  1995       1996       1997       1998       1999       1999       2000
                                                --------   --------   --------   --------   --------   --------   ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Products....................................  $   150    $   316    $ 1,008    $ 1,821    $ 3,974    $ 2,777    $   5,541
  Services....................................    2,001      2,621      1,922      1,986      1,963      1,399        2,036
                                                -------    -------    -------    -------    -------    -------    ---------
    Total revenues............................    2,151      2,937      2,930      3,807      5,937      4,176        7,577
                                                -------    -------    -------    -------    -------    -------    ---------
Cost of revenues:
  Products....................................       29         60        172         69        206        172           78
  Services....................................    1,316      1,848      1,478      1,231      1,151        765        1,633
                                                -------    -------    -------    -------    -------    -------    ---------
    Total cost of revenues....................    1,345      1,908      1,650      1,300      1,357        937        1,711
                                                -------    -------    -------    -------    -------    -------    ---------
Gross profit..................................      806      1,029      1,280      2,507      4,580      3,239        5,866
                                                -------    -------    -------    -------    -------    -------    ---------
Operating expenses:
  Research and development....................      109        177      1,283      1,536      2,073      1,492        2,483
  Sales and marketing.........................       61        100        781      1,670      2,178      1,516        6,682
  General and administrative..................      414        455        516        722        993        825        1,225
  Amortization of stock-based compensation....       --         --         --         --         --         --        3,027
                                                -------    -------    -------    -------    -------    -------    ---------
    Total operating expenses..................      584        732      2,580      3,928      5,244      3,833       13,417
                                                -------    -------    -------    -------    -------    -------    ---------
Income (loss) from operations.................      222        297     (1,300)    (1,421)      (664)      (594)      (7,551)
Interest income...............................       --         --         52         57         50         47          191
Other income..................................       --         --         --         --        250         --           --
                                                -------    -------    -------    -------    -------    -------    ---------
Income (loss) before provision for income
  taxes.......................................      222        297     (1,248)    (1,364)      (364)      (547)      (7,360)
Provision for income tax expense (recovery)...       70        108       (131)       (17)        20         20           --
Minority interest.............................       --         --         --         --         --        (27)          --
                                                -------    -------    -------    -------    -------    -------    ---------
Net income (loss).............................      152        189     (1,117)    (1,347)      (384)      (540)      (7,360)
Class A preferred share accretion.............       --         --         --         --     (2,293)        --      (62,144)
Common shares eligible for redemption
  accretion...................................       --         --       (729)      (498)      (458)        --      (34,175)
                                                -------    -------    -------    -------    -------    -------    ---------
Net income (loss) applicable to common
  shares......................................  $   152    $   189    $(1,846)   $(1,845)   $(3,135)   $  (540)   $(103,679)
                                                =======    =======    =======    =======    =======    =======    =========
Basic and diluted net income (loss) per
  share.......................................  $168.89    $  0.07    $ (0.23)   $ (0.16)   $ (0.26)   $ (0.05)   $  (10.23)
                                                =======    =======    =======    =======    =======    =======    =========
Shares used in computation, basic and
  diluted.....................................      0.9      2,520      8,002     11,211     12,041     12,063       10,137

Pro forma basic and diluted net loss per
  share.......................................                                              $ (0.03)              $   (0.47)
                                                                                            =======               =========
Pro forma shares used in computation, pro
  forma basic and diluted.....................                                               12,041                  15,632

                                                                                                              AS OF
                                                                   AS OF JULY 31,                           APRIL 30,
                                                ----------------------------------------------------   --------------------
                                                  1995       1996       1997       1998       1999       1999       2000
                                                --------   --------   --------   --------   --------   --------   ---------
                                                                              (IN THOUSANDS)
BALANCE SHEETS DATA:
Cash and cash equivalents, and short-term
  investments.................................  $   132    $   239    $   181    $ 1,598    $ 4,504    $   300    $   1,204
Working capital...............................      237        372        868      2,082      5,954      1,551        2,579
Total assets..................................      727        987      2,073      3,434      7,811      3,184        7,882
Long-term liabilities.........................       --         --         --         52        131         77          157
Class A redeemable convertible preferred
  shares......................................       --         --         --         --      6,557         --       71,808
Common shares eligible for redemption.........       --         --         --      5,873      6,243      5,785       39,029
Shareholders' equity (deficiency).............      365        537     (1,282)    (3,359)    (6,475)    (3,822)    (106,760)

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Our company was founded in 1989, and in late 1992 began to focus its efforts on providing project management consulting services to the IT services industry. In 1994, we recognized a market opportunity to develop software that addressed the needs of the IT services industry, and began to develop the first generation of our existing solution. We first released our software in late 1994 and, in 1996, began to expand our sales and research and development infrastructure. As our software business grew, we began to phase out our consulting services, and discontinued those services by early 1998. Since then, we have continued expanding the functionality of our software, and in early 1999, released our Web-based software to enable IT services organizations to manage all aspects of the IT services delivery process. In order to leverage the Internet and extend the functionality of our software across the IT services supply chain, we recently introduced our Internet infrastructure, myChangepoint.com.

    Our revenues were $2.9 million, $3.8 million and $5.9 million in fiscal 1997, 1998 and 1999 and $7.6 million for the nine months ended April 30, 2000. Currently, we derive substantially all of our revenues from the sale of software product licenses and from the provision of related services, including implementation, training and maintenance services. Beginning in the fourth quarter of fiscal 2000, we will derive initial revenues from monthly fees charged to customers managing external IT professionals through myChangepoint.com. We do not expect to recognize significant revenues from myChangepoint.com in the fourth quarter of fiscal 2000. In the future, we also expect to charge a transaction fee to corporate IT departments, professional services organizations and staffing companies for each IT professional sourced or placed through myChangepoint.com.

    We primarily sell our products through our direct sales force. However, we have recently developed indirect distribution channels and expect to derive an increasing percentage of our revenues from these channels in the future.

    We license our software based on the number of users licensed and the level of functionality requested by each customer. We recognize our product revenues in accordance with the American Institute of Certified Public Accountants, or AICPA, Statement of Position 97-2, "Software Revenue Recognition," and related amendments and interpretations contained in the AICPA's Statement of Position 98-9. We recognize revenues allocated to software licenses when all of the following conditions have been met:

    - persuasive evidence of an arrangement exists;

    - delivery of the product has occurred;

    - no significant company obligations with regard to implementation remain;

    - the license fee is fixed or determinable; and

    - collectibility of the license fee is probable.

    Delivery of the software is deemed to occur upon shipment of the software unless customers are provided the opportunity to return the products, in which case revenues are recognized only when any refund obligations have expired.

    Substantially all of our software license agreements constitute multiple-element arrangements as they include the license of our software as well as the related implementation, training and maintenance services. We allocate the revenues in these multiple-element arrangements based on our assessment of the fair value of each element, which in our case is based upon the prices charged when elements are sold separately or in the case of elements not sold separately, based upon our price lists which reflect standard volume discounts. Implementation and training services are typically delivered on a time-and-material basis, and revenues from these services are recognized when the services are delivered. Revenues from maintenance and support services are recognized ratably over the related contractual period, which is typically one year.

    We currently derive substantially all of our revenues from customers in North America. We recently established an office in London, England to pursue sales opportunities in Europe and intend to establish additional distribution relationships outside North America. We recently entered into memoranda of understanding to establish joint ventures with Artemis International in order to establish our operating presence in France and Germany. As a result, we expect international revenues to increase as a percent of our total revenues in the future.

    In connection with the granting of stock options to our employees and directors, we recorded deferred stock-based compensation totaling $6.5 million for the nine months ended April 30, 2000. This amount represents the total difference between the exercise prices of stock options and the fair value of the underlying common shares on the date such stock options were granted. This amount is included as a component of shareholders' equity and is being amortized by charges to operations over the vesting period of the options, consistent with the method described in Accounting Principles Board Opinion No. 25. As of
April 30, 2000, we had a total of $3.5 million of deferred stock-based compensation that had not been amortized. The amortization of deferred stock-based compensation is classified as a separate component of operating expenses in our consolidated statement of operations.

    Our net loss was $1.1 million, $1.3 million and $384,000 in fiscal 1997, 1998 and 1999 and $7.4 million for the nine months ended April 30, 2000. These losses resulted from costs incurred in the development and sale of our products and services. We expect to continue to experience significant growth in our operating expenses, particularly in the areas of sales and marketing. As a result, we expect to incur additional losses and cannot assure you that we will achieve or sustain profitability in the future.

    In connection with prior financings, we issued securities that are redeemable if we do not complete a public offering by June 1, 2005. All of these rights will terminate upon the completion of this offering. These securities are redeemable at the higher of their original issuance prices or fair market value. Accordingly, we have valued these securities at their fair market values as of April 30, 2000. As a result, we recorded a $96.3 million non-cash charge to deficit in the nine months ended April 30, 2000. Pro forma for the conversion of the redeemable securities that will occur prior to the closing of this offering, the shareholders' deficiency is eliminated, yielding a shareholders' equity of $28.9 million.

    From January 1997 until June 1999, we offered a Web-based team collaboration software product, involv. In June 1999, we sold our involv business to a third-party. This sale had no material impact on our results of operations as involv accounted for a small portion of our revenues and expenses. We did not record any gain or loss on the disposition as no cash was received on the sale and no value was assigned to the consideration received, and the recorded amounts of the assets disposed of were insignificant. There were no costs associated with the disposition, and the purchaser retained all the involv employees and any related liabilities.

    As a Canadian Controlled Private Corporation, or CCPC, we have qualified for investment tax credits under the Income Tax Act (Canada) on eligible research and development expenditures. Prior to this offering, refundable investment tax credits, which result in cash payments to us, have been recorded at a rate of 35% of eligible current and capital research and development expenditures. Prior to this offering, we were entitled to an investment tax credit at these rates for the first Cdn$2.0 million (approximately $1.4 million) of eligible research and development expenditures and a further investment tax credit at the rate of 20% of eligible research and development expenditures in excess of

Cdn$2.0 million. Investment tax credits on current expenditures earned at the 35% rate are fully refundable to CCPCs. Investment tax credits earned by a CCPC on capital expenditures at the 35% rate are refundable at a rate of 40% of the amount of the credit. We will earn investment tax credits at a rate of 20% of eligible current and capital research and development expenditures made after we complete our initial public offering. While a portion of investment tax credits earned as a CCPC are refundable, investment tax credits earned after we complete this offering may only be used to offset income taxes otherwise payable. Investment tax credits are accounted for as a reduction of research and development expenditure for items of a current nature and a reduction of the related asset cost for items of a long-term nature.

    We believe that period-to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as being a good indication of our future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in new and rapidly evolving markets like ours. We cannot assure you that we will successfully address the risks and challenges that we face. Although we have experienced significant revenue growth recently, this trend may not be sustainable. Furthermore, we may not achieve or maintain profitability in the future.

RESULTS OF OPERATIONS

    The following table sets forth our statements of operations data as a percentage of total revenues:

                                                                                             NINE MONTHS
                                                         YEAR ENDED JULY 31,               ENDED APRIL 30,
                                                    ------------------------------      ----------------------
                                                      1997       1998       1999          1999          2000
                                                    --------   --------   --------      --------      --------
Revenues:
  Products........................................     34.4%      47.8%      66.9%         66.5%          73.1%
  Services........................................     65.6       52.2       33.1          33.5           26.9
                                                     ------     ------     ------        ------       --------
    Total revenues................................    100.0      100.0      100.0         100.0          100.0
                                                     ------     ------     ------        ------       --------
Cost of revenues:
  Products........................................      5.9        1.8        3.5           4.1            1.0
  Services........................................     50.4       32.3       19.4          18.3           21.6
                                                     ------     ------     ------        ------       --------
    Total cost of revenues........................     56.3       34.1       22.9          22.4           22.6
                                                     ------     ------     ------        ------       --------
Gross profit......................................     43.7       65.9       77.1          77.6           77.4
                                                     ------     ------     ------        ------       --------
Operating expenses:
  Research and development........................     43.8       40.3       34.9          35.7           32.8
  Sales and marketing.............................     26.7       43.9       36.7          36.3           88.2
  General and administrative......................     17.6       19.0       16.7          19.8           16.2
  Amortization of stock-based compensation........       --         --         --            --           39.9
                                                     ------     ------     ------        ------       --------
    Total operating expenses......................     88.1      103.2       88.3          91.8          177.1
                                                     ------     ------     ------        ------       --------
Loss from operations..............................    (44.4)     (37.3)     (11.2)        (14.2)         (99.7)
Interest income...................................      1.8        1.5        0.8           1.1            2.5
Other income......................................       --         --        4.2            --             --
                                                     ------     ------     ------        ------       --------
Loss before provision for income taxes............    (42.6)     (35.8)      (6.2)        (13.1)         (97.2)
Provision for income tax expense (recovery).......     (4.5)      (0.4)       0.3           0.5             --
  Minority interest...............................       --         --         --          (0.6)            --
                                                     ------     ------     ------        ------       --------
Net loss..........................................    (38.1)%    (35.4)%     (6.5)%       (13.0)%        (97.2)%
                                                     ======     ======     ======        ======       ========

NINE MONTHS ENDED APRIL 30, 1999 AND 2000

    REVENUES

    TOTAL REVENUES. Total revenues increased 81.4% from $4.2 million to $7.6 million for the nine months ended April 30, 1999 and 2000.

    PRODUCTS. Product revenues increased 99.5% from $2.8 million to $5.5 million for the nine months ended April 30, 1999 and 2000. The increase in product revenues was primarily due to greater market acceptance of our software and increased sales to new customers.

    SERVICES. Service revenues increased 45.5% from $1.4 million to $2.0 million for the nine months ended April 30, 1999 and 2000. The growth in service revenues was primarily due to increased maintenance revenues resulting from our larger customer base and increased implementation services provided in connection with new license sales.

    COST OF REVENUES

    PRODUCTS. Cost of product revenues consists primarily of the cost of third-party software purchased for resale. Changepoint only resells third-party software to the occasional customer who requests such software, resulting in high variability for cost of product revenues. Cost of product revenues was $172,000 and $78,000 for the nine months ended April 30, 1999 and 2000, representing 6.2% and 1.4% of product revenues in the respective periods.

    SERVICES. Cost of service revenues consists primarily of payroll and related costs for our services staff. Cost of service revenues was $765,000 and $1.6 million for the nine months ended April 30, 1999 and 2000, representing 54.7% and 80.2% of service revenues in the respective periods. The dollar increase was attributable primarily to the addition of 23 service personnel during the nine months ended April 30, 2000. The increase as a percentage of service revenues was attributable primarily to the cost of training the newly hired service personnel. We anticipate that cost of service revenues will increase in absolute dollars as we continue to hire additional service personnel.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of compensation and related costs for research and development employees and costs related to developing new products and quality assurance activities. Research and development expenses increased 66.4% from $1.5 million to $2.5 million for the nine months ended April 30, 1999 and 2000, representing 35.7% and 32.8% of total revenues in the respective periods. This increase was attributable primarily to the addition of 31 research and development personnel during the period. We anticipate that research and development expenses will increase in the future as we continue to hire additional research and development personnel. To date, all research and development expenses have been expensed as incurred.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, including travel and entertainment, public relations, advertising, trade shows and marketing materials. Sales and marketing expenses increased 340.8% from $1.5 million to $6.7 million for the nine months ended April 30, 1999 and 2000, representing 36.3% and 88.2% of total revenues in the respective periods. The increase in sales and marketing expenses was attributable primarily to the addition of 54 sales and marketing personnel during the period, the opening of 12 sales offices, and higher marketing costs due to expanded promotional activities. We intend to significantly expand our direct and indirect sales channels. As a result, we anticipate that sales and marketing expenses will continue to increase in the future.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation and related costs for administrative personnel and foreign exchange gains or losses. General and administrative expenses increased 48.5% from $825,000 to $1.2 million for the nine months ended April 30, 1999 and 2000, representing 19.8% and 16.2% of total revenues in the respective periods. The increase was due primarily to the addition of eight administrative personnel during the period, increased travel and other activities, and increased incentive compensation expenses. We expect that general and administrative expenses will increase as we add personnel and incur related costs to facilitate the growth of our business.

    AMORTIZATION OF DEFERRED STOCK-BASED COMPENSATION. We incurred a charge of $3.0 million in the nine months ended April 30, 2000 related to the amortization of the total difference between the exercise prices and the fair values on the date of grant of stock options to employees and the fair value of vested options granted to a consultant to the Company.

    INTEREST INCOME. Interest income increased 306.4% from $47,000 to $191,000 for the nine months ended April 30, 1999 and 2000, reflecting the interest earned on the cash, cash equivalents and short-term investments balance arising from our financings in July and October 1999.

FISCAL 1998 AND 1999

    REVENUES

    TOTAL REVENUES. Total revenues increased 55.9% from $3.8 million in fiscal 1998 to $5.9 million in fiscal 1999.

    PRODUCTS. Product revenues increased 118.2% from $1.8 million in fiscal 1998 to $4.0 million in fiscal 1999. The increase was primarily due to greater market acceptance of our software and the introduction of our Web-based software in early 1999.

    Product revenues accounted for 47.8% and 66.9% of total revenues in fiscal 1998 and 1999. This increase as a percentage of revenues is attributable primarily to our increased focus on our software business, and the fact that we no longer provided IT project management consulting services in fiscal 1999.

    SERVICES. Service revenues were $2.0 million in fiscal 1998 and 1999. Revenues from services related to our software increased from $1.4 million in fiscal 1998 to $2.0 million in fiscal 1999 due to increased market acceptance of our software while revenues from IT project management consulting services decreased from $538,000 to nil as we no longer provided these services in fiscal 1999.

    COST OF REVENUES

    PRODUCTS. Cost of product revenues was $69,000 in fiscal 1998 and $206,000 in fiscal 1999, representing 3.8% and 5.2% of product revenues in the respective periods. The increase was primarily due to increased resales of third-party software with our software.

    SERVICES. Cost of service revenues was $1.2 million in fiscal 1998 and 1999, representing 62.0% and 58.6% of service revenues during the respective periods. The cost of services related to our software increased 104.1% from $564,000 in fiscal 1998 to $1.2 million in fiscal 1999 consistent with the increased sales of our software and greater demands by our customers for services. The cost of services for IT project management consulting services decreased from $667,000 in fiscal 1998 to nil in fiscal 1999 as we no longer provided these services.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 35.0% from $1.5 million in fiscal 1998 to $2.1 million in fiscal 1999, representing 40.3% and 34.9% of total revenues in the respective periods. The increase was primarily due to an increase in research and development personnel.

    SALES AND MARKETING. Sales and marketing expenses increased 30.4% from $1.7 million in fiscal 1998 to $2.2 million in fiscal 1999, representing 43.9% and 36.7% of total revenues in the respective periods. The increase in expenses was primarily due to expanded marketing activities, including trade shows and other public relations activities, as well as an increase in sales and marketing personnel.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 37.5% from $722,000 in fiscal 1998 to $993,000 in fiscal 1999, representing 19.0% and 16.7% of total revenues in the respective periods. The increase in expenses was primarily due to increased consultant and compensation expenses and increased travel, which was partially offset by lower foreign exchange losses.

    INTEREST INCOME AND OTHER INCOME. Interest income decreased 12.3% from $57,000 in fiscal 1998 to $50,000 in fiscal 1999, reflecting the interest earned on the cash and cash equivalents arising from our financings in September 1996 and November 1997. In fiscal 1999, other income included a $250,000 break-up fee from a third party in connection with an uncompleted transaction to acquire Changepoint.

FISCAL 1997 AND 1998

    REVENUES

    TOTAL REVENUES. Total revenues increased 29.9% from $2.9 million in fiscal 1997 to $3.8 million in fiscal 1998.

    PRODUCTS. Product revenues increased 80.7% from $1.0 million in fiscal 1997 to $1.8 million in fiscal 1998. The increase was primarily due to greater market acceptance of our Changepoint software, as well as the additional product revenues of $270,000 relating to the introduction of our involv product in fiscal 1998.


    SERVICES. Service revenues were $1.9 million in fiscal 1997 and $2.0 million in fiscal 1998. Revenues from services related to our Changepoint software increased 102.8% from $714,000 in fiscal 1997 to $1.4 million in fiscal 1998 due to increased market acceptance of our software. Revenues from IT project management consulting services decreased 55.5% from $1.2 million in fiscal 1997 to $538,000 in fiscal 1998 as we phased out these services in fiscal 1998.


    Changepoint did not incur any costs relating to the phase-out of the consulting services as most of the personnel and fixed assets used in the IT project management consulting services were redeployed to servicing our software customers.

    COST OF REVENUES

    PRODUCTS. Cost of product revenues was $172,000 in fiscal 1997 and $69,000 in fiscal 1998, representing 17.1% and 3.8% of product revenues in the respective periods. These costs represent the cost of third-party software sold to customers. In fiscal 1997, the entire cost of product revenues relates to third-party software sold with our Changepoint software. In fiscal 1998, $21,000 of the cost of product revenues relates to third-party software sold with our Changepoint software, and $48,000 relates to third-party software sold with our involv software.

    SERVICES. Cost of service revenues was $1.5 million in fiscal 1997 and $1.2 million in fiscal 1998, representing 76.9% of service revenues in fiscal 1997 and 62.0% of service revenues in fiscal 1998. The cost of services related to our Changepoint software increased 52.0% from $371,000 in fiscal 1997 to $564,000 in fiscal 1998 due to the company providing more services relating to the Changepoint software. This increase was offset by the phasing-out of IT project management consulting services, which had lower gross margins.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 19.7% from $1.3 million in fiscal 1997 to $1.5 million in fiscal 1998, representing 43.8% and 40.3% of total revenues for the respective periods. The increase was primarily due to an increase in research and development personnel.

    SALES AND MARKETING. Sales and marketing expenses increased 113.8% from $781,000 in fiscal 1997 to $1.7 million in fiscal 1998, representing 26.7% and 43.9% of total revenues for the respective periods. The increase in expenses was primarily due to expanded marketing activities, including trade shows and other public relations activities, as well as an increase in sales and marketing personnel.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 39.9% from $516,000 in fiscal 1997 to $722,000 in fiscal 1998, representing 17.6% and 19.0% of total revenues for the respective periods. The increase in expenses was primarily due to increased consultant and compensation expenses and increased travel. In fiscal 1998, we recorded foreign exchange losses of $136,000, which increased general and administrative expenses.

    INTEREST INCOME. Interest income increased 9.6% from $52,000 in fiscal 1997 to $57,000 in fiscal 1998, reflecting the interest earned on the cash and cash equivalents arising from our financings in September 1996 and November 1997.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited consolidated statements of operations data for the seven quarters ended April 30, 2000, as well as such data expressed as a percentage of our total revenues for the periods presented. The information in the table below should be read in conjunction with our annual audited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared this information on the same basis as our consolidated financial statements and the information includes all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results for any period from the results of operations for any particular quarter.

                                                                       QUARTER ENDED
                                 -----------------------------------------------------------------------------------------
                                 OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,
                                    1998          1999         1999        1999        1999          2000          2000
                                 -----------   -----------   ---------   --------   -----------   -----------   ----------
                                                                      (IN THOUSANDS)
Revenues:
  Products.....................    $  523        $1,250       $1,004      $1,197      $  962        $ 1,819       $ 2,760
  Services.....................       434           381          584         564         502            655           880
                                   ------        ------       ------      ------      ------        -------       -------
    Total revenues.............       957         1,631        1,588       1,761       1,464          2,474         3,640
                                   ------        ------       ------      ------      ------        -------       -------
Cost of revenues:
  Products.....................       101            22           49          34           4             15            59
  Services.....................       226           284          255         386         344            506           783
                                   ------        ------       ------      ------      ------        -------       -------
    Total cost of revenues.....       327           306          304         420         348            521           842
                                   ------        ------       ------      ------      ------        -------       -------
Gross profit...................       630         1,325        1,284       1,341       1,116          1,953         2,798
                                   ------        ------       ------      ------      ------        -------       -------
Operating expenses:
  Research and development.....       481           400          611         581         564            700         1,219
  Sales and marketing..........       419           562          535         662       1,007          2,114         3,561
  General and administrative...       161           227          437         168         253            453           520
  Amortization of stock-based
    compensation...............        --            --           --          --          --            903         2,124
                                   ------        ------       ------      ------      ------        -------       -------
    Total operating expenses...     1,061         1,189        1,583       1,411       1,824          4,170         7,424
                                   ------        ------       ------      ------      ------        -------       -------
Income (loss) from
  operations...................      (431)          136         (299)        (70)       (708)        (2,217)       (4,626)
Interest income................        25            11           11           3          79             74            38
Other income...................        --            --           --         250          --             --            --
                                   ------        ------       ------      ------      ------        -------       -------
Income (loss) before provision
  for income taxes.............      (406)          147         (288)        183        (629)        (2,143)       (4,588)
Provision for income tax
  expense (recovery)...........        20             5           (5)         --          --             --            --
Minority interest..............        --             1          (28)         27          --             --            --
                                   ------        ------       ------      ------      ------        -------       -------
Net income (loss)..............    $ (426)       $  141       $ (255)     $  156      $ (629)       $(2,143)      $(4,588)
                                   ======        ======       ======      ======      ======        =======       =======

                                                             AS A PERCENTAGE OF TOTAL REVENUES
                                 -----------------------------------------------------------------------------------------
                                 OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,
                                    1998          1999         1999        1999        1999          2000          2000
                                 -----------   -----------   ---------   --------   -----------   -----------   ----------
Revenues:
  Products.....................      54.7%         76.7%        63.2%       68.0%       65.7%         73.6%         75.8%
  Services.....................      45.3          23.3         36.8        32.0        34.3          26.4          24.2
                                   ------        ------       ------      ------      ------        ------        ------
    Total revenues.............     100.0         100.0        100.0       100.0       100.0         100.0         100.0
                                   ------        ------       ------      ------      ------        ------        ------
Cost of revenues:
  Products.....................      10.6           1.4          3.1         2.0         0.3           0.6           1.6
  Services.....................      23.7          17.4         16.0        21.9        23.4          20.5          21.5
                                   ------        ------       ------      ------      ------        ------        ------
    Total cost of revenues.....      34.3          18.8         19.1        23.9        23.7          21.1          23.1
                                   ------        ------       ------      ------      ------        ------        ------
Gross profit...................      65.7          81.2         80.9        76.1        76.3          78.9          76.9
                                   ------        ------       ------      ------      ------        ------        ------
Operating expenses:
  Research and development.....      50.3          24.5         38.5        33.0        38.5          28.3          33.5
  Sales and marketing..........      43.8          34.5         33.8        37.6        68.8          85.4          97.8
  General and administrative...      16.6          13.8         27.5         9.4        17.3          18.3          14.3
  Amortization of stock-based
    compensation...............        --            --           --          --          --          36.5          58.3
                                   ------        ------       ------      ------      ------        ------        ------
    Total operating expenses...     110.7          72.8         99.8        80.0       124.6         168.5         203.9
                                   ------        ------       ------      ------      ------        ------        ------
Income (loss) from
  operations...................     (45.0)          8.4        (18.9)       (3.9)      (48.3)        (89.6)       (127.0)
Interest income................       2.6           0.6          0.7         0.2         5.4           3.0           1.0
Other income...................        --            --           --        14.2          --            --            --
                                   ------        ------       ------      ------      ------        ------        ------
Income (loss) before provision
  for income taxes.............     (42.4)          9.0        (18.2)       10.5       (42.9)        (86.6)       (126.0)
Provision for income tax
  expense (recovery)...........       2.1           0.3         (0.3)         --          --            --            --
Minority interest..............        --           0.1         (1.8)        1.7          --            --            --
                                   ------        ------       ------      ------      ------        ------        ------
Net income (loss)..............     (44.5)%         8.6%       (16.1)%       8.8%      (42.9)%       (86.6)%      (126.0)%
                                   ======        ======       ======      ======      ======        ======        ======

    Revenues for the quarter ended January 31, 1999 increased significantly as a result of two large contracts that we entered into during the quarter. Revenues were lower in the quarter ended October 31, 1999 than in the previous quarter as a result of seasonality. In recent years, we have experienced relatively greater revenues from licenses in the fourth quarter of our fiscal year than in each of the first three quarters, particularly the first quarter. We believe that these fluctuations are caused, in part, by customer buying patterns and the efforts of our direct sales force to meet or exceed fiscal year-end quotas. We generally recorded net losses for the seven quarters ended April 30, 2000. However, we recorded net income for the quarter ended January 31, 1999 as a result of the two large contracts entered into during the quarter. We also recorded net income for the quarter ended July 31, 1999 due to the receipt of a $250,000 break-up fee from a third party in connection with an uncompleted transaction by the third party to acquire Changepoint. Net losses in the quarters ended
October 31, 1999, January 31, 2000 and April 30, 2000 increased due to higher expenses as we substantially increased our sales and marketing activities.

    Our quarterly operating results have fluctuated significantly in the past, and we expect that they will continue to fluctuate in the future as a result of a number of factors, many of which are outside our control. Our limited operating history and the early stages of development of the market for our products make predicting future revenues difficult. Our expense levels are based, in part, on expectations regarding future revenue increases, and to a large extent, such expenses are fixed, particularly in the short term. There can be no assurance that our expectations regarding future revenues are accurate. Moreover, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our expectations would likely cause significant increases in our net losses for that period.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations primarily through the sale of securities and the sale of our products and services. As of April 30, 2000, we have raised approximately $12.0 million, net of offering costs, through private placements of securities. At April 30, 2000, we had cash and cash equivalents aggregating $505,000, and short-term investments of $699,000.

    On May 26, 2000, we raised approximately $24.8 million, net of offering costs, through the issuance of Class B redeemable convertible preferred shares.

    Cash used in operating activities was $1.4 million, $1.1 million and $1.2 million in fiscal 1997, 1998 and 1999 and $4.0 million for the nine months ended April 30, 2000. Cash used during the respective periods was due to operating losses and increased accounts receivable.

    Cash used in investing activities, consisting of the purchase of computer equipment, software, furniture and equipment to support our growing number of employees and was $480,000, $99,000 and $3,000 in fiscal 1997, 1998 and 1999 and
$1.2 million for the nine months ended April 30, 2000. We also invested $705,000
(net) in short-term investments in the period ended April 30, 2000.

    Cash provided by financing activities was $1.9 million, $2.8 million and $4.1 million in fiscal 1997, 1998 and 1999 and $1.8 million for the nine months ended April 30, 2000. Cash provided by financing activities resulted from private placements of special warrants, common shares eligible for redemption, and Class A redeemable convertible preferred shares.

    We have a credit facility with a Canadian chartered bank, which includes a Cdn$5.0 million (approximately $3.4 million) operating line of credit and a lease line of credit of Cdn$500,000 (approximately $346,000) to purchase equipment and furniture. No amounts had been drawn on the operating line of credit as of April 30, 2000. As of April 30, 2000, $294,000 had been drawn on the lease line of credit. Borrowings under the operating line of credit are repayable on demand and bear interest at the bank's prime rate plus 1.0%. Borrowings under the lease line of credit have interest rates determined on a per transaction basis. The credit facility is secured by all of our personal property, including our inventory, equipment and accounts receivable and the shares of our subsidiaries, and is guaranteed by our U.S. subsidiary.

    We expect to devote substantial resources to continue our research and development efforts, expand our sales, support, marketing and product development organizations, expand internationally and build the infrastructure necessary to support our growth. As a result, we anticipate that capital expenditures will continue to increase in absolute dollars in the foreseeable future. We believe that the net proceeds from this offering, together with our current cash, cash equivalents and short-term investments, will be sufficient to fund our operations for at least the next 12 months. Thereafter, we may need to, or prior to that time we may choose to, raise additional funds or seek other financing arrangements in order to facilitate more rapid expansion, including significant increases in personnel and office facilities, to develop new or enhance existing products or services, to respond to competitive pressures, or to acquire or invest in complementary businesses, technologies, services or products. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all, and any such financing may be dilutive to existing investors. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate potential acquisitions of other businesses, products and technologies. In order to consummate potential acquisitions, we may issue additional securities or need additional equity or debt financing and any such financing may be dilutive to existing investors.

YEAR 2000 COMPLIANCE

    We have not experienced any significant disruptions related to Year 2000 issues, nor do we expect to experience any Year 2000-related disruptions in the operation of our systems. To our knowledge, none of our customers or suppliers have experienced any Year 2000-related issues with our products. Although most Year 2000 problems should have become evident on January 1, 2000, additional Year 2000-related problems may become evident only after that date. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the year, to ensure that any Year 2000 matters that may arise are promptly addressed. We do not expect to incur any significant costs relating to Year 2000 matters.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" or SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for the fiscal year ending July 31, 2001. We do not believe that adopting SFAS No. 133 will have a material effect on our financial position or results of operations.

QUALITATIVE AND QUANTITATIVE MARKET RISK

    We develop products in Canada and sell these products in North America and Europe. Generally, our sales are made in local currency, which to date has been mostly United States dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. We do not currently use derivative instruments to hedge our foreign exchange risk. Our interest income is sensitive to changes in the general level of Canadian and U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Because of the short-term nature of our short-term investments, we have concluded that there is no material market risk exposure.

                                    BUSINESS

    We provide Web-based software and an Internet infrastructure, myChangepoint.com, which enable our customers to effectively manage the entire IT services delivery process. Our comprehensive solution automates and streamlines the business processes of IT services organizations and facilitates business transactions and collaboration among buyers and suppliers of IT services over the Internet. Our software is designed for and marketed to both professional service organizations and corporate IT departments. In addition, we recently introduced myChangepoint.com, which extends the benefits of our software by enabling IT services organizations to manage the interactions with their customers and partners over the Internet. To date, over 130 professional services organizations and corporate IT departments have purchased our software, including Baltimore Gas & Electric, BellSouth, Ciber, Dell, Emerald Solutions, Greenwich Technology, Guardian Life Insurance, Interwoven, Macromedia, QAD and StorageTek.

INDUSTRY BACKGROUND

    THE IT SERVICES INDUSTRY

    Economic growth and productivity gains during the past decade have been driven, to a significant extent, by technological advances and corporate spending on information technology. Companies are increasingly recognizing the strategic role of information technology as a critical component of their business initiatives and growth strategies. The importance of and dependence on information technology have led to the rapid growth of the market for IT services. In recent years, corporate initiatives to automate business operations and improve customer interactions as well as more recent initiatives to implement e-commerce and e-business strategies have further increased the demand for IT services. Dataquest estimates that worldwide spending on IT services will increase from $287 billion in 1998 to $633 billion in 2003.

    In today's competitive business environment, companies are under pressure to rapidly deploy and implement new IT solutions. Faced with shorter deadlines, higher customer expectations, increased complexity of IT projects, and an ongoing shortage of skilled IT professionals, professional services organizations and corporate IT departments are often unable to single-handedly deliver complete IT solutions. As a result, they are relying on a network of IT services firms and independent professionals to provide additional capacity as well as specialized skills and regional expertise. This network provides a critical link in the IT services delivery process. We believe that, due to the high level of collaboration and interdependence among professional services organizations, corporate IT departments and independent IT professionals, the efficient management of IT services delivery, including the management of knowledge, resources and projects, has become one of the most significant problems facing the IT services industry.

    THE EMERGENCE OF INTERNET-BASED EXCHANGES FOR E-COMMERCE AND COLLABORATION

    The Internet has emerged as a major platform for business by changing the way companies communicate and share information as well as creating new ways for conducting commerce. The Internet allows companies to more closely collaborate with their customers and partners and streamline their operations. Companies can exchange information, integrate their business processes with those of their customers and partners, coordinate resources and effectively manage the delivery of goods and services. In many industries, business-to-business, or B2B, online exchanges are leveraging the low cost, broad accessibility and ease of use of the Internet to facilitate the buying and selling of goods and services as well as reduce transactional costs and inefficiencies. The Gartner Group estimates that worldwide B2B e-commerce will increase from $145 billion in 1999 to more than $7 trillion in 2004, of which $2.7 trillion will occur through online exchanges. We believe that online exchanges are

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
particularly well-suited for industries that are highly dispersed and fragmented, have a large number of participants and require significant collaboration and sharing of information among these participants.

    MARKET OPPORTUNITY

    To date, the business processes of professional services organizations and corporate IT departments as well as the interactions among IT services organizations have been largely unautomated and inefficient. Much of IT services procurement, project collaboration, workflow management and invoicing is performed using manual processes, internally-developed applications or solutions that offer limited functionality. Moreover, these applications are frequently incompatible with one another and do not allow IT services organizations to take a centralized approach to managing their business. This often results in the misallocation and under-utilization of resources, bottlenecks and delays in the delivery of services and, ultimately, lost revenues.

    We believe that competitive pressures to complete complex IT initiatives rapidly has created a significant demand for solutions that streamline the delivery of IT services and facilitate business transactions and collaboration among buyers and suppliers of IT services over the Internet.

THE CHANGEPOINT SOLUTION

    Our Web-based software and Internet infrastructure are designed to improve and streamline the delivery of IT services across the IT services supply chain. Specifically, we designed our solution to:

    - efficiently manage the core business processes of IT services organizations, including the management of new IT engagements and ongoing projects, the allocation of resources, the sharing of information and knowledge, invoicing and customer support;

    - facilitate collaboration over the Internet between IT services organizations and their customers and partners by allowing them to coordinate the management of resources and projects, as well as capture associated time and expense billing information; and

    - effectively source, procure and manage external IT services professionals over the Internet according to their availability and specific skill sets.

                                       [LOGO]
    The diagram consists of a series of four concentric circles. The inner circle represents the myChangepoint.com online exchange. Within this circle appears the following text:
    "Internet Infrastructure"
    "myChangepoint.com"
    The middle region, between the second and third concentric circles, represents the Changepoint software. Within this area appears the following text:
    "Changepoint Software"
    The outer region, between the third and fourth concentric circles, represents the organizations that use the online exchange, myChangepoint.com, and the Changepoint software. This area is broken into three sections, "Professional Services Organizations," "Corporate IT Departments," and
IT Staffing Organizations." Double-sided arrows point between each of these sections and the inner circle, representing myChangepoint.com.

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
    We believe our solution offers the following specific benefits to professional services organizations and corporate IT departments:

    PROFESSIONAL SERVICES ORGANIZATIONS

    INCREASED REVENUES. Our solution enables professional services organizations to increase revenues through improved creation and management of new business opportunities, more efficient services delivery and more accurate financial management. By providing an overall view of available resources, our solution allows professional services organizations to manage resources more effectively, which maximizes the number of projects they can service. In addition, through myChangepoint.com, professional services organizations can supplement their own staff and access specific skills in order to accelerate the delivery of IT services. The sophisticated time and expense tracking capabilities of our solution allow professional services organizations to accurately record and invoice all billable work. Customers receive and approve bills faster and with fewer disputes, leading to more complete, timely and efficient payment for services.

    HIGHER UTILIZATION AND RETENTION RATES. Our resource management capabilities allow professional services organizations to accurately monitor the availability and skills of their IT services professionals to maximize the utilization of their staff, increasing both revenues and profits. In addition, our solution enables professional services organizations to reduce administrative burdens for IT services professionals, allowing them to focus on supplying billable IT services. Our solution also allows professional services organizations to consider the preferences of available IT services personnel and match individuals with desired assignments, which improves employee satisfaction and retention.

    IMPROVED CUSTOMER SATISFACTION. Through myChangepoint.com, a professional services organization can keep its customers fully informed and involved in the IT services delivery process throughout the entire engagement by allowing the customer to review and approve progress reports, time and expenses, and invoices. As a result, professional services organizations can build closer relationships with their customers. In addition, through better allocation of resources and improved ability to leverage the knowledge within their organizations and across the IT services supply chain, professional services organizations are able to rapidly respond to changing customer demands and improve the delivery of IT services, resulting in higher customer satisfaction.

    CORPORATE IT DEPARTMENTS

    INCREASED SPEED OF TECHNOLOGY DELIVERY. Our solution reduces the complexity associated with using multiple IT services suppliers and provides the tools to efficiently coordinate and manage IT projects. By improving the coordination of the IT services delivery process across the IT services supply chain, our solution decreases overall delivery times and increases the likelihood of success for IT projects. In addition, through myChangepoint.com, a corporate IT department can search for skilled IT professionals. By matching the demands of the project with the appropriate skilled personnel, corporate IT departments can reduce the risk of delayed and incomplete projects.

    IMPROVED PRODUCTIVITY AND QUALITY OF WORK. The efficiencies gained by using our solution enable corporate IT departments to maximize the productivity and improve the quality of work of each IT project team member and the project team as a whole. Given the use of technology as a competitive advantage, increasing productivity and delivering quality work are corporate IT department imperatives.

    ALIGNING IT RESOURCES WITH BUSINESS OBJECTIVES. Our solution enables corporate IT departments to manage all aspects of the IT services delivery process. Through improved monitoring of ongoing and pending IT projects, corporate IT departments and project managers can effectively and strategically deploy scarce IT services personnel to better meet the organization's business objectives and priorities.

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
GROWTH STRATEGY

    Our objective is to be the leading provider of Web-based solutions for managing the delivery of IT services. Key elements of our strategy include:

    MAINTAIN LEADERSHIP IN PROVIDING WEB-BASED SOLUTIONS TO THE IT SERVICES INDUSTRY. We focus exclusively on delivering comprehensive solutions to the IT services industry. As a result, we have developed extensive knowledge and an in-depth understanding of this market. We plan to continue to improve the technology and functionality of our Web-based software and Internet infrastructure to respond to the changing needs of the IT services industry. We intend to maintain our leadership in this market through internal development, strategic relationships and potential acquisitions of complementary technologies or businesses.

    ESTABLISH MYCHANGEPOINT.COM AS THE LEADING INTERNET INFRASTRUCTURE FOR IT SERVICES. We believe that myChangepoint.com enables the efficient management of IT services delivery throughout the IT services supply chain by integrating the business processes of both buyers and suppliers. We intend to devote significant resources to accelerate the market adoption of myChangepoint.com as the means to source, procure and manage IT services as well as collaborate and interact with customers and partners in the delivery of IT services.

    LEVERAGE THE NETWORK EFFECT CREATED BY THE CHANGEPOINT SOLUTION. Our software is designed for and marketed to both the buyers and suppliers of IT services. Through myChangepoint.com, our customers can extend the functionality of our software to their customers and partners. Therefore, we believe that our customers will drive usage of our software and Internet infrastructure among their extensive networks of business partners. We intend to continue to leverage our relationships with our customers to market our solution to their customers and partners.

    TARGET LARGE IT SERVICES ORGANIZATIONS. We believe that large professional services organizations and corporate IT departments will increasingly use the Internet to efficiently source, manage and deliver their services and represent a significant and growing source of demand for our solution. We also believe that large IT services organizations provide valuable sales references and feedback to drive product enhancements. Therefore, we will continue to aggressively market our solution to these organizations.

    CONTINUE TO EXPAND DIRECT AND INDIRECT SALES CHANNELS. We currently sell our solution primarily through our direct sales force. We intend to expand our direct sales force as well as develop indirect sales channels.

    EXPAND INTERNATIONALLY. We believe that a significant opportunity exists to market our solution internationally. We currently have an office in the United Kingdom from which we market our solution in Europe. We recently entered into memoranda of understanding to establish joint ventures with Artemis International in order to establish our operating presence in France and Germany. Our software addresses the complexity of global deployments, including different tax structures and multiple currencies. In addition, we plan to release our software with support for multiple languages. We intend to rapidly expand our international sales and marketing activities.

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
PRODUCTS

    We provide Web-based software and an Internet infrastructure that enable IT services organizations to manage all aspects of the IT services delivery process, both internally and throughout the entire IT services supply chain. The following table highlights the key functional elements of our solution.


                                                                  PROFESSIONAL SERVICES
FUNCTIONAL CATEGORY                                                   ORGANIZATIONS                 CORPORATE IT DEPARTMENTS
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Client Relationship Management
OPPORTUNITY/DEMAND MANAGEMENT                                Sales - Marketing                   Work Request Management

SERVICES DELIVERY MANAGEMENT                                 Engagements - Projects              Engagements - Projects
                                                             Tasks - Resources                   Tasks - Resources
                                                             Services Supply Chain               Services Supply Chain
                                                             Integration                         Integration

FINANCIAL MANAGEMENT                                         Contracts - Time and Expenses       Contracts - Time and Expenses
                                                             Invoicing                           Cross-Charging

SUPPORT MANAGEMENT                                           Customer Support                    Customer Support - Help Desk

REPORTING AND ANALYSIS                                       Performance Management              Performance Management
                                                             Revenue Forecasting                 Budgeting

    Our solution has two main components. The first is our Web-based software applications, Changepoint for Professional Services Organizations and Changepoint for Corporate IT, which automate core IT services business processes, and which we believe has tremendous Web functionality. The second is our Internet infrastructure, myChangepoint.com, which is tightly integrated with our software and extends its functionality to participants in the IT services supply chain that may not be using our software.

    CHANGEPOINT FOR PROFESSIONAL SERVICES ORGANIZATIONS

    Changepoint for Professional Services Organizations is Web-based software that enables professional services organizations to manage the business of delivering IT services. Further, this application connects to myChangepoint.com over the Internet so that a professional services organization can coordinate its activities with those of its customers and partners.

    The following are the major functional capabilities of Changepoint for Professional Services Organizations:

    OPPORTUNITY MANAGEMENT. Our software provides the tools to automate and manage the process of marketing and selling professional services. Our customers are able to manage marketing campaigns, track competitions, align their sales activities with their delivery capabilities and automate their sales forces.

    SERVICES DELIVERY MANAGEMENT. Our software allows our customers to manage engagements, including deliverables, contract details, staffing, billing rates and workflow rules. Our software also provides project management capabilities, including the distribution and tracking of tasks and their status, and is integrated with Microsoft Project. Professional services organizations can manage their resources by tracking reported availability and workloads and enabling personnel searches based on criteria such as skills and availability.

    FINANCIAL MANAGEMENT. Our software enables professional services organizations to record and track time and expense data and create invoices based on this data and resource billing rates. Billable time and expense data can be assembled into invoices and routed for approval before delivery to customers. In addition, our financial management functionality can be integrated with major financial packages and accounting systems.

    SUPPORT MANAGEMENT. Our software allows professional services organizations to automate the process of providing ongoing support to their customers. Our software provides the tools for managing customer support, including tracking customer calls and issues, routing problems to the appropriate resources, tracking IT assets and developing and sharing a knowledge base.

    REPORTING AND ANALYSIS. Our software allows management to make better informed decisions and more accurately forecast revenues by providing extensive reporting and analysis capabilities.

    CHANGEPOINT FOR CORPORATE IT

    Changepoint for Corporate IT is Web-based software that enables a corporate IT department to manage the complete process of delivering internal IT services. Further, this application connects to myChangepoint.com over the Internet so that a corporate IT department can interoperate and work with professional services organizations and external IT contract staff in the same manner as with internal staff.

    The following are the major functional capabilities of Changepoint for Corporate IT:

    DEMAND MANAGEMENT. Our software provides the tools to manage the relationship between a corporate IT department and other departments within the organization. This includes contact management, the scheduling of work and activities, and prioritization of corporate IT department service requests.

    SERVICES DELIVERY MANAGEMENT. Our software allows our customers to manage internal engagements, including deliverables, contract details, staffing, billing rates and workflow rules. Our software also provides project management capabilities, including the distribution and tracking of tasks and their status, and is integrated with Microsoft Project. Corporate IT departments can manage their resources by tracking reported availability and workloads, and enabling personnel searches based on criteria such as skills and availability. Our solution also allows corporate IT departments to store and retrieve departmental knowledge.

    FINANCIAL MANAGEMENT. Our software enables corporate IT departments to capture and track time and expense data and create invoices or cross charges based on this data and resource billing rates. Billable time and expense data can be assembled into departmental cross charges either by invoices generated by Changepoint for Corporate IT or by integration to common back office accounting systems or popular financial packages.

    SUPPORT MANAGEMENT. Our software allows corporate IT departments to automate the process of providing ongoing support within the organization. Our software also provides the tools for managing internal systems support, including tracking support calls and issues, routing problems to the appropriate resources, tracking IT assets and developing and sharing a knowledge base.

    REPORTING AND ANALYSIS. Our software allows management to make better informed decisions and more accurately budget by providing extensive reporting and analysis capabilities.

    MYCHANGEPOINT.COM

    myChangepoint.com is an Internet infrastructure that allows professional services organizations and corporate IT departments to integrate their business processes in the delivery of IT services. Through myChangepoint.com, IT services organizations can extend the functionality of our software to their customers and partners, as well as external IT contract staff by allowing them to receive work assignments, report status and submit time and expenses through an easy-to-use, browser-based interface. myChangepoint.com provides the following specific capabilities:

    - coordinating the management of resources and projects among buyers and sellers of IT services;

    - managing time and expense reporting and the associated approval processes and invoicing; and

    - sourcing and procuring external IT services personnel based on required skills and availability.

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
    By integrating business processes between IT services organizations, myChangepoint.com enables our customers to build more flexible and collaborative business relationships. We believe that myChangepoint.com is a powerful extension of our leading professional services automation solution.

CUSTOMERS

    To date, over 130 professional services organizations and corporate IT departments have purchased our software. The following is a list of our customers:

                             PROFESSIONAL SERVICES ORGANIZATIONS
Acceleron Solution              Dell Computer                   OpenText
Algorithmics                    El Camino Resources             Patricia Seybold Group
Allegiant Technology            Electric Farm                   Phyve
Altum                           Emerald Solutions               PICA GmbH
Anderson Financial Network      EXE Technologies                PointB
Apex IT                         Florida Manufacturing           Professional Development Group
Atomic Tangerine                Technology Center               Promethean System Consultants
AVCOM                           Greenwich Technology Partners   QAD
Boimni                          Habenero Studios Ltd            Rhino Productions
Bow Street Software             InfoAdvantage                   Selectica
Callisma                        InSystems Technology            Semtor
Capita Tech                     Inteq                           Softrax
Castek                          Interactive Papyrus             Solution Technology
Catalyst Solutions              Interwoven                      Spectra Securities Software
Caught in the Web               Ironside Technologies           Steeves and Associates
Centromine                      IT Worx                         Storage Tek
Chicago Consulting Partners     Jacada                          StrataSys
Ciber                           Lightbridge                     SunGard Planning Solutions
Citria                          Longview Solutions              Symbius Corp
CMI-Competitive Solutions       Lotus Development               SYMIX
CommerceQuest                   Macromedia                      Synergy International
Commercialware                  Microforum                      TeleSphere
Compass Technology              Mortice Kern Systems            TEK/Allegis Group
Concept Five Technologies       Motive Communications           Timberline Software
Concrete Media                  Navigator Systems               Triversity
Corio                           Netera                          Veritaaq Technology House
Corridor Consulting             NetNumina                       VI Engineering
CS Technology                   Objectspace                     Wingspan
CYBERplex                       OneSoft                         Wisor Telecom
Delano Technology                                               Xerox
Delfour

                                   CORPORATE IT DEPARTMENTS

Accident Compensation           Canmet                          Indy Mac
Baltimore Gas & Electric        Chesapeake Display and          Integris Health
BellSouth Telecommunications    Packaging                       IBM -- Foremost Insurance
California Department of        Conseco (Greentree) Financial   L.R. Nelson Corp.
 Transportation                 Dana Commercial Credit          Manulife Financial
Canada Life Financial           Electricidad De Caracas         Ministry of Transportation
Canadian National Railway       FedEx -- Custom Critical        NetStar Communications
Canadian Tire Acceptance Canam  Guardian Life Insurance         Revenue Canada
  Manac                         Howmet Corporation              Toronto Stock Exchange
                                                                Wolverine World Wide

    The following case studies illustrate how selected customers have used our software products to address their business needs.

    GUARDIAN LIFE INSURANCE

    Guardian Life Insurance is one of the largest mutual life insurance companies in the United States, offering a broad range of insurance and financial products.

    BUSINESS CHALLENGE. Guardian's IT department treats each of Guardian's business units as a client that is billed for IT initiatives the department undertakes on its behalf. Guardian currently has over 400 IT personnel and augments its services delivery capacity by using a variety of professional services organizations, which provide over 200 additional IT professionals. Guardian's IT department must deliver detailed cost reports for all IT projects to ensure accurate billing and to provide its internal clients with a view of how they are spending their IT budgets. As Guardian's IT needs have increased in recent years, Guardian required a comprehensive solution to effectively track and centrally manage and coordinate the delivery of IT services by its IT department and external IT staff.

    SOLUTION. Guardian chose Changepoint for Corporate IT to manage the operations of its IT department. Our solution enables Guardian's IT department to reduce the complexity associated with using multiple IT services suppliers and provides the tools to efficiently coordinate and centrally manage activities related to all IT projects. Through improved monitoring of all IT services activities, Guardian can effectively and strategically deploy its IT services personnel to better meet the organization's business initiatives. In addition, the integrated invoicing or cross-charging capabilities of our software automates the process of inter-office billing for IT services and removes the administrative burden of manually performing this task. Contractor management is also greatly improved as Guardian can now monitor and track contractor time and expenses and payment with the same efficiency as it does its own staff.

    QAD

    QAD is a provider of enterprise resource planning and e-business software with over 1,600 employees in 21 countries.

    BUSINESS CHALLENGE. QAD needed solutions to address the challenges of both its IT department and its professional services division, which services external customers. Specifically, QAD's IT department needed an automated solution to manage and streamline its internal IT services delivery across 13 countries. The company wanted to improve the consistency of its global IT solution delivery and resource management effectiveness and more accurately align internal IT efforts with business priorities. Further, QAD's professional services division, with approximately 400 IT professionals, was in need of a solution that could scale to meet increased demands as a result of significant growth and that would enable QAD to effectively control the core processes of its services delivery business.

    SOLUTION. QAD chose Changepoint for Corporate IT to manage its internal IT services delivery process. Our solution has enabled QAD's corporate IT department to improve the consistency in quality of service delivery through more effective project management and reporting and increased resource utilization. With our software, QAD now has the reporting and analytic capabilities to ensure that its internal IT efforts are aligned with its strategic initiatives. QAD is also using Changepoint for Professional Services Organizations to manage its entire professional services division. Our solution has resulted in more efficient management of business processes in QAD's services delivery, yielding greater margins and improved utilization of its IT professionals through more accurate monitoring and placement.

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
    CYBERPLEX

    CYBERplex is a professional services organization focused on providing Internet and e-commerce solutions.

    BUSINESS CHALLENGE. As a fast-growing professional services organization, CYBERplex faced the challenge of effectively managing its ongoing engagements and pipeline of upcoming projects as well as accurately tracking its project plans, time and expense, and invoicing. CYBERplex's internally-developed systems lacked the functionality and scalability required by the organization's rapid growth. As a result, CYBERplex sought an integrated solution to automate and effectively manage its entire IT services delivery business.

    SOLUTION. CYBERplex chose to deploy Changepoint for Professional Services Organizations to automate its entire IT service delivery business. Our solution enables CYBERplex to better control the core processes of its professional services business. Specifically, our software provides improved opportunity creation and management, better resource management, enhanced services delivery processes and more accurate time and expense capture and invoicing. Changepoint has allowed CYBERplex to benefit from a significant improvement in business performance across the organization.

    INTERWOVEN

    Interwoven is a provider of content management software and services for corporate Web sites, enabling electronic commerce, customer relationship management, supply chain management and knowledge management for Web leaders and Fortune 1000 companies moving to the Web.

    BUSINESS CHALLENGE. Interwoven needed an integrated solution that could scale to meet the demands for its services as a result of rapid growth in the market for its products. Interwoven needed to manage its decentralized workforce and effectively control and coordinate the business processes and activities related to its professional services delivery.

    SOLUTION. Interwoven deployed Changepoint for Professional Services Organizations to manage its entire professional services delivery process. By automating field operations, our solution, integrated with Softrax's operations and financial software, provides Interwoven with the critical centralized management functions for its workforce. In addition, our solution enables Interwoven to implement a standard engagement management process. Interwoven can now instantly search and match appropriately skilled staff with specific assignments, efficiently deploy projects, capture time and expense data and generate accurate invoices more quickly than before.

    IDC ROI WHITE PAPER

    In January 2000, we commissioned International Data Corporation, or IDC, to conduct a return on investment, or ROI, study based on eight installations of our software. IDC devised the ROI model and conducted interviews with the following customers: Algorithmics, Castek, Cyberplex, Dell, Promethean, QAD, Q-Inter and StrataSys. IDC then projected the results over a three year period. As a result of the study, IDC calculated that the average period for these customers to recoup the investment in our software was 19 days. Further, the investment in our software was projected to result in an average return on investment to these customers of 1,819%.

CLIENT SERVICES AND CUSTOMER SUPPORT

    We believe that high quality client services and customer support are critical to ongoing customer satisfaction. Our client services group provides the professional services necessary to successfully implement our software. These services include project management, process consulting, customization, technical implementation and integration as well as training. Our client services group is located in offices in San Bruno, California; Chicago, Illinois; Burlington, Massachusetts; Alexandria, Virginia; Toronto, Ontario; and London, England. We will continue to expand the client services group to keep pace with our increasing sales and customer base.

    Our customer support group provides maintenance and technical support to our customers. Our customers have the option of purchasing a maintenance agreement, which is typically a one-year renewable contract, that entitles them to software updates and technical support, including telephone support and twenty-four hour access to the support area of our Web site.

SALES AND MARKETING

    To date, we have primarily sold our software through our direct sales force located in the United States, Canada and the United Kingdom. Our sales force includes both sales and pre-sales technical staff who are responsible for evaluating customer needs and recommending the product and product features that will most benefit our customers. In addition, we have developed indirect sales channels through relationships with Softrax, an independent software vendor, and Corio, an application service provider. We entered into a three-year OEM agreement with Softrax in December 1999. Under this agreement, Softrax has the right to integrate our software into its operational and financial software applications, and we receive a percentage of all sales of these software applications. Further, we are currently building a sales force that will focus specifically on developing additional indirect sales relationships.

    In December 1999, we signed a five-year agreement with Corio, under which Corio will market, sell and host our software on its servers and pay us a percentage of the hosting fees charged to its customers. This arrangement allows customers to access our software from Corio's servers without any supporting software or infrastructure of their own. Our agreement contains a one-year joint marketing provision under which Changepoint and Corio will exclusively promote each others' solutions. To date, Corio has sold our software as part of its applications suite to two customers.

    In July 2000, we entered into memoranda of understanding to establish joint ventures with Artemis International in order to establish our operating presence in France and Germany.

    We direct our marketing efforts towards promoting our products and services, creating market and brand awareness, and generating sales opportunities. Our marketing initiatives include conducting both live and Internet-based seminars, participating in industry trade shows and conferences, advertising through print and Web media, and direct marketing using e-mail and traditional mailers. Further, we engage in extensive public relations efforts designed to develop relationships with members of trade and business press and industry analysts.

COMPETITION

    The market for our software is highly competitive and constantly changing, and we believe that it will become increasingly competitive in the foreseeable future. The market is evolving rapidly from both a commercial and technological perspective. We believe that the principal competitive factors affecting our market are:

    - product features and functionality;

    - product quality and performance;

    - ease of use;

    - breadth and depth of the offered solution;

    - a significant base of reference customers;

    - customer service and support; and

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
    - an in-depth understanding and knowledge of the IT services industry.

We believe that we compete favorably with respect to these factors.

    We currently, and will for the foreseeable future, face competition from many sources, including developers of software used to automate professional services and manage projects, relationships with contractors and enterprise resources. Professional services automation developers provide the most direct competition because their software also automates and integrates aspects of the IT services business. We compete with developers of software used to manage projects, relationships with contractors and enterprise resources since these products each seek to automate at least one aspect of the IT services business. We also face competition from staffing companies and time and expense reporting software vendors. Many of our potential customers have the ability to develop their own solutions, and may do so rather than purchasing our products.

    Some of our competitors offer products that are designed to address the needs of professional services organizations. Other competitors offer products to address the needs of corporate IT departments. We do not believe that any of our competitors provide solutions that adequately address the needs of both buyers and suppliers of IT services.

RESEARCH AND DEVELOPMENT

    We believe that our future success depends in large part on our ability to maintain and enhance our core technology and product functionality, and to develop and exploit new technologies and functionality. In order to do so, it is important that we recruit highly skilled software developers. We have established a process for product development that defines and addresses the activities required to successfully bring product concepts and development projects to market. This process incorporates feedback from our sales, marketing and business development efforts into the development cycle to allow for faster releases of new products. To date, we have devoted significant resources to our product development efforts and intend to continue to do so in the foreseeable future.

INTELLECTUAL PROPERTY

    We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and technology. We do not currently hold any patents or registered copyrights. However, we will assess appropriate occasions for seeking additional intellectual property protections for those aspects of our technology that we believe constitute innovations providing significant competitive advantages. Such future applications may or may not result in the registration of patents, trademarks or copyrights.

    As part of our confidentiality procedures, we generally require our employees, clients and potential business partners to enter into confidentiality and non-disclosure agreements before we will disclose any sensitive aspects of our products, technology or business plans. In addition, we generally require employees to agree to surrender to us any proprietary information, inventions or other intellectual property they generate or come to possess while employed by us. These efforts afford only limited protection.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary and third parties may attempt to develop similar technology independently. These precautions may not prevent misappropriation or infringement of our intellectual property. In addition, laws of some countries do not protect our proprietary rights to the same extent as do the United States or Canada. We cannot assure you that protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

    There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future third parties may claim that we or our current or potential future products infringe their intellectual property rights. We expect that software product developers and providers of Internet-related solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products in different industries increasingly overlaps.

    Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. Any such claims, with or without merit, could be time-consuming to defend, divert management's attention and resources, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements which may not be available on terms acceptable to us or at all. In addition, parties making these claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad. A successful infringement claim against us and our failure or inability to license the infringed rights or develop or license technology with comparable functionality could have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES


    As of July 31, 2000, we had 248 full-time employees, including 78 in research and development, 94 in sales and marketing, 57 in client services and customer support and 19 in general and administrative. None of our employees is covered by collective bargaining agreements and we have never experienced a strike or work stoppage. We believe our relations with our employees are good.


FACILITIES

    Our corporate headquarters are located in Richmond Hill, Ontario, where we lease approximately 27,000 square feet. The lease for the principal portion of our space expires on September 30, 2000. We have entered into a 10-year lease, which provides us with approximately 50,000 square feet for a new corporate headquarters in Richmond Hill, Ontario. We also lease office space in Phoenix, Arizona; Los Angeles, San Bruno and Campbell, California; Atlanta, Georgia; Chicago, Illinois; Burlington, Massachusetts; Livonia, Michigan; White Plains, New York; Dallas, Texas; Alexandria, Virginia; and London, England. We do not own any real property.

LEGAL PROCEEDINGS

    We are not currently party to any material legal proceedings.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

    The following table sets forth the name, age and position with Changepoint for each of our officers and directors.

NAME                                          AGE                       POSITION
----                                        --------                    --------
OFFICERS

Gerald W. Smith...........................     35      Chairman, President and Chief Executive
                                                       Officer

John A. Anhang............................     39      Chief Financial Officer, Vice President,
                                                       Finance and Administration and Secretary

Randall N. Remme..........................     36      Chief Technology Officer and Vice
                                                       President, Product Development

L. Geoffrey Joynt.........................     37      Executive Vice President, North American
                                                       Operations

P. Douglas Cummings.......................     41      Vice President, Customer Management

Harvey Gordon.............................     51      Vice President, Business Development and
                                                       International

Paul Lupinacci............................     35      Vice President, Product Management

Richard P. Moreau.........................     44      Vice President, Services

Charles E. Tatham.........................     32      Vice President, Marketing

Ayman Gabarin.............................     35      Vice President, Europe

DIRECTORS

Bernard M. Goldsmith......................     56      Director

David C. Wetmore(1).......................     51      Director

Robert J. Sywolski(2).....................     62      Director

J. Ian Giffen(1)..........................     42      Director

David W. Ferguson(1)(2)...................     40      Director

Howard T. Gwin(2).........................     41      Director

------------------------

(1) Member of the audit committee

(2) Member of the compensation committee

    OFFICERS

    GERALD W. SMITH has been our Chairman since October 1996 and our President and Chief Executive Officer since July 1994. From October 1992 to July 1994,
Mr. Smith was our Vice President of Consulting Services. Mr. Smith is a licensed Professional Engineer and has a bachelor of science degree in mechanical engineering from the University of Toronto and a master of business administration degree from McMaster University.

    JOHN A. ANHANG has been our Chief Financial Officer and Vice President of Finance and Administration since January 1997, and has been our Corporate Secretary since December 1999. From March 1995 to January 1997, Mr. Anhang was Vice President and Chief Financial Officer at Footprint

Software, a provider of retail delivery systems for financial institutions. From January 1994 to March 1995, Mr. Anhang was a consultant at Cole and Partners, a corporate finance consulting firm. Mr. Anhang is a licensed Professional Engineer and has a bachelor of science degree in chemical engineering from Yale University and a master of business administration degree from the University of Western Ontario.

    RANDALL N. REMME has been our Vice President of Product Development since 1993 and our Chief Technology Officer since September 1998. Since joining Changepoint, Mr. Remme has been, and continues to be, responsible for the design and architecture of all aspects of our solution.

    L. GEOFFREY JOYNT has been our Executive Vice President of North American Operations since January 2000. From July 1998 to December 1999, Mr. Joynt was Vice President of Sales at PowerCerv, a vendor of enterprise resource planning software. From July 1995 to June 1998, Mr. Joynt was a Regional Vice President at Epicor Software, a vendor of enterprise resource planning software. From July 1994 to June 1995, Mr. Joynt served as an Account Executive at Epicor. Mr. Joynt has a bachelor of arts degree in economics from York University.

    P. DOUGLAS CUMMINGS has been our Vice President of Customer Management since December 1999. From July 1998 to November 1999, Mr. Cummings served as Vice President of Operations Management Services at Compaq Canada, a provider of information technology products and software, and from August 1997 to June 1998, was Director of Major Account Sales at Compaq Canada. From
April 1997 to August 1997, Mr. Cummings was Acting General Manager at Tandem Computers Canada, a provider of specialized information technology products and services, and, from October 1994 to April 1997, was Vice President of Sales and Operations at Tandem Computers Canada. Mr. Cummings has a bachelor of science degree from the University of Western Ontario.

    HARVEY GORDON has been our Vice President of Business Development and International since November 1999. From January 1997 to October 1999,
Mr. Gordon was Vice President of Business Development at Algorithmics, a developer of risk management software for financial institutions. From
February 1996 to December 1996, Mr. Gordon was Vice President of Sales and Marketing at Algorithmics. From February 1994 to January 1996, Mr. Gordon was Senior Vice President of Sales and Marketing at Minicom Data, a developer and vendor of real estate and asset management software. Mr. Gordon has both a bachelor of science degree in engineering science and a master of science degree in computer science from the University of Toronto and has completed the Business Management Development program at Bishop's University.

    PAUL LUPINACCI has been our Vice President of Product Management since April 1998. From May 1997 to April 1998, Mr. Lupinacci served as our Vice President of Business Partners. From April 1995 to April 1997, Mr. Lupinacci served as our Director of Implementation. Mr. Lupinacci is a licensed Professional Engineer and has a bachelor of applied science degree from the University of Toronto and a master of business administration degree from York University.

    RICHARD P. MOREAU has been our Vice President of Services since
October 1997. From October 1995 to October 1997, Mr. Moreau served as our Director of Client Services. From March 1995 to October 1995, Mr. Moreau served as a consultant to Changepoint. Prior to that, Mr. Moreau served in a variety of positions, including System Development Supervisor, at Ontario Hydro, an electric power generation and distribution company. Mr. Moreau has a bachelor of engineering and management degree from McMaster University and a master of business administration degree from York University.

    CHARLES E. TATHAM has been our Vice President of Marketing since
September 1996. From May 1995 to August 1996, Mr. Tatham served as Business Partner Sales Manager at Lotus, a software development company and, prior to that, Mr. Tatham served in various technical, marketing and sales capacities at Lotus. Mr. Tatham has a bachelor of science degree in psychology from the University of Toronto.

    AYMAN GABARIN has been our Vice President for Europe since July 2000. From February 1997 until June 2000, Mr. Gabarin served as President and Chief Executive Officer of Philip Services (Europe) Ltd, an environmental services company. From March 1994 until February 1997, Mr. Gabarin served as Vice President of Business Development for Philip Services Corp., an environmental services company. Mr. Gabarin has a bachelor of applied science and engineering degree from the University of Toronto.

    DIRECTORS

    BERNARD M. GOLDSMITH has served as one of our directors since
November 1999. Since 1987, Mr. Goldsmith has been a Managing Director of Updata Capital, an investment banking firm. Mr. Goldsmith is a director of Compuware Corporation, a consulting and systems software firm, a director of Dendrite International, a supplier of customer relationship management software and services, and a director of Astea International, a provider of field services software and services. Mr. Goldsmith has a bachelor of arts degree from Rutgers University.

    DAVID C. WETMORE has served as one of our directors since November 1999. Since 1995, Mr. Wetmore has been a Managing Director of Updata Capital, and prior to that he served as Chief Operating Officer of Legent Corporation, a provider of system software and services. Mr. Wetmore is a director of CareerBuilder an Internet recruiting company, a director of Walker Interactive Systems, a developer and provider of business systems software and services, and a director of the Nationwide Family of Funds, a mutual fund company.
Mr. Wetmore has a bachelor of science degree from the University of Notre Dame and a masters of business administration from Ohio State University, and is a member of the American Institute of Certified Public Accountants.

    ROBERT J. SYWOLSKI has served as one of our directors since November 1999. Since March 2000, Mr. Sywolski has been the Chief Executive Officer of Blackbaud, a developer of fund-raising and accounting applications for not-for-profit organizations. From February 1998 to March 2000, Mr. Sywolski was a Managing Member of JMI Associates III, the general partner of JMI Equity Fund, a private equity fund. From August 1995 to January 1998, Mr. Sywolski was Chief Executive Officer at Huthwaite, a consulting company. Prior to that, Mr. Sywolski served as Chief Executive Officer at Business Mail Express, a company specializing in high-volume corporate mailings. Mr. Sywolski has a bachelor of science degree in electrical engineering from Widener University and a masters of business administration degree from Long Island University.

    J. IAN GIFFEN has served as one of our directors since September 1999. Since September 1996, Mr. Giffen has been a technology consultant and advisor to software companies and technology investment funds. From February 1996 to September 1996, Mr. Giffen was Vice President and Chief Financial Officer of Algorithmics. From January 1992 to January 1996, Mr. Giffen was Vice President and Chief Financial Officer at Alias Research, a developer of 3D graphics software. Mr. Giffen is a director of Macromedia, a developer of software for Web publishing, multimedia and graphics, a director of Delano Technology, a producer of Internet communications software, and a director of MGI Software, a producer of digital imaging software. Mr. Giffen also is a consultant to XDL Capital, a private venture capital firm. Mr. Giffen is a Chartered Accountant and has a bachelor of arts degree in business administration from the University of Strathclyde.

    DAVID W. FERGUSON has served as one of our directors since October 1996. Since July 1994, Mr. Ferguson has been a Managing Director at Vengrowth Capital Management, a private venture capital firm. Mr. Ferguson is a director of OCI Communications, a competitive local exchange carrier, and a director of Andaurex Industries, a project engineering firm. Mr. Ferguson is a Chartered Accountant and has a bachelor of commerce degree from the University of Manitoba and a master of business administration degree from the University of Western Ontario.

    HOWARD T. GWIN has served as one of our directors since March 2000. Since January 2000, Mr. Gwin has been President and Chief Operating Officer of Solect Technology Group, a provider of billing, customer care and service management software. From November 1994 to January 2000, Mr. Gwin held a variety of positions at Peoplesoft, a provider of enterprise application software, including Managing Director, Europe, Senior Vice President, International and Executive Vice President, Worldwide Operations. Mr. Gwin has a bachelor of business administration from Simon Fraser University.

BOARD OF DIRECTORS

    Our board of directors is currently comprised of seven persons. Pursuant to our charter documents, the size of the board or directors may range from a minimum of one to a maximum of 12 persons. In accordance with the provisions of the BUSINESS CORPORATIONS ACT (Ontario), our directors are authorized from time to time to increase the size of the board of directors, and to fix the number of directors, up to the maximum of 12 persons, without the prior consent of our shareholders. Each director is elected at the annual meeting of shareholders to serve for a stated term which will expire no later than the third annual meeting following the election. In accordance with the provisions of the BUSINESS CORPORATIONS ACT (Ontario), our directors may appoint an additional director or directors between meetings of our shareholders if, after such appointment, the total number of directors would not exceed one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.

    Because Changepoint is an Ontario corporation, a majority of our board of directors as well as a majority of the members of each committee of our board of directors must be Canadian residents.

    Messrs. Goldsmith, Sywolski and Ferguson were appointed as directors pursuant to the terms of a shareholders agreement in connection with our prior financings. Although the shareholders agreement terminates upon the closing of this offering, Messrs. Goldsmith, Sywolski and Ferguson will continue to serve as directors and members of the audit and compensation committees subject to election at our annual shareholders' meetings.

BOARD COMMITTEES

    The board of directors has established an audit committee and a compensation committee.

    AUDIT COMMITTEE. Our audit committee reviews and monitors our corporate accounting and reporting practices, as well as our financial and accounting controls. Our audit committee oversees our internal and external audits, including the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee reports to our board of directors on our financial statements prior to approval by our board of directors. In addition, the audit committee is responsible for reviewing and recommending the appointment of our independent auditors. The current members of the audit committee are Messrs. Wetmore, Giffen and Ferguson.

    COMPENSATION COMMITTEE. Our compensation committee reviews and makes recommendations to the board regarding all forms of compensation provided to our executive officers and directors, including stock compensation and loans. The current members of the compensation committee are Messrs. Gwin, Sywolski and Ferguson.

COMPENSATION OF DIRECTORS

    Our by-laws allow us to compensate our directors. We do not currently compensate our directors with cash fees, but they are reimbursed for out-of-pocket expenses incurred in connection with meetings of the board of directors or its committees. Directors are also eligible to participate in the 1999 Stock Option Plan. See "1999 Stock Option Plan."

    In December 1999, Messrs. Goldsmith, Wetmore, Sywolski, Giffen and Ferguson each received options to purchase 20,000 common shares for their services as directors. In March 2000 and June 2000, Mr. Gwin received options to purchase 20,000 and 6,000 common shares, respectively, for his services as a director. In May 2000 and June 2000, Mr. Gwin received options to purchase 10,000 and 5,000 common shares, respectively, for his services as a consultant. We granted these options under the 1999 Stock Option Plan. Each option was fully vested when granted and expires ten years from the date of grant. Options granted to Messrs. Goldsmith, Wetmore, Sywolski, Giffen and Ferguson have an exercise price of $1.72. Options granted to Mr. Gwin in March, May and June 2000 have exercise prices of $15, $9 and $9, respectively.

INDEMNIFICATION

    In accordance with the BUSINESS CORPORATIONS ACT (Ontario), our by-laws contain provisions relating to the limitation of liability and indemnification of our directors and officers. Our by-laws require us to indemnify our present and former directors and officers, or any person who acts or acted at our request as a director or officer of another company of which we are or were a shareholder or creditor. We will indemnify the director or officer against all amounts paid to settle or satisfy a judgment reasonably incurred in respect of any action or proceeding to which the director or officer is made a party by reason of being or having been such a director or officer if:

    - he acted honestly and in good faith with a view to our best interests; and

    - in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Further, we maintain directors' and officers' liability insurance which insures our directors and officers against liability incurred by, arising from or against them for certain of their acts, errors or omissions.

EXECUTIVE COMPENSATION AWARDED IN LAST FISCAL YEAR

    The following table sets forth the actual compensation paid or awarded to our named executive officers, who include our chief executive officer and our executive officers who earned more than $100,000, during the fiscal year ended July 31, 1999. Based on these criteria, our named executive officers are Gerald Smith, our Chairman, President and Chief Executive Officer and John Link, who was our Vice President of Sales during the fiscal year ended July 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                    ANNUAL          ------------
                                                                 COMPENSATION        SECURITIES
                                                              -------------------    UNDERLYING
                                                               SALARY     BONUS       OPTIONS
NAME AND PRINCIPAL POSITION                                     ($)        ($)          (#)
---------------------------                                   --------   --------   ------------
Gerald Smith, Chairman, President and Chief Executive
  Officer...................................................  $72,831    $38,807          --
John Link, Vice President of Sales..........................  $76,396    $56,694          --

    During the fiscal year ended July 31, 1999, the aggregate compensation paid to all of our officers and directors as a group, for services in all capacities, was $676,160, based on currency exchange rates during the fiscal year.

OPTION GRANT IN LAST FISCAL YEAR

    There were no options granted to the named executive officers during the fiscal year ended July 31, 1999.

STOCK OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    There were no options exercised by the named executive officers during the fiscal year ended July 31, 1999. At July 31, 1999, John Link held exercisable options to acquire 33,333 common shares and unexercisable options to acquire 66,667 common shares. The value of John Link's exercisable options was $9,955, and the value of his unexercisable options was $19,911. Gerald Smith did not own any options at July 31, 1999.

OPTIONS OWNED BY OFFICERS AND DIRECTORS


    As of July 31, 2000, our officers and directors owned options entitling them to purchase 1,224,050 of our common shares.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION PROGRAM

    With the exception of Mr. Smith, who was a member of the compensation committee until April 3, 2000, no member of the compensation committee is or has been an officer or employee of ours. All decisions regarding the compensation of our executive officers for the fiscal year ended July 31, 1999 were made by the compensation committee, except that Mr. Smith did not participate in deliberations or decisions regarding his own compensation. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EMPLOYMENT AGREEMENTS

    We executed an offer letter with John Link, who was our Vice President of Sales during the fiscal year ended July 31, 1999. This letter, effective
April 1998, established Mr. Link's initial base salary at Cdn$120,000 (approximately $79,500). In the fiscal year ended July 31, 1999, Mr. Link received total compensation, consisting of base salary and bonus, of Cdn$201,000 (approximately $133,000).

    We do not have an employment agreement with Gerald Smith.

EMPLOYEE STOCK OPTION PLANS

    1997 STOCK OPTION PLAN


    Our board of directors adopted the 1997 Stock Option Plan in August 1997. The 1997 Stock Option Plan permits us to grant stock options to our full-time employees in good standing. Directors and others, who are not full-time employees, are not eligible to participate under this plan. The 1997 Stock Option Plan allows for the issuance of up to 1,000,000 common shares. As of July 31, 2000, options to purchase 452,573 shares have been granted to employees under the 1997 Stock Option Plan, of which 175,495 common shares held by former employees have been cancelled and options to purchase 695,290 common shares remain available for grant. No options have been granted under the 1997 Stock Option Plan since September 1998.


    The 1997 Stock Option Plan is interpreted and administered by our board of directors. Subject to the provisions of the plan, our board of directors selects the individuals eligible to receive awards and determines the terms and conditions of the awards granted.

    An optionee's rights under the 1997 Stock Option Plan are not transferable or assignable. An optionee therefore may not transfer, assign, pledge or dispose of or encumber any of the options received by him or her under this plan.

    The exercise price of options granted under the 1997 Stock Option Plan is determined by our board of directors. Options typically vest according to a schedule. In most cases, vesting occurs over three years, and terminates five years from the date of grant. Upon the exercise of options, the option exercise price must be paid in full in cash.

    In the event of a reorganization or merger or sale or lease of all or substantially all of our assets, regardless of whether we are the surviving entity, each option granted under the 1997 Stock Option Plan will be adjusted to apply to the securities that a holder of the common shares underlying each option would have been entitled to under the terms of the reorganization, merger or sale or lease of all or substantially all of our assets.

    1999 STOCK OPTION PLAN


    Our board of directors and shareholders adopted the 1999 Stock Option Plan, effective August 1, 1999. The 1999 Stock Option Plan permits us to grant incentive stock options and non-qualified stock options. These grants may be made to our directors, officers, employees and consultants. The 1999 Stock Option Plan allows for the issuance of up to 3,000,000 common shares. As of July 31, 2000, options to purchase 2,494,365 common shares have been granted under the 1999 Stock Option Plan, of which 197,650 held by former employees have been cancelled, and options to purchase 703,285 common shares remain available for grant.


    The 1999 Stock Option Plan is interpreted and administered by our board of directors. Subject to the provisions of the plan, our board of directors selects the individuals eligible to receive awards, determines the terms and conditions of the awards granted, including the number of common shares covered by each option and the time or times when options will be granted and exercisable. An optionee's rights under the 1999 Stock Option Plan are not transferable or assignable. An optionee therefore may not transfer, assign, pledge or dispose of or encumber any of the options received by him or her under this plan.

    The exercise price of options granted under the 1999 Stock Option Plan is determined by our board of directors. Under current law, incentive stock options and options intended to qualify as performance-based compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended, may not be granted at an exercise price less than the fair market value of the common shares on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of outstanding capital stock. Similarly, under this plan, non-qualified options may not be granted at prices less than the fair market value of the underlying common shares on the date of grant. Options typically are subject to vesting schedules and terminate ten years from the date of grant, unless otherwise stipulated by our board of directors. However, an incentive stock option granted to an optionee holding more than 10% of the voting power of outstanding capital stock must terminate within five years from the date of grant. Upon the exercise of options, the option exercise price must be paid in full in cash or in an alternative manner approved by our board of directors.

    The 1999 Stock Option Plan provides that in the event of any capital reorganization, reclassification, subdivision or consolidation of our capital stock, or any merger or amalgamation of us with another corporation, a condition of that transaction will be that the optionee will have the right to purchase the number of shares of stock or other securities being exchanged for the number of common shares that the optionee would have had the right to purchase upon exercising his or her option had the transaction not taken place.

    OTHER STOCK OPTION GRANTS

    Prior to the adoption of our 1999 Stock Option Plan, we also granted options from time to time to our directors and employees under individual option agreements. Under these agreements, we have granted options to purchase 608,635 of our common shares.

    Each agreement evidences an option to purchase the number of our common shares set forth in the agreement at a designated exercise price. These options typically vest according to a schedule, although under some grants, the option vests on the execution date of the agreement. These options generally terminate five years from the date of grant. Upon exercising an option or a portion of an option, the option exercise price must be paid in full in cash. Neither the option nor any of the rights granted to the optionee under any of these agreements is transferable.

    Each agreement provides that in the event of any capital reorganization, reclassification, subdivision or consolidation of our capital stock, or any merger or amalgamation of us with another corporation, a condition of that transaction will be that the optionee will have the right to purchase the number of shares of stock or other securities being exchanged for the number of common shares that the optionee would have had the right to purchase upon exercising his or her option had the transaction not taken place.

    EMPLOYEE STOCK PURCHASE PLAN

    Our board of directors and shareholders adopted an Employee Stock Purchase Plan, effective upon the closing of this offering. Under the plan, our employees can subscribe through payroll withholdings to purchase common shares from our treasury at 85% of the lesser of: (1) the fair market value of the common shares on the first business day of the purchase period, and (2) the fair market value of the common shares on the purchase date. An aggregate 1,000,000 common shares have been reserved for purchase under the plan, subject to adjustments in the event of stock dividends, stock splits, combinations of shares, or other similar changes in our capitalization.

                       TRANSACTIONS WITH RELATED PARTIES

FINANCINGS

    On November 3, 1997, we issued 2,000,000 units for net proceeds of Cdn$4.0 million (approximately $2.8 million). Each unit consisted of one common share of the Company and one option to purchase 0.1765 additional common shares without further payment, exercisable if we did not complete an initial public offering or sale of our business by November 3, 1999. Pursuant to this offering, Vengrowth Capital Management, Inc. purchased 1,000,000 common shares and 1,000,000 options. On November 3, 1999, these options were exercised and 176,471 common shares were issued. David Ferguson, one of our directors, is a managing director of Vengrowth.

    On July 31, 1999, we raised Cdn$6.4 million (approximately $4.2 million), net of offering expenses, through an initial private placement of Class A redeemable convertible preferred shares. Pursuant to this initial offering, The Vengrowth Investment Fund Inc. purchased 2,020,408 Class A redeemable convertible preferred shares. David Ferguson, one of our directors, is a managing director of Vengrowth Capital Management Inc., the manager of The Vengrowth Investment Fund Inc.

    On October 8, 1999, we raised Cdn$4.6 million (approximately $3.1 million), net of offering expenses, through a second private placement of Class A redeemable convertible preferred shares. Pursuant to this second offering, two of our directors, Bernard Goldsmith and David Wetmore, purchased 414,001 and 246,636 Class A redeemable convertible preferred shares, respectively, and JMI Equity Fund, L.P. purchased 2,448,980 Class A redeemable convertible preferred shares. Robert Sywolski, one of our directors, is a general partner of JMI.

    On May 26, 2000, we raised Cdn$37.0 million (approximately $24.8 million), net of offering expenses, through a private placement of Class B redeemable convertible preferred shares. Pursuant to this offering, The Vengrowth Investment Fund Inc. purchased 526,120 Class B redeemable convertible preferred shares and The Vengrowth II Investment Fund Inc. purchased 262,874 Class B redeemable convertible preferred shares. David Ferguson, one of our directors, is a managing director of Vengrowth Capital Management Inc., the manager of The Vengrowth Investment Fund Inc. and The Vengrowth II Investment Fund Inc.

LOANS TO OFFICERS

    In 1997, we loaned Cdn$100,000 (approximately $69,000) to Randall Remme, our Chief Technology Officer and Vice President, Product Development, at an interest rate of 6% per annum. Mr. Remme repaid this loan on July 30, 1999.

    In August 1999, we loaned Cdn$250,000 (approximately $170,000) to Gerald Smith, our Chairman, President and Chief Executive Officer at an interest rate of 6% per annum. Mr. Smith repaid this loan on November 30, 1999.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth information about the beneficial ownership of our outstanding common shares on July 31, 2000, by:


    - each of the named executive officers;

    - each of our directors;

    - each person or entity who is known by us to own beneficially more than five percent of our common shares; and

    - all of our directors and executive officers as a group.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any common shares as to which a person or entity has sole or shared voting power or investment power and any common shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after July 31, 2000 through the exercise of options, conversion of securities or otherwise. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the common shares set forth opposite their names. Percentage of beneficial ownership before the offering is based on 19,055,566 common shares outstanding as of July 31, 2000, including 8,857,658 common shares into which our outstanding redeemable convertible preferred shares will convert prior to completion of this offering and 10,197,908 common shares outstanding as of July 31, 2000. Percentage of beneficial ownership after the offering is based on 24,055,566 common shares to be outstanding after the offering. All shares included in the table below under "Stock Options" represent stock options that are exercisable within 60 days after July 31, 2000. Unless otherwise indicated, the address of each of the individuals listed in the table below is in care of Changepoint Corporation, 1595 Sixteenth Avenue, Suite 700, Richmond Hill, Ontario, Canada L4B 3N9.


                                                                                          PERCENTAGE OF
                                                          NUMBER OF SHARES             SHARES BENEFICIALLY
                                                         BENEFICIALLY OWNED                   OWNED
                                                 -----------------------------------   -------------------
                                                 OUTSTANDING    STOCK       TOTAL       BEFORE     AFTER
                                                   SHARES      OPTIONS      NUMBER     OFFERING   OFFERING
                                                 -----------   --------   ----------   --------   --------
Gerald W. Smith(1).............................   2,787,755         --     2,787,755     14.6%      11.6%
Barry M. Goldsmith.............................     419,001         --       419,001      2.2        1.7
David C. Wetmore...............................     266,636         --       266,636      1.4        1.1
Robert J. Sywolski(2)..........................          --     20,000        20,000        *          *
J. Ian Giffen..................................          --     20,000        20,000        *          *
David W. Ferguson(2)(3)........................   4,692,814     30,000     4,722,814     24.7       19.6
Howard T. Gwin.................................          --     41,000        41,000        *          *
The Vengrowth Investment Fund Inc.(2)(4).......   4,692,814     30,000     4,722,814     24.7       19.6
  145 Wellington Street West,
  Suite 200
  Toronto, Ontario M5J 1H8
JMI Equity Fund (Barbados) SRL(2)..............   2,448,980     20,000     2,468,980     12.9       10.3
  1119 St. Paul Street
  Baltimore, Maryland 21202
Paul Edwards(1)................................   1,901,673         --     1,901,673     10.0        7.9
XDL Changepoint Holdings Inc.(5)(6)............   1,293,988         --     1,293,988      6.8        5.4
  40 Sheppard Avenue West
  Suite 606
  Toronto, Ontario M2N 6K9
All current directors and executive officers as  10,100,338    268,918    10,369,256     53.7       42.6
  a group (15 persons)(3)......................

--------------------------

*   Less than 1% of our outstanding common shares.

(1) An aggregate of 4,848,860 common shares beneficially owned by Gerald W. Smith, Paul Edwards, Paul Lupinacci and Randall N. Remme are held through holding companies that will amalgamate with Changepoint immediately prior to the closing of this offering. See "Description of Share Capital--General."

(2) The options to purchase 30,000 common shares held by The Vengrowth Investment Fund Inc. and the options to purchase 20,000 common shares held by JMI Equity Fund (Barbados) SRL, represented in the table above under the "Stock Options" column, are held in the names of David W. Ferguson and Robert J. Sywolski, respectively.

(3) Includes 4,429,940 common shares owned by The Vengrowth Investment
    Fund Inc. and 262,874 common shares owned by The Vengrowth II Investment Fund Inc. Mr. Ferguson is Managing Director of Vengrowth Capital Management. Mr. Ferguson disclaims beneficial ownership of the common shares held by Vengrowth, except to the extent of his pecuniary interest therein.

(4) Includes 262,874 common shares owned by The Vengrowth II Investment Fund Inc. Both funds are managed by Vengrowth Capital Management.

(5) Includes 451,455 common shares owned by XDL Intervest Limited Partnership; 87,705 common shares owned by XDL Intervest (U.S.A.) Limited Partnership; and 20,541 common shares owned by XDL Intervest (EF) Limited Partnership. All of the above funds are managed by XDL Capital Corporation.

(6) XDL Changepoint Holdings was formed as an investment vehicle to hold Changepoint securities. We will amalgamate with XDL Changepoint Holdings and several other holding companies that are controlled by existing shareholders prior to the closing of this offering, with the result that the Changepoint shares currently held by XDL Changepoint Holdings will be cancelled and the persons and entities that currently hold shares of XDL Changepoint Holdings will acquire shares in the amalgamated company on the amalgamation. Common shares in the amalgamated company will be identical to common shares of Changepoint in all material respects.

    To our knowledge, we are not directly or indirectly owned or controlled by another corporation or by any foreign government. We are not aware of any arrangements, the operation of which may at a subsequent date result in a change of control of our company.

                          DESCRIPTION OF SHARE CAPITAL

GENERAL

    Prior to the closing of this offering, Changepoint will amalgamate with several holding companies that are controlled by existing shareholders. We have been advised by the principals that these holding companies do not own or control any assets other than common shares of Changepoint, nor do they have any liabilities or conduct any operations. Upon the amalgamation, the Changepoint common shares held by the holding companies will be issued to the above-described shareholders of the holding companies. As a result, the shareholders of the holding companies will hold our common shares directly. The amalgamation will have no effect on our issued and outstanding share capital.


    Prior to the amalgamation, our authorized share capital consists of an unlimited number of common shares, 5,983,962 Class A redeemable convertible preferred shares and 2,873,696 Class B redeemable convertible preferred shares. Following the amalgamation, our authorized share capital will consist of an unlimited number of common shares and an unlimited number of preferred shares, issuable in one or more series. As of July 31, 2000, there were 10,197,908 common shares issued and outstanding, 5,983,962 Class A redeemable convertible preferred shares issued and outstanding and 2,873,696 Class B redeemable convertible preferred shares issued and outstanding.



    Prior to the closing of this offering, all of our then-outstanding redeemable convertible preferred shares will be converted into common shares, and this class of preferred shares will be cancelled. Based on the number of common shares outstanding as of July 31, 2000, after giving effect to the conversion of all Class A and Class B redeemable convertible preferred shares into common shares and the amalgamation, but prior to giving effect to this offering and assuming no exercise of currently outstanding options, there will be 19,055,566 common shares outstanding held of record by 50 shareholders. After giving effect to this offering, but assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, there will be 24,055,566 common shares outstanding.


COMMON SHARES

    Holders of common shares are entitled to receive notice of and to attend all meetings of shareholders and to vote at all such meetings together as a single class, except in respect of matters where only the holders of shares of a specified class or specified series of shares are entitled to vote separately. The common shares carry one vote per share. Holders of common shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of our shares, to receive any dividend declared by our board of directors. In the event of any liquidation, dissolution or winding-up of Changepoint or other distribution of assets of Changepoint among our shareholders for the purpose of winding-up our affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of our shares, the assets and funds of Changepoint will be distributed among the holders of common shares and the holders of any other class of our shares. This distribution will be made pro rata based on the number of common shares held by each holder, assuming conversion into common shares of all other classes of our shares, and any other participating outstanding series or class of our shares convertible into common shares. All outstanding common shares are fully paid and nonassessable, and the common shares to be issued in this offering will be fully paid and nonassessable.

PREFERRED SHARES

    Our articles of amalgamation will provide that the board of directors has the authority, without further action by the shareholders, to issue up to an unlimited number of preferred shares in one or more series. The preferred shares will be entitled to dividend and liquidation preferences over the common shares. The board may also fix the designations, rights, powers, preferences, privileges and relative, participating, optional or special rights of any preferred shares issued, including any qualifications, limitations or restrictions. Special rights which may be granted to a series of preferred shares may include dividend rights, conversion rights, voting rights, terms of redemption and liquidations preferences, any of which may be superior to the rights of the common shares. Preferred share issuances could decrease the market price of the common shares and may adversely affect the voting and other rights of the holders of common shares. The issuance of preferred shares also could have the effect of delaying or preventing a change of control of Changepoint. We currently do not have any plans to issue preferred shares.

REGISTRATION RIGHTS

    Pursuant to the Second Amended and Restated Registration Rights Agreement dated May 26, 2000, among us and the holders of our Class A and Class B redeemable convertible preferred shares, the holders of 8,857,658 common shares will be entitled to rights with respect to the registration of these shares under the U.S. Securities Act, as described below.

    DEMAND REGISTRATION RIGHTS. At any time after six months following the effective date of the registration statement related to this offering, the holders of at least 40% of the common shares having registration rights can request that we register all or a portion of their shares, so long as such registration covers at least 20% of their common shares or any lesser percentage if the total offering price of the common shares to the public is at least
$2 million. We will only be required to file two registration statements in response to their demand registration rights.

    PIGGYBACK REGISTRATION RIGHTS. If we register any securities for public sale, the shareholders with registration rights will have the right to include their common shares in the registration statement. The managing underwriter of any underwritten offering will have the right to limit the number of common shares included in a registration statement by these holders if it is of the opinion that the inclusion of these common shares would adversely affect the marketing of the securities to be sold by the Company.

    FORM S-3 REGISTRATION RIGHTS. The holders of the common shares having registration rights can request that we register their shares if we are eligible to file a registration statement on Forms F-3 or S-3 and if the total price of the shares offered to the public is at least $500,000.

    CANADIAN OFFERINGS. The holders of shares having registration rights also have rights with respect to demand, piggyback and short-form registrations in Canada, which rights are substantially similar to those described in the paragraphs above, with appropriate changes to recognize the differences between U.S. and Canadian offerings.

    We will pay all expenses incurred in connection with the registrations described above, except for underwriters' and brokers' discounts and commissions, which will be paid by the selling shareholders.

    Holders of these registration rights have waived the exercise of any demand registration rights for 180 days following the date of this prospectus.

OWNERSHIP RESTRICTIONS

    There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to non-resident holders of common shares, other than withholding tax requirements. See "Tax Considerations."

    There is no limitation imposed by Canadian law or by our articles of amalgamation or other charter documents on the right of a non-resident to hold or vote common shares, other than as provided by the Investment Canada Act, as amended by the North American Free Trade Agreement Implementation Act (Canada) and the World Trade Organization Agreement Implementation Act. The Investment Canada Act requires notification and, in certain cases, advance review and approval by the

Government of Canada of the acquisition by a "non-Canadian" of "control" of a "Canadian business," all as defined in the Investment Canada Act. Generally speaking, the threshold for review will be higher in monetary terms for a member of the World Trade Organization or North American Free Trade Agreement.

TRANSFER AGENTS AND REGISTRAR

    The registrar and transfer agent for our common shares is Computershare Trust Company, Inc. Its address is P.O. Box 1596, Denver, Colorado 80201, and its telephone number is (303) 986-5400.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, a total of 24,055,566 of our common shares will be outstanding, assuming no exercise of the underwriters' over-allotment option or of any outstanding options. The sale of substantial numbers of common shares in the public market, or the possibility of such a sale, could adversely affect prevailing market prices for our common shares and could impair our ability to raise capital through the sale of our equity securities. As described below, most of our common shares currently outstanding will not be available for sale immediately after this offering due to restriction on resale. Public sales of substantial amounts of our common shares following the lapse of those restrictions could adversely affect the prevailing market price of our common shares and our ability to raise capital in the future.


    All of the common shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933, except by "affiliates" as defined in Rule 144 under the Securities Act.

    For the reasons set forth below, we believe that the following presently outstanding common shares will be eligible for resale in the public market in the United States at the following times:


                                                              NUMBER OF
                                                                SHARES
                                                              ----------
At the date of this prospectus..............................          --
180 days after the date of this prospectus..................  19,055,566
Later than 180 days after the date of this prospectus.......          --


    Each of our directors, officers and shareholders and various option holders have entered into lock-up agreements pursuant to which they have agreed not to dispose of or hedge any of their common shares for 180 days following the date of the prospectus without the consent of Donaldson, Lufkin & Jenrette Securities Corporation on behalf of the underwriters. See "Underwriting."

    We intend to file with the SEC a registration statement on Form S-8 following the date of this prospectus. The S-8 registration statement will allow holders of common shares that are issued under equity incentive arrangements to resell those common shares in the public market, subject to lock-up agreements entered into by certain of the option holders and any restrictions imposed by Canadian law.

U.S. RESALE RESTRICTIONS

    We believe that upon completion of this offering, 986,445 common shares will be held by U.S. residents. As a result of the lock-up agreements and the provisions of Rule 144 and Rule 701 under the Securities Act, such common shares will be available for sale in the public market in the United States as set forth in the table above, subject in some cases to Rule 144 limitations.

    In general, under Rule 144, as in effect on the date of this prospectus, any person, including any of our affiliates, who has beneficially owned common shares for at least one year will be entitled to sell, in any three-month period, a number of shares that, together with sales of any common shares with which such person's sales must be aggregated, does not exceed the greater of:


    - 1% of the then outstanding common shares, which will equal approximately 240,556 common shares after the closing of this offering; and


    - the average weekly trading volume of the common shares on the Nasdaq National Market during the four calendar weeks immediately preceding filing of the Form 144 with respect to such sale.

    Sales of restricted securities pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about Changepoint. Persons who are our affiliates must also comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell common shares in the public market which are not restricted securities.

    Under Rule 144(k), a person who is deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provision of Rule 144.

    Our employees, directors, officers, consultants or advisors may rely on Rule 701 to resell common shares issued to them, pursuant to written compensatory benefit plans or written contracts relating to their compensation. Rule 701 also will apply to common shares acquired upon exercise of options granted before the date of this prospectus, including exercises after the date of this prospectus. Common shares issued in reliance on Rule 701 are restricted securities and, subject to the 180-day lock-up agreements described above, may be sold beginning 90 days after the date of this prospectus:

    - by persons other than affiliates of Changepoint, subject only to the manner of sale provisions of Rule 144; and

    - by persons deemed to be affiliates of Changepoint under Rule 144 without compliance with its one-year minimum holding period requirements.

    Holders of 8,857,658 common shares will be entitled to require us to register their common shares under the Securities Act, subject to the lock-up agreements. See "Description of Share Capital--Registration Rights."

                               TAX CONSIDERATIONS

    In this section we summarize the material anticipated United States and Canadian federal income tax considerations relevant to a purchase of common shares in this offering by individuals and corporations which:

    - for purposes of the United States Internal Revenue Code, the Income Tax Act (Canada) and the Canada-United States Income Tax Convention (1980), are resident in the United States, or are otherwise subject to United States federal income taxation without regard to source of income, and not in Canada;

    - hold the common shares as capital assets for purposes of the Internal Revenue Code and capital property for purposes of the Income Tax Act (Canada);

    - deal at arm's length with us for purposes of the Income Tax Act (Canada);

    - do not use or hold the common shares in carrying on a business in Canada, through a permanent establishment or in connection with a fixed base in Canada or otherwise, and are not an insurer which carries on business in Canada or elsewhere; and

    - in the case of individual holders, are also U.S. citizens.

    We will refer to persons who satisfy the above conditions as "Unconnected U.S. Shareholders."

    We will assume, for purposes of this discussion, that you are an Unconnected U.S. Shareholder. The tax consequences of a purchase of common shares by persons who are not Unconnected U.S. Shareholders may differ substantially from the tax consequences discussed in this section. The Income Tax Act (Canada) contains rules relating to securities held by some financial institutions. We do not discuss these rules and holders that are financial institutions should consult their own tax advisors.

    This discussion is based upon:

    - the current provisions of the Income Tax Act (Canada) and regulations under the Income Tax Act (Canada);

    - the current provisions of the Internal Revenue Code and the regulations thereunder;

    - the current provisions of the Canada-United States Income Tax Convention
      (1980);

    - our understanding of the current administrative policies and practices published by the Canada Customs and Revenue Agency;

    - all specific proposals to amend the Income Tax Act (Canada) and the regulations under the Income Tax Act (Canada) that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus and an assumption that the proposed amendments will be enacted in their current form;

    - the administrative policies published by the U.S. Internal Revenue Service; and

    - judicial decisions,

all of which are subject to change either prospectively or retroactively. We do not discuss the potential effects of any recently proposed legislation in the United States and do not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions of the United States or foreign jurisdictions.

    We intend this discussion to be a general description of the U.S. federal and Canadian federal income tax considerations material to a purchase of common shares. This discussion does not address all possible tax consequences relating to an investment in our common shares. We have not taken into account your particular circumstances and do not address consequences peculiar to you under provisions of U.S. or Canadian income tax law. In particular, this discussion does not address the tax consequences to an Unconnected U.S. Shareholder who owns, directly, indirectly or through attribution,

10% or more of the total combined voting power of all classes of our stock entitled to vote. In addition, this description does not address the tax treatment of special classes of Unconnected U.S. Shareholders, such as banks, tax-exempt entities, insurance companies, persons holding our shares as part of a hedging or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies and holders whose "functional currency" is not the U.S. dollar. This discussion does not address estate and gift tax consequences or tax consequences under any foreign, state or local laws other than as provided in the section entitled "Canadian Federal Income Tax Considerations" provided below.

    POTENTIAL PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM UNDER U.S. FEDERAL, STATE, LOCAL AND APPLICABLE CANADIAN AND OTHER FOREIGN TAX LAWS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


    The following sets forth the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel to Changepoint, as to the material anticipated United States federal income tax consequences of an investment in the common shares generally applicable to Unconnected U.S. Shareholders who purchase shares in this offering. As an Unconnected U.S. Shareholder, except as provided below, you generally will include in income dividend distributions paid by us to the extent of our current or accumulated earnings and profits. You must include in income an amount equal to the U.S. dollar value of such dividends on the date of receipt based on the exchange rate on such date, without reduction for the Canadian withholding tax. You will generally be entitled to a foreign tax credit, or deduction for U.S. federal income tax purposes, in an amount equal to the Canadian tax withheld. To the extent dividend distributions paid by us exceed our current or accumulated earnings and profits, they will be treated first as a return of capital up to your adjusted tax basis in the shares, and then as a gain from the sale or exchange of the shares. We will report to you the portion of any dividend distribution that exceeds our current or accumulated earnings and profits, as required by the Internal Revenue Code and regulations thereunder.


    Dividends paid by us generally will constitute "passive income" for purposes of the foreign tax credit, which could reduce the amount of foreign tax credit that you may claim. The Internal Revenue Code applies various limitations on the amount of foreign tax credit that may be claimed by a U.S. taxpayer. Because of the complexity of those limitations, you should consult your own tax advisor with respect to the amount of the foreign taxes you may claim as a credit. Dividends paid by us on the shares will not generally be eligible for the "dividends received" deductions.

    If you sell the shares, you generally will recognize United States source gain or loss in an amount equal to the difference, if any between the amount realized on the sale and your adjusted tax basis in the shares. Subject to the following discussion of our being treated as a passive foreign investment company, any gain or loss you recognize upon the sale of shares held as capital assets will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one year.

    Under current U.S. tax regulations, dividends paid by us on the shares generally will not be subject to U.S. information reporting or the 31% backup withholding tax unless they are paid in the United States through a U.S. or U.S.-related paying agent, including a broker. If you furnish the paying agent with a duly completed and signed Form W-9 such dividends will not be subject to the backup withholding tax. You will be allowed a refund or a credit equal to any amounts withheld under the U.S. backup withholding tax rules against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

PERSONAL HOLDING COMPANIES

    We could be classified as a personal holding company for U.S. federal income tax purposes if both of the following tests are satisfied:

    - at any time during the last half of our taxable year, five or fewer individuals own or are deemed to own more than 50% of the total value of our outstanding shares; and

    - we receive 60% or more of our U.S. related adjusted ordinary gross income from specified passive sources, such as interest, dividends, rents and royalty payments.

    A personal holding company is taxed on a portion of its undistributed
U.S. source income, including specific types of foreign source income which are connected with the conduct of a U.S. trade or business, to the extent this income is not distributed to shareholders. We do not believe we are a personal holding company presently, and we do not expect to become one. However, we can not assure you that we will not qualify as a personal holding company in the future.

FOREIGN PERSONAL HOLDING COMPANIES

    We could be classified as a foreign personal holding company if in any taxable year both of the following tests are satisfied:

    - five or fewer individuals who are United States citizens or residents own or are deemed to own more than 50% of the total voting power of all classes of our shares entitled to vote or the total value of our shares; and

    - at least 60%, 50% in some cases, of our gross income consists of "foreign personal holding company income," which generally includes passive income such as dividends, interests, gains from the sale or exchange of shares or securities, rent and royalties.

    If we are classified as a foreign personal holding company and if you hold shares in us, you may have to include in your gross income as a dividend your pro rata portion of our undistributed foreign personal holding company income. If you dispose of your shares prior to such date, you will not be subject to tax under these rules. We do not believe we are a foreign personal holding company presently, and we do not expect to become one. However, we can not assure you that we will not qualify as a foreign personal holding company in the future.

PASSIVE FOREIGN INVESTMENT COMPANIES

    We could be classified as a passive foreign investment company if, for any taxable year, either:

    - 75% or more of our gross income is "passive income," which includes interest, dividends and some types of rents and royalties, or

    - the average percentage, by fair market value, or, in some cases, by adjusted tax basis, of our assets that produce or are held for the production of "passive income" is 50% or more.

    Distributions which constitute "excess distributions," as defined in
Section 1291 of the Internal Revenue Code, from a passive foreign investment company and dispositions of shares of a passive foreign investment company are subject to the highest rate of tax on ordinary income in effect and to an interest charge based on the value of the tax deferred during the period during which the shares are owned. However, if an Unconnected U.S. Shareholder makes a timely election to treat us as a qualified electing fund under section 1295, the above-described rules generally will not apply. Instead, the Unconnected
U.S. Shareholder would include annually in his gross income his pro rata share of our ordinary earnings and net capital gain, regardless of whether such income or gain was actually distributed. Tax on this income, however, may be deferred. In order to make a qualified electing fund election, the Unconnected
U.S. Shareholder must receive from us annually an information statement setting forth the earnings and capital gains for the year.

    In addition, subject to specific limitations, Unconnected U.S. Shareholders owning actually or constructively marketable shares in a passive foreign investment company may make an election to mark those shares to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark to market election and actual gains and losses realized upon the sale or disposition of the shares, subject to specific limitations, will be treated as ordinary gains or losses.

    In addition, special rules apply if we qualify as both a passive foreign investment company and a "controlled foreign corporation," as defined below, and an Unconnected U.S. Shareholder owns, actually or constructively, 10% or more of the total combined voting power of all classes of our shares entitled to vote.

    We believe that we will not be a passive foreign investment company for the current fiscal year and we do not expect to become a passive foreign investment company in future years. You should be aware, however, that if we are or become a passive foreign investment company we may not be able to satisfy record-keeping requirements that would permit you to make a qualified electing fund election. You should consult your tax advisor with respect to how the passive foreign investment company rules affect your tax situation, including the advisability of making an election to treat us as a qualified electing fund or making a mark to market election.

CONTROLLED FOREIGN CORPORATION

    If more than 50% of the voting power of all classes of our shares or the total value of our shares is owned, directly or indirectly, by citizens of the United States, U.S. domestic partnerships and corporations or estates or trusts other than foreign estates or trusts, each of which owns 10% or more of the total combined voting power of all classes of our shares, we could be treated as a "controlled foreign corporation" under Subpart F of the Internal Revenue Code. This classification would effect many complex results, including requiring such shareholders to include in income their pro rata shares of our "Subpart F Income." The term "Subpart F Income" is defined by the Internal Revenue Code and includes certain specified categories of income earned by a controlled foreign corporation such as dividends, interest, rents, royalties and gains, and certain related party sales and services income. In addition, gain from the sale or exchange of shares by an Unconnected U.S. Shareholder who is or was such a 10% or greater shareholder at any time during the five-year period ending with the sale or exchange will be ordinary dividend income to the extent of our earnings and profits attributable to the shares sold or exchanged.

    We do not believe that we are a controlled foreign corporation and we do not anticipate that we will become a controlled foreign corporation as a result of the offering. However, we can not assure you that we will not qualify as a controlled foreign corporation in the future.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    The following sets forth the opinion of Goldman, Spring, Schwartz & Kichler, Canadian counsel to Changepoint, as to the material Canadian federal income tax consequences of an investment in the common shares applicable to Unconnected U.S. Shareholders who purchase shares in this offering. This discussion will only apply if you do not use or hold and are not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada for the purposes of the Income Tax Act (Canada).

    Under the Income Tax Act (Canada), as an Unconnected U.S. Shareholder, you will generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the common shares unless you, persons with whom you did not deal at arm's length for the purposes of the Income Tax Act (Canada), or you and such persons owned or had interests in or rights or options to acquire 25% or more of our issued common shares of any class of the capital stock of our company at any time during the five year period immediately preceding the disposition or deemed disposition.

Where a capital gain realized on a disposition or deemed disposition of our common shares is subject to tax under the Income Tax Act (Canada), the Canada-United States Income Tax Convention (1980) will exempt the capital gain from Canadian tax if, on the disposition of our shares, the value of our common shares is not derived principally from real property situated in Canada. This relief under the Canada-United States Income Tax Convention (1980) may not be available if you had a permanent establishment or fixed base available in Canada during the 12 months immediately preceding the disposition of the shares.

    Dividends paid, credited or deemed to have been paid or credited on the shares to Unconnected U.S. Shareholders will generally be subject to a Canadian withholding tax at a rate of 25% under the Income Tax Act (Canada). Under the Canada-United States Income Tax Convention (1980), the rate of withholding tax generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S. Shareholders that are companies that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends is reduced to 5%.

    The Canadian federal government does not currently impose any estate taxes or succession duties, however, if you die, there is generally a deemed disposition of the common shares held at that time for proceeds of disposition equal to the fair market value of the shares immediately before your death. Capital gains realized on the deemed disposition, if any, will generally have the income tax consequences described above.

                                  UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement
dated             , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, U.S. Bancorp Piper
Jaffray Inc., CIBC World Markets Corp. and DLJDIRECT Inc., have severally agreed to purchase from us the number of common shares set forth opposite their names below:

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Donaldson, Lufkin & Jenrette Securities Corporation.........
U.S. Bancorp Piper Jaffray Inc..............................
CIBC World Markets Corp.....................................
DLJDIRECT Inc...............................................
                                                              ---------
    Total...................................................  5,000,000
                                                              =========

    The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the common shares offered by this prospectus are subject to approval by their counsel of legal matters concerning the offering and to conditions that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all of the common shares offered by this prospectus, other than those common shares covered by the over-allotment option described below, if any are purchased.

    The underwriters initially propose to offer the common shares in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at such price less a concession not in excess of $    per common
share. The underwriters may allow, and such dealers may re-allow, to other
dealers a concession not in excess of $    per common share. After the initial
offering of the common shares, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The following table shows the underwriting commissions to be paid by us to the underwriters assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                       NO EXERCISE   FULL EXERCISE
Per share............................................  $              $
Total................................................  $              $

    Changepoint will pay the offering expenses, estimated to be $1,000,000.

    An electronic prospectus will be available on the Web site maintained by DLJDIRECT Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on this Web site relating to the offering is not part of this prospectus and has not been approved or endorsed by Changepoint or the underwriters, and should not be relied on by prospective investors.

    Changepoint has granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of additional common shares at the initial public offering price less underwriting commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional common shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

    Changepoint has agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make.

    Changepoint, its officers, directors, shareholders and substantially all of its option holders are subject to agreements providing that, with limited exceptions, they will not:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly any common shares or any securities convertible into or exercisable or exchangeable for common shares (except that, in the case of such persons other than Changepoint, this restriction will not apply to common shares acquired in connection with this offering or in the open market on or after the date of this prospectus); or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares, whether any such transaction described above is to be settled by delivery of common shares or other securities, in cash or otherwise for a period of 180 days after the date of this prospectus. Donaldson, Lufkin & Jenrette Securities Corporation may release some or all of these shares from such restrictions prior to the expiration of the 180-day period lock-up period, although it has no current intention of doing so. Donaldson, Lukfin & Jenrette Securities Corporation will consider, among other factors, the shareholder's reasons for requesting the release, the number of shares for which release is being requested and the market conditions at the time of release, and may consider its own position, if any, in the securities. Changepoint currently is not aware of any officer, director or current shareholder that intends to ask for a release from the lock-up restrictions.

    In addition, during such 180-day period, Changepoint has also agreed not to file any registration statement with respect to the registration of any common shares or any securities convertible into or exercisable or exchangeable for common shares without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, other than a registration statement on Form S-8 relating to the registration of common shares underlying options. Furthermore, no Changepoint shareholders have demand registration rights that may be exercised during such 180 day period which have not been waived.

    Prior to the offering, there has been no established trading market for the common shares. The initial public offering price of the common shares offered by this prospectus will be determined by negotiation among Changepoint and the underwriters. The factors to be considered in determining the initial public offering price include:

    - the history of and the prospects for the industry in which Changepoint competes;

    - the past and present operations of Changepoint;

    - the historical results of operations of Changepoint;

    - the prospects for future earnings of Changepoint;

    - the recent market prices of securities of generally comparable companies; and

    - the general condition of the securities markets at the time of the offering.

    The underwriters have reserved up to 500,000 common shares to be sold in this offering for sale to some of our employees and associates of our employees and directors, and to other individuals or companies who have commercial arrangements or personal relationships with us, including a company with which we have a relationship that has a contractual right to participate. Through this directed share program, we intend to ensure that those individuals and companies that have supported us, that have a contractual relationship, or who are in a position to support us in the future, have the opportunity to purchase our common shares at the same price that we are offering our common shares to the general public. Prospective participants will not receive any investment materials other than a copy of this prospectus, and will be permitted to participate in this offering at the initial public offering price presented on the cover page of this prospectus. No commitment to purchase common shares by any participant in the directed share program will be accepted until after the registration statement of which this prospectus is a part is effective and an initial public offering price has been established. The number of common shares available for sale to the general public will be reduced by the number of common shares sold through the directed share program. Any common shares reserved for the directed share program which are not so purchased will be offered by the underwriters to the general public on the same basis as the other common shares offered hereby.

    Of the 500,000 common shares to be reserved in the directed share program, up to 150,000 common shares may be offered directly by Changepoint to its employees who reside in Canada at the initial public offering price. In accordance with applicable Canadian securities laws, the underwriters may not receive any commissions on sales of securities by Changepoint to such employees. Consequently, to the extent that these employees purchase shares in the directed share program, the underwriters' commissions, as set forth in the table above and on the cover page of this prospectus, will be reduced accordingly. No commitment to purchase common shares by any employee who resides in Canada will be accepted by Changepoint until after the registration statement of which this prospectus is a part is effective. Any common shares reserved for employees who reside in Canada which are not so purchased will be offered by the underwriters to the general public on the same basis as the other common shares offered hereby.

    Other than in the United States, no action has been taken by Changepoint or the underwriters that would permit a public offering of the common shares offered in any jurisdiction where action for that purpose is required. The common shares offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such common shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered in any jurisdiction in which such an offer or a solicitation is unlawful.

    The common shares may be offered in Canada by the underwriters or their Canadian affiliates pursuant to a prospectus qualifying the common shares for distribution in certain provinces in Canada or pursuant to prospectus exemptions under applicable securities legislation. Each of the underwriters has agreed that it will only distribute common shares in Canada in accordance with prospectus and registration requirements of applicable securities legislation or exemptions from these requirements.

    In connection with the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may create a syndicate short position by making short sales of our common shares and may purchase our common shares on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. The underwriters may close out any covered short position by either exercising their over-allotment portion or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common shares in syndicate covering transactions, in stabilizing transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the common shares. These activities may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

    Goldman, Spring, Schwartz & Kichler, Toronto, Ontario, will pass upon the legality of the common shares offered by this prospectus. Skadden, Arps, Slate, Meagher & Flom LLP, Toronto, Ontario is acting as our United States counsel with respect to the offering. Goodwin, Procter & Hoar LLP, Boston, Massachusetts, is acting as United States counsel to the underwriters. Goodman, Phillips & Vineberg, Toronto, Ontario, is acting as Canadian counsel to the underwriters.

                                    EXPERTS

    The consolidated balance sheets of Changepoint as of July 31, 1998 and 1999 and the consolidated statements of operations, comprehensive income (loss), shareholders' equity (deficiency) and cash flows for each of the years in the three year period ended July 31, 1999 included in this prospectus have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of KPMG LLP as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form F-1 covering the common shares being sold in this offering. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information.

    Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

    You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a Web site (HTTP://WWW.SEC.GOV) that contains reports, proxy and information statements and other information regarding registrants, such as Changepoint, that file electronically with the SEC.

    You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above, and you may also access them electronically at the Web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

    Prior to this offering, we have not been required to file reports with the SEC. Following consummation of the offering, we will be required to file reports and other information with the SEC under the Securities Exchange Act of 1934. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, as a foreign private issuer, we are not required to publish financial statements as frequently or as promptly as United States companies.

                            CHANGEPOINT CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-2

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Operations.......................    F-4

Consolidated Statements of Comprehensive Income (Loss)......    F-5

Consolidated Statements of Shareholders' Equity
  (Deficiency)..............................................    F-6

Consolidated Statements of Cash Flows.......................    F-7

Notes to Consolidated Financial Statements..................    F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Changepoint Corporation

    We have audited the accompanying consolidated balance sheets of Changepoint Corporation as of July 31, 1998 and 1999 and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity (deficiency) and cash flows for each of the years in the three year period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at July 31, 1998 and 1999 and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 1999 in conformity with generally accepted accounting principles in the United States.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
September 20, 1999, except
as to note 16 which is
as of May 26, 2000

                            CHANGEPOINT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                    APRIL 30,
                                                                                                      2000
                                                                                                    PRO FORMA
                                                                   JULY 31,                       SHAREHOLDERS'
                                                              -------------------    APRIL 30,       EQUITY
                                                                1998       1999        2000         (NOTE 16)
                                                              --------   --------   -----------   -------------
                                                                                    (UNAUDITED)   (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,598    $ 4,504     $     505
  Short-term investments (note 3)...........................       --         --           699
  Accounts receivable, net of allowance for doubtful
    accounts of $81 at July 31, 1998; $231 at July 31, 1999;
    and $234 at April 30, 2000..............................    1,014      2,311         4,120
  Investment tax credits receivable.........................      131         44            45
  Prepaid expenses and other................................      207        450           858
                                                              -------    -------     ---------
Total current assets........................................    2,950      7,309         6,227
Property and equipment (note 4).............................      484        502         1,655
                                                              -------    -------     ---------
  Total assets..............................................  $ 3,434    $ 7,811     $   7,882
                                                              =======    =======     =========

     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Accounts payable..........................................  $   127    $   141     $   1,143
  Accrued liabilities (note 5)..............................      507        731           911
  Deferred revenue..........................................      209        401         1,457
  Current portion of obligations under capital leases
    (note 7)................................................       25         82           137
                                                              -------    -------     ---------
Total current liabilities...................................      868      1,355         3,648

LONG-TERM LIABILITIES:
  Obligations under capital leases (note 7).................       52        131           157
                                                              -------    -------     ---------
    Total liabilities.......................................      920      1,486         3,805

Class A redeemable convertible preferred shares (note 8):
  Authorized:
    5,983,962 shares
  Issued and outstanding:
    4,022,450 shares at July 31, 1999 and 5,983,962 shares
    at April 30, 2000.......................................       --      6,557        71,808      $      --
Common shares eligible for redemption (note 9):
  Issued and outstanding:
    3,944,085 shares at July 31, 1998; 3,838,045 shares at
    July 31, 1999; and 3,252,382 shares at April 30, 2000...    5,873      6,243        39,029             --
SHAREHOLDERS' EQUITY (DEFICIENCY):
  Common shares:
    Authorized:
      Unlimited shares
    Issued and outstanding:
      8,106,007 shares at July 31, 1998; 6,789,345 shares at
      July 31, 1999; 6,944,726 shares at April 30, 2000;
      and 16,181,070 shares at April 30, 2000 pro forma.....      178        182         7,065        117,902
  Share purchase loans receivable...........................      (93)       (93)          (56)           (56)
  Deferred stock-based compensation.........................       --         --        (3,487)        (3,487)
  Cumulative other comprehensive income (loss)..............     (244)      (229)         (104)          (104)
  Deficit...................................................   (3,200)    (6,335)     (110,178)      (110,178)
                                                              -------    -------     ---------      ---------
    Total shareholders' equity (deficiency).................   (3,359)    (6,475)     (106,760)     $   4,077
                                                              -------    -------     ---------      =========
Total liabilities and shareholders' equity..................  $ 3,434    $ 7,811     $   7,882
                                                              =======    =======     =========

          See accompanying notes to consolidated financial statements.

                            CHANGEPOINT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                NINE MONTHS ENDED
                                                                   YEAR ENDED JULY 31,              APRIL 30,
                                                              ------------------------------   --------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   ---------
                                                                                                   (UNAUDITED)
REVENUES:
  Products..................................................  $ 1,008    $ 1,821    $ 3,974    $ 2,777    $   5,541
  Services..................................................    1,922      1,986      1,963      1,399        2,036
                                                              -------    -------    -------    -------    ---------
    Total revenues                                              2,930      3,807      5,937      4,176        7,577
                                                              -------    -------    -------    -------    ---------

COST OF REVENUES:
  Products..................................................      172         69        206        172           78
  Services..................................................    1,478      1,231      1,151        765        1,633
                                                              -------    -------    -------    -------    ---------
    Total cost of revenues..................................    1,650      1,300      1,357        937        1,711
                                                              -------    -------    -------    -------    ---------
Gross profit................................................    1,280      2,507      4,580      3,239        5,866

OPERATING EXPENSES:
  Research and development..................................    1,283      1,536      2,073      1,492        2,483
  Sales and marketing.......................................      781      1,670      2,178      1,516        6,682
  General and administrative................................      516        722        993        825        1,225
  Amortization of deferred stock-based compensation*........       --         --         --         --        3,027
                                                              -------    -------    -------    -------    ---------
    Total operating expenses................................    2,580      3,928      5,244      3,833       13,417
                                                              -------    -------    -------    -------    ---------
Loss from operations........................................   (1,300)    (1,421)      (664)      (594)      (7,551)
Interest income.............................................       52         57         50         47          191
Other income (note 15)......................................       --         --        250         --           --
                                                              -------    -------    -------    -------    ---------
Loss before provision for income taxes......................   (1,248)    (1,364)      (364)      (547)      (7,360)
Provision for income tax expense (recovery).................     (131)       (17)        20         20           --
Minority interest...........................................       --         --         --        (27)          --
                                                              -------    -------    -------    -------    ---------
Net loss....................................................   (1,117)    (1,347)      (384)      (540)      (7,360)

Class A preferred shares accretion (note 8).................       --         --     (2,293)        --      (62,144)
Adjustment to fair value on common shares eligible for
  redemption (note 9).......................................     (729)      (498)      (458)        --      (34,175)
                                                              -------    -------    -------    -------    ---------
Net loss applicable to common shares........................  $(1,846)   $(1,845)   $(3,135)   $  (540)   $(103,679)
                                                              =======    =======    =======    =======    =========
Basic and diluted net loss per common share.................  $ (0.23)   $ (0.16)   $ (0.26)   $ (0.05)   $  (10.23)
                                                              =======    =======    =======    =======    =========
Shares used in computation, basic and diluted...............    8,002     11,211     12,041     12,063       10,137
                                                              =======    =======    =======    =======    =========
Pro forma basic and diluted net loss per common share.......                        $ (0.03)              $   (0.47)
                                                                                    =======               =========
Pro forma shares used in computation, basic and diluted.....                         12,041                  15,632
                                                                                    =======               =========

------------------------------

* Note: The amortization of deferred stock-based compensation relates to the cost of services revenues and operating expenses as follows:

                                                                                                NINE MONTHS ENDED
                                                                   YEAR ENDED JULY 31,              APRIL 30,
                                                              ------------------------------   --------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   ---------
                                                                                                   (UNAUDITED)
  Amortization of deferred stock-based compensation:
    Cost of services revenues...............................  $    --    $    --    $    --    $    --    $      76
    Research and development................................       --         --         --         --           67
    Sales and marketing.....................................       --         --         --         --        2,203
    General and administrative..............................       --         --         --         --          681
                                                              -------    -------    -------    -------    ---------
                                                              $    --    $    --    $    --    $    --    $   3,027
                                                              =======    =======    =======    =======    =========

          See accompanying notes to consolidated financial statements.

                            CHANGEPOINT CORPORATION

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                 (IN THOUSANDS)

                                                                                          NINE MONTHS
                                                          YEAR ENDED JULY 31,           ENDED APRIL 30,
                                                     ------------------------------   -------------------
                                                       1997       1998       1999       1999       2000
                                                     --------   --------   --------   --------   --------
                                                                                          (UNAUDITED)
Net loss...........................................  $(1,117)   $(1,347)    $(384)     $(540)    $(7,360)
Other comprehensive income (loss):
  Foreign currency translation adjustment..........       (1)      (241)       15         77         125
                                                     -------    -------     -----      -----     -------
Comprehensive loss.................................  $(1,118)   $(1,588)    $(369)     $(463)    $(7,235)
                                                     =======    =======     =====      =====     =======

          See accompanying notes to consolidated financial statements.

                            CHANGEPOINT CORPORATION

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                         CUMULATIVE
                                                              SHARE                         OTHER                       TOTAL
                                        COMMON SHARES        PURCHASE      DEFERRED     COMPREHENSIVE   RETAINED    SHAREHOLDERS'
                                    ---------------------     LOANS      STOCK-BASED       INCOME       EARNINGS       EQUITY
                                      NUMBER      AMOUNT    RECEIVABLE   COMPENSATION      (LOSS)       (DEFICIT)   (DEFICIENCY)
                                    ----------   --------   ----------   ------------   -------------   ---------   -------------
BALANCES, JULY 31, 1996...........   7,988,734    $   48       $ --        $    --          $  (2)      $     491     $     537
Stock options exercised...........      82,134        93        (93)            --             --              --            --
Issuance of common shares for
  cash............................      27,639        28         --             --             --              --            28
Currency translation adjustment...          --        --         --             --             (1)             --            (1)
Adjustment to fair value on common
  shares eligible for redemption
  (note 9)........................          --        --         --             --             --            (729)         (729)
Net loss..........................          --        --         --             --             --          (1,117)       (1,117)
                                    ----------    ------       ----        -------          -----       ---------     ---------
BALANCES, JULY 31, 1997...........   8,098,507       169        (93)            --             (3)         (1,355)       (1,282)
Issuance of common shares for
  cash............................       7,500         9         --             --             --              --             9
Currency translation adjustment...          --        --         --             --           (241)             --          (241)
Adjustment to fair value on common
  shares eligible for redemption
  (note 9)........................          --        --         --             --             --            (498)         (498)
Net loss..........................          --        --         --             --             --          (1,347)       (1,347)
                                    ----------    ------       ----        -------          -----       ---------     ---------
BALANCES, JULY 31, 1998...........   8,106,007       178        (93)            --           (244)         (3,200)       (3,359)
Stock options exercised...........      73,134        33         --             --             --              --            33
Issuance of Class A preferred
  shares in exchange for common
  shares..........................  (1,389,796)      (29)        --             --             --              --           (29)
Currency translation adjustment...          --        --         --             --             15              --            15
Class A preferred shares accretion
  (note 8)........................          --        --         --             --             --          (2,293)       (2,293)
Adjustment to fair value on common
  shares eligible for redemption
  (note 9)........................          --        --         --             --             --            (458)         (458)
Net loss..........................          --        --         --             --             --            (384)         (384)
                                    ----------    ------       ----        -------          -----       ---------     ---------
BALANCES, JULY 31, 1999...........   6,789,345       182        (93)            --           (229)         (6,335)       (6,475)
Compensation options exercised*...      38,882        37         --             --             --              --            37
Stock options exercised*..........     243,667       382         --             --             --              --           382
Purchase of common shares for
  cancellation*...................    (127,168)      (50)        --             --             --            (164)         (214)
Deferred stock-based
  compensation*...................          --     6,514         --         (6,514)            --              --            --
Currency translation
  adjustment*.....................          --        --         --             --            125              --           125
Class A preferred shares
  accretion* (note 8).............          --        --         --             --             --         (62,144)      (62,144)
Adjustment to fair value on common
  shares eligible for redemption*
  (note 9)........................          --        --         --             --             --         (34,175)      (34,175)
Payment of share purchase loans
  receivable*.....................          --        --         37             --             --              --            37
Amortization of deferred
  stock-based compensation*.......          --        --         --          3,027             --              --         3,027
Net loss*.........................          --        --         --             --             --          (7,360)       (7,360)
                                    ----------    ------       ----        -------          -----       ---------     ---------
BALANCES, APRIL 30, 2000*.........   6,944,726    $7,065       $(56)       $(3,487)         $(104)      $(110,178)    $(106,760)
                                    ==========    ======       ====        =======          =====       =========     =========

------------------------------

* Unaudited

          See accompanying notes to consolidated financial statements.

                            CHANGEPOINT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                 NINE MONTHS
                                                                 YEAR ENDED JULY 31,           ENDED APRIL 30,
                                                            ------------------------------   -------------------
                                                              1997       1998       1999       1999       2000
                                                            --------   --------   --------   --------   --------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................  $(1,117)   $(1,347)   $  (384)    $ (540)   $(7,360)
  Depreciation and amortization...........................      137        164        163        115        182
  Amortization of deferred stock-based compensation.......       --         --         --         --      3,027
  Minority interest.......................................       --         --         --        (27)        --
  Changes in non-cash operating working capital:
    Accounts receivable...................................     (594)        22     (1,080)      (986)    (1,715)
    Investment tax credits receivable.....................     (132)        --        (87)       (57)        --
    Prepaid expenses and other............................       13       (209)      (227)        97       (402)
    Accounts payable......................................      (74)        71         43        (10)     1,008
    Accrued liabilities...................................      261         (9)       151        (44)       168
    Deferred revenue......................................       64        161        190        262      1,061
                                                            -------    -------    -------     ------    -------
  Net cash used in operating activities...................   (1,442)    (1,147)    (1,231)    (1,190)    (4,031)
                                                            -------    -------    -------     ------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of short-term investments......................       --         --         --         --     (3,796)
  Sale of short-term investments..........................       --         --         --         --      3,091
  Purchase of property and equipment......................     (480)       (99)        (3)        --     (1,179)
                                                            -------    -------    -------     ------    -------
  Net cash used in investing activities...................     (480)       (99)        (3)        --     (1,884)
                                                            -------    -------    -------     ------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Class A preferred shares....................       --         --      4,235         --      3,107
  Issuance of special warrants............................    1,836         --         --         --         --
  Issuance of common shares eligible for redemption.......       --      2,810         --         --         --
  Issuance of common shares...............................       28          9         33         --        419
  Repurchase of common shares eligible for redemption.....       --         --         --         --     (1,389)
  Purchase of common shares for cancellation..............       --         --        (88)       (88)      (214)
  Repayment of obligations under capital leases...........       --        (13)       (40)       (27)       (79)
                                                            -------    -------    -------     ------    -------
  Net cash from (used in) financing activities............    1,864      2,806      4,140       (115)     1,844
                                                            -------    -------    -------     ------    -------
Effect of currency translation on cash balances...........       (1)      (143)        --          7         72
                                                            -------    -------    -------     ------    -------
Increase (decrease) in cash and cash equivalents..........      (59)     1,417      2,906     (1,298)    (3,999)
Cash and cash equivalents, beginning of period............      240        181      1,598      1,598      4,504
                                                            -------    -------    -------     ------    -------
Cash and cash equivalents, end of period..................  $   181    $ 1,598    $ 4,504     $  300    $   505
                                                            =======    =======    =======     ======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest..............................................  $    --    $     3    $     8     $    5    $    16
    Income taxes..........................................       --         --         25         25         --
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Capital lease obligations...............................  $    --    $    95    $   175     $   73    $   157
                                                            =======    =======    =======     ======    =======
  Deferred stock-based compensation.......................  $    --    $    --    $    --     $   --    $ 6,514
                                                            =======    =======    =======     ======    =======
  Class A preferred shares accretion......................  $    --    $    --    $    --     $   --    $62,144
                                                            =======    =======    =======     ======    =======
  Adjustment to fair value on common shares eligible for
    redemption............................................  $    --    $    --    $    --     $   --    $34,175
                                                            =======    =======    =======     ======    =======

          See accompanying notes to consolidated financial statements.

                            CHANGEPOINT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 1--DESCRIPTION OF THE BUSINESS

    Changepoint Corporation ("the Company") designs, develops, and markets comprehensive solutions to automate and streamline the business processes of information technology, or IT, services organizations and facilitate business transactions and collaboration among buyers and suppliers of IT services over the Internet.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    These consolidated financial statements are stated in U.S. dollars, except as otherwise noted. They have been prepared in accordance with accounting principles generally accepted in the United States.

    BASIS OF CONSOLIDATION

    These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated.

    UNAUDITED INTERIM FINANCIAL STATEMENTS

    The unaudited interim consolidated balance sheet of the Company as of April 30, 2000 and the consolidated statements of operations, comprehensive income (loss), shareholders' equity (deficiency) and cash flows for the nine months ended April 30, 1999 and 2000 have been included herein. In the opinion of management, these unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of April 30, 2000 and the results of its operations and its cash flows for the nine months ended
April 30, 1999 and 2000. Results for the nine months ended April 30, 2000 are not necessarily indicative of the results to be expected for the entire year.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments with an original maturity date of three months or less from the date of purchase to be cash equivalents.

    The Company has classified its short-term investments as "available for sale". These items are carried at fair value, based on the quoted market prices, and unrealized gains and losses, if material, are reported as a separate component of accumulated other comprehensive income (loss) in shareholders' equity. Because of the short-term nature of the Company's short-term investments, realized and unrealized gains and losses have been immaterial.

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization, and are depreciated and amortized over their estimated useful lives.

    All internal use software is accounted for in accordance with Statement of Position ("SOP") 98-1 Accounting for Costs of Computer Software Developed or Obtained for Internal Use. Any costs that meet the criteria for capitalization under SOP 98-1 will be included in property and equipment as computer software. To date, no such costs have been capitalized.

    Expenditures for maintenance and repairs have been charged to the statement of operations as incurred. Depreciation and amortization are computed using the following methods and annual rates:

    ASSET                                     BASIS                            RATE
    -----                                     -----                            ----
    Computer hardware.......................  Declining balance                30%
    Furniture and fixtures..................  Declining balance                20%
    Computer software.......................  Straight-line               1 - 3 years
    Leasehold improvements..................  Straight-line         Over the term of the lease

    The Company regularly reviews the carrying values of its property and equipment by comparing the carrying amount of the asset to the expected future cash flows to be generated by the asset. If the carrying value exceeds the amount recoverable, a writedown of the asset to estimated fair value is charged to the statement of operations. Assets to be sold are carried at estimated fair value less disposal costs.

    REVENUE RECOGNITION

    The Company recognizes revenue in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-9. SOP 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements.

    To date, the Company has derived its revenue from licenses of its products, maintenance and support, implementation, training and consulting services.

    Revenue recognized from multiple-element software arrangements is allocated to each element of the arrangement based on the fair values of the elements, such as software products, maintenance and support, and implementation and training services. The Company determines the fair values of elements in multiple element arrangements based upon the prices charged when the elements are sold separately or in the case of elements which are not sold separately, based upon the Company's price list which reflects standard volume discounts.

    Revenue from license fees is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant Company obligations with regard to implementation

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) remain, the fee is fixed or determinable, and collectibility is probable. If collectibility is not considered probable, revenue is recognized when the fee becomes due and payable by the customer.

    Maintenance and support revenue is deferred and recognized on a straight-line basis over the life of the related agreement, which is typically one year. Revenue from implementation, training, consulting and other services is recognized when the services are performed.

    Deferred revenue includes amounts billed to customers for which revenue has not been recognized which generally results from deferred maintenance and support and consulting services not yet rendered.

    CURRENCY TRANSLATION

    Monetary assets and liabilities of the Company and of its wholly owned subsidiaries, which are integrated foreign operations, are denominated in foreign currencies and translated into Canadian dollars (which is considered to be the functional currency) at the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at the historical exchange rates. Transactions included in operations are translated at the average rates in effect during such period, except for depreciation and amortization, which are translated at historical rates. Exchange gains and losses resulting from the translation of these foreign denominated amounts are reflected in the consolidated statement of operations in the period in which they occur.

    Foreign exchange losses included in the net loss for the years ended
July 31, 1997, 1998 and 1999 are $19,000, $135,000 and $42,000, respectively, and for the nine months ended April 30, 1999 and 2000 are $53,000 and $43,000, respectively.

    As the Company's reporting currency is the U.S. dollar, the Company translates consolidated assets and liabilities denominated in Canadian dollars into U.S. dollars at the exchange rate prevailing at the balance sheet date, and the consolidated results of operations at the average rate for the period. Cumulative translation adjustments are included in other comprehensive income
(loss).

    RESEARCH AND DEVELOPMENT EXPENSES

    Costs related to research, design and development of computer software to be sold, leased or otherwise marketed are charged to research and development expense as incurred. Such development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, completing a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any such development costs since such costs have not been significant.

    Costs related to research, design and development of computer software for internal use are capitalized or expensed as incurred in accordance with the provisions of SOP 98-1. To date, no such costs have met the criteria for capitalization set out in SOP 98-1 and accordingly, all such costs have been charged to research and development expense as incurred.

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVESTMENT TAX CREDITS

    The Company is entitled to Canadian federal and provincial investment tax credits, which are earned as a percentage of eligible current and capital research and development expenditures incurred in each taxation year. Certain investment tax credits are fully refundable to the Company until such time as the Company loses its status as a Canadian Controlled Private Corporation. All other investment tax credits are available to be applied against future income tax liabilities, subject to a 10-year carryforward period. Investment tax credits are accounted for as a reduction of the related expenditure for items of a current nature and a reduction of the related asset cost for items of a long-term nature, provided that the Company has reasonable assurance that the tax credits will be realized.

    INCOME TAXES

    Under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in the consolidated statement of operations in the period that includes the enactment date.

    STOCK-BASED COMPENSATION

    The Company follows Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and related interpretations, in accounting for its employee stock options. Under APB 25, deferred stock-based compensation is recorded at the option grant date at an amount equal to the difference between the fair market value of a common share and the exercise price of the option. For stock options granted to other than employees, deferred stock-based compensation is recorded at the fair value of the options granted as determined under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). Deferred stock-based compensation resulting from employee option grants is amortized over the vesting period of the individual options, which is generally three years.

    NET LOSS PER COMMON SHARE

    Net loss per common share has been calculated on the basis of earnings divided by the weighted average number of common shares, including common shares eligible for redemption, outstanding during each period. Diluted net loss per common share has been calculated assuming that the Class A redeemable convertible preferred shares and stock options outstanding at the end of the period had been converted or exercised at the later of the beginning of the period or their date of issuance, where such conversion or exercise would be dilutive. Pro forma basic and diluted net loss per common share

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) has been calculated to give effect to the conversion of all outstanding Class A redeemable convertible preferred shares which will occur upon the completion of the public share offering.

    FINANCIAL INSTRUMENTS

      CONCENTRATION OF CREDIT RISK

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and accounts receivable. Cash equivalents consist of deposits with, or guaranteed by, major commercial banks, the maturities of which are three months or less from the date of purchase. With respect to accounts receivable, the Company performs periodic credit evaluations of the financial condition of its customers and typically does not require collateral from them. Management assesses the need for allowances for potential credit losses by considering the credit risk of specific customers, historical trends and other information.

      FOREIGN CURRENCY RISK MANAGEMENT

        A substantial portion of the Company's sales are denominated in U.S. dollars. The Company uses the revenue stream in U.S. dollars as a natural hedge to cover expenses denominated in U.S. dollars. The Company does not hedge the risk related to fluctuations of the exchange rate between U.S. and Canadian dollars from the date of the sales transaction to the collection date due to the short-term nature of this exposure.

      FAIR VALUES OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

        The carrying values of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity of the instruments. In addition, the carrying values of obligations under capital leases and Class A redeemable convertible preferred shares and common shares eligible for redemption approximate their fair values. The following methods and assumptions were used to estimate the fair value of the following financial instruments:

       (a) Obligations under capital leases--at the present value of the contractual future payments of principal and interest, discounted at the current market rates of interest available to the Company for the same or similar debt instrument.

       (b) Class A redeemable convertible preferred shares -- at the greater of the estimated fair value of the common shares into which the Class A shares are convertible, and the present value of contractual future payments of dividends and capital, discounted at the current market rates of interest available to the Company for the same or similar instrument.

       (c) Common shares eligible for redemption--at the estimated fair value of the common shares.

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COMPREHENSIVE LOSS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and presentation of comprehensive income. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from shareholder transactions.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not assessed the impact on its financial position, results of operations or cash flows of adopting SFAS No. 133. The Company will be required to implement SFAS No. 133, as amended by SFAS No. 137 for its fiscal year ending July 31, 2001.

NOTE 3--SHORT-TERM INVESTMENTS

    The Company's investments consist of commercial paper and bankers' acceptances all due within one year.

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

                                                            JULY 31,
                                                      ---------------------   APRIL 30,
                                                        1998        1999         2000
                                                      ---------   ---------   ----------
Computer hardware...................................    $ 418       $ 497       $1,372
Furniture and fixtures..............................      274         337          267
Computer software...................................       33          33          535
Leasehold improvements..............................      116         116          118
                                                        -----       -----       ------
                                                          841         983        2,292
Less accumulated depreciation and amortization......      357         481          637
                                                        -----       -----       ------
                                                        $ 484       $ 502       $1,655
                                                        =====       =====       ======

    The cost and the accumulated depreciation and amortization of assets under capital leases are $84,000 and $10,000 at July 31, 1998; $260,000 and $33,000 at
July 31, 1999; and $420,000 and $92,000 at April 30, 2000.

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 5--ACCRUED LIABILITIES

    Accrued liabilities consist of the following (in thousands):

                                                            JULY 31,
                                                      ---------------------   APRIL 30,
                                                        1998        1999         2000
                                                      ---------   ---------   ----------
Accrued payroll related expenses....................    $ 397       $ 569       $  819
Accrued other.......................................      110         162           92
                                                        -----       -----       ------
                                                        $ 507       $ 731       $  911
                                                        =====       =====       ======

NOTE 6--OPERATING LINE OF CREDIT

    The Company has an operating line of credit of up to Cdn $5,000,000 (approximately $3,376,000) payable on demand, bearing interest at prime plus 1% and secured by a general security agreement, which provides for charges on all assets of the Company. No amounts had been drawn on the operating line at July 31, 1998, July 31, 1999 or April 30, 2000.

NOTE 7--OBLIGATIONS UNDER LEASES

    CAPITAL LEASES

    The following is an analysis, by fiscal year, of the future minimum lease payments for capital leases as at April 30, 2000, for the periods following that date as set out below (in thousands):

                                                              (unaudited)
Year ending July 31,
  2000......................................................     $ 38
  2001......................................................      151
  2002......................................................      111
  2003......................................................       26
                                                                 ----
                                                                  326

Less amount representing interest (at rates ranging
  from 6.66% to 7.5%).......................................       32
                                                                 ----
Balance of obligation.......................................      294
Less current portion........................................      137
                                                                 ----
                                                                 $157
                                                                 ====

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 7--OBLIGATIONS UNDER LEASES (CONTINUED)
    OPERATING LEASES

    The Company is committed to make payments under various operating lease agreements for office space expiring on or before March, 2011. Future minimum lease payments, as at April 30, 2000, for the periods following that date, by fiscal year, are as follows (in thousands):

                                                              (unaudited)
Year ending July 31,
  2000......................................................    $  113
  2001......................................................       747
  2002......................................................     1,039
  2003......................................................       909
  2004......................................................       854
  Thereafter................................................     6,036
                                                                ------
                                                                $9,698
                                                                ======

    Rent expense was $132,000, $290,000 and $301,000 for the years ended July 31, 1997, 1998 and 1999, respectively and $219,000 and $408,000 for the nine months ended April 30, 1999 and 2000, respectively.

NOTE 8--CLASS A REDEEMABLE CONVERTIBLE PREFERRED SHARES

    The Company is authorized to issue and has issued 5,983,962 Class A redeemable convertible preferred shares (the "Class A Shares").

    The holders of the Class A Shares are entitled to receive cumulative dividends, at a rate per annum of $0.17 per share. To April 30, 2000, there have been no dividends paid or declared by the Company and dividends in arrears amounted to approximately $700,000. The Class A Shares are convertible into common shares at the option of the holder, initially on a one-for-one basis and thereafter based on a formula and subject to adjustments for future dilution. Class A Shares automatically convert into common shares at the then applicable conversion rate upon a public offering of the Company's common shares. Such a public offering must be at a price per share of not less than approximately $9.00 and must be for aggregate proceeds in excess of $20,000,000. Each holder of Class A Shares is entitled to that number of votes equal to the number of common shares into which the Class A shares are convertible.

    All the Class A Shares are required to be redeemed on or after June 1, 2005 if such redemption is approved by a majority of the then outstanding Class A Shares. The redemption price for the Class A Shares is an amount equal to the greater of (i) the Liquidation Preference Payment, or (ii) the fair market value of the Class A Shares. The Liquidation Preference Payment is the amount equal to the greater of (i) $1.70 per Class A Share plus all accrued dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the date payment thereof is made available, or (ii) such amount per Class A Share as would have been payable had each such Class A Share been converted to common shares based on a formula immediately prior to the

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 8--CLASS A REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED) liquidation, dissolution or winding up of the Company. Accordingly, such shares have been classified outside of equity and are being adjusted to fair value at each reporting period, with periodic adjustments recorded as preferred share accretion.

    The following summarizes the activities in the Class A shares for each of the periods noted below (in thousands, except number of shares):

                                                          NUMBER OF
                                                           SHARES      AMOUNT
                                                          ---------   --------
Balances, July 31, 1997 and 1998........................         --   $    --
Issued in exchange for 2,084,694 common shares..........  1,389,796        29
Issued for cash.........................................  2,632,654     4,235
Adjustment to fair value................................         --     2,293
                                                          ---------   -------
Balances, July 31, 1999.................................  4,022,450     6,557
Issued for cash (unaudited).............................  1,961,512     3,107
Adjustment to fair value (unaudited)....................         --    62,144
                                                          ---------   -------
Balances, April 30, 2000 (unaudited)....................  5,983,962   $71,808
                                                          =========   =======

NOTE 9--COMMON SHARES ELIGIBLE FOR REDEMPTION

    In September 1996, the Company issued 1,767,352 special warrants and 1,767,352 options to buy common shares for net proceeds of $1,836,000. Each special warrant entitled the holder to acquire one common share for no additional consideration if the Company issued shares in an initial public offering by September 1, 1997. Otherwise, each special warrant entitled the holder to acquire 1.1 common shares for no additional consideration. The special warrants were exercised on September 30, 1997 and 1,944,085 common shares were issued. Each option entitles the holder to acquire, without further payment,
0.14 common shares in the event that the price of a common share in an initial public offering or a sale of the shares of the Company to a third party produces an effective yield of less than 25% per annum to the holder of the common shares issued in this offering. As of January 31, 2000, there were 1,446,016 options outstanding.

    On November 3, 1997, the Company issued 2,000,000 units for net proceeds of $2,810,000. Each unit consists of 1 common share of the Company and one option to purchase 0.1765 additional common shares without further payment exercisable if the Company does not complete an initial public offering or sale of the Company by November 3, 1999. During the six month period ended January 31, 2000, all of the options issued in connection with this financing were either purchased for cancellation or exercised.

    The holders of the common shares acquired through either the conversion of the special warrants or the purchase of units have the right to sell their common shares back to the Company for fair market value on June 1, 2005 if the Company does not complete a public offering of common shares for proceeds of at least $4,842,000 on specified stock exchanges, or has not been sold or is in material default under the terms of the shareholders' agreement.

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 9--COMMON SHARES ELIGIBLE FOR REDEMPTION (CONTINUED)
    Accordingly, such shares have been classified outside of equity and are being adjusted to fair value at each reporting period by charges to deficit.

    The following summarizes the activity in the special warrants and common shares eligible for redemption related to the above financings (in thousands, except number of special warrants and shares):

                                                                                 COMMON SHARES ELIGIBLE
                                                            SPECIAL WARRANT          FOR REDEMPTION
                                                         ---------------------   -----------------------
                                                           NUMBER      AMOUNT      NUMBER       AMOUNT
                                                         ----------   --------   -----------   ---------
   Balances, July 31, 1996.............................          --   $    --            --     $    --
                                                         ----------   -------    ----------     -------
   September 12, 1996 financing........................   1,767,352     1,836            --          --
   Adjustment to fair value............................          --       729            --          --
                                                         ----------   -------    ----------     -------
   Balances, July 31, 1997.............................   1,767,352     2,565            --          --
   Exercise of special warrants........................  (1,767,352)   (2,565)    1,944,085       2,565
   November 3, 1997 financing..........................          --        --     2,000,000       2,810
   Adjustment to fair value............................          --        --            --         498
                                                         ----------   -------    ----------     -------
   Balances, July 31, 1998.............................          --        --     3,944,085       5,873
   Purchase for cancellation...........................          --        --      (106,040)        (88)
   Adjustment to fair value............................          --        --            --         458
                                                         ----------   -------    ----------     -------
   Balances, July 31, 1999.............................          --        --     3,838,045       6,243
   Purchase for cancellation (unaudited)...............          --        --      (834,928)     (1,389)
   Exercise of options (unaudited).....................          --        --       249,265          --
   Adjustment to fair value (unaudited)................          --        --            --      34,175
                                                         ----------   -------    ----------     -------
   Balances, April 30, 2000 (unaudited)................           -   $    --     3,252,382     $39,029
                                                         ==========   =======    ==========     =======

NOTE 10--EMPLOYEE STOCK OPTION PLANS

    1997 EMPLOYEE STOCK OPTION PLAN

    The 1997 Employee Stock Option Plan (the "1997 Plan") was established for the benefit of employees of the Company and provides for the granting of up to 1,000,000 options. Options granted under the 1997 Plan vest over three years and expire five years from the date of grant. As a result of the establishment of the 1999 Employee Stock Option Plan, no additional options have been granted under the 1997 Plan since September 2, 1998.

    1999 STOCK OPTION PLAN

    The 1999 Stock Option Plan (the "1999 Plan") was established for the benefit of employees, directors and certain consultants of the Company. The 1999 Plan provides for the granting of up to 3,000,000 options. Generally, options granted under the Plan vest over three years and expire ten years

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 10--EMPLOYEE STOCK OPTION PLANS (CONTINUED) from the date of grant. In some cases, options granted under the 1999 Plan may vest immediately, or over periods other than three years.

    OTHER GRANTS OF EMPLOYEE STOCK OPTIONS

    In addition to the stock options granted pursuant to the 1997 Plan and the 1999 Plan, the Company also issued additional options to employees and directors between May 1996 and July 1999. The terms and conditions of such options varied from case to case.

    Details of stock option transactions are as follows:

                                                              YEAR ENDED JULY 31,
                                       ------------------------------------------------------------------     NINE MONTHS ENDED
                                               1997                   1998                   1999              APRIL 30, 2000
                                       --------------------   --------------------   --------------------   ---------------------
                                                  WEIGHTED               WEIGHTED               WEIGHTED                WEIGHTED
                                                   AVERAGE                AVERAGE                AVERAGE                 AVERAGE
                                                  EXERCISE               EXERCISE               EXERCISE                EXERCISE
                                                  PRICE PER              PRICE PER              PRICE PER               PRICE PER
                                        NUMBER      SHARE      NUMBER      SHARE      NUMBER      SHARE      NUMBER       SHARE
                                       --------   ---------   --------   ---------   --------   ---------   ---------   ---------
Outstanding, beginning of period.....    44,367     $0.01      326,501     $1.05      581,679     $1.12       617,690     $1.28
Granted..............................   364,268     $1.19      389,333     $1.41      263,240     $1.47     1,847,905     $6.07
Exercised............................   (82,134)    $1.14           --        --      (73,134)    $0.45      (243,667)    $1.53
Cancelled............................        --        --     (134,155)    $1.37     (154,095)    $1.47      (143,516)    $1.94
                                       --------               --------               --------               ---------
Outstanding, end of period...........   326,501     $1.05      581,679     $1.12      617,690     $1.28     2,078,412     $5.48
                                       ========               ========               ========               =========

                                                                                                  NINE
                                                                                                 MONTHS
                                                                   YEAR ENDED JULY 31,           ENDED
                                                              ------------------------------   APRIL 30,
                                                                1997       1998       1999        2000
                                                              --------   --------   --------   ----------
Weighted average fair value of options granted during the
  period with exercise prices equal to fair value at date of
  grant.....................................................   $0.30      $0.33      $0.35       $1.31
Weighted average fair value of options granted during the
  period with exercise prices less than fair value at date
  of grant..................................................    --         --         --         $6.21
Weighted average fair value of options granted during the
  period with exercise prices greater than fair value at
  date of grant.............................................    --         --         --         --

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 10--EMPLOYEE STOCK OPTION PLANS (CONTINUED)
    The stock options expire at various dates between May 2003 and April 2010. As of April 30, 2000, the weighted average remaining contractual lives of outstanding and exercisable options were as follows:

                                              WEIGHTED AVERAGE
                                                 REMAINING
    RANGE OF EXERCISE         NUMBER          CONTRACTUAL LIFE         NUMBER
         PRICES             OUTSTANDING           (YEARS)            EXERCISABLE
    -----------------       -----------       ----------------       -----------
     $  1.05 to 1.35           366,040               2.3               293,211
     $  1.52 to 1.69           957,672               8.5               132,858
     $10.00 to 12.50           487,000               9.7                --
     $15.00 to 16.50           267,700               9.9                26,250
                             ---------                                 -------
     $ 1.05 to 16.50         2,078,412                                 452,319
                             =========                                 =======

    The Company recorded deferred stock-based compensation of $4,735,000 and $1,779,000 for the period from August 1, 1999 to April 30, 2000 for option grants to employees and consultants, respectively. Amortization of deferred stock-based compensation amounted to $3,027,000 for the period from August 1, 1999 to April 30, 2000. The compensation was determined based on the fair value at the grant date of the stock options.

    Had compensation expense for stock options granted to employees been determined based on the fair value at the grant dates for the awards under the plan consistent with the method under SFAS 123, "Accounting for Stock-Based Compensation", the Company's net loss and net loss per common share would have been reported as the pro forma amounts indicated in the table below. To determine the fair value of each option on the grant date the following assumptions were used: dividend yield of 0.0%, zero volatility, a weighted average risk free interest rate of 5.5% and a weighted average expected life of options of 5 years.

    Historical and pro forma information for the periods indicated is as follows (in thousands, except per share amounts):

                                                                                NINE MONTHS ENDED
                                                      YEAR ENDED JULY 31,           APRIL 30,
                                                  ---------------------------   -----------------
                                                   1997      1998      1999      1999      2000
                                                  -------   -------   -------   -------   -------
Net loss--as reported...........................  $(1,117)  $(1,347)  $ (384)   $ (540)   $(7,360)
Net loss--pro forma.............................   (1,140)   (1,388)    (456)     (597)    (7,468)
Net loss per common share--as reported..........    (0.23)    (0.16)   (0.26)    (0.05)    (10.23)
Net loss per common share--pro forma............    (0.23)    (0.17)   (0.27)    (0.05)    (10.24)
Weighted average grant date fair value of
  options granted during the period.............     0.30      0.33     0.35      0.35       4.93

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 11--INCOME TAXES

    Income tax expense (recovery) attributable to loss for the period consists of (in thousands):

                                                                NINE MONTHS ENDED
                                      YEAR ENDED JULY 31,           APRIL 30,
                                  ---------------------------   -----------------
                                   1997      1998      1999      1999      2000
                                  -------   -------   -------   -------   -------
Current:
  Domestic......................   $(131)    $ (17)    $  --     $  --     $  --
  Foreign.......................      --        --        20        20        --
                                   -----     -----     -----     -----     -----
                                   $(131)    $ (17)    $  20     $  20     $  --
                                   =====     =====     =====     =====     =====

    The provision for income taxes differs from the amount computed by applying the combined federal and provincial income tax rate of 44.6% to the loss before provision for income taxes as a result of the following (in thousands):

                                                                                NINE MONTHS ENDED
                                                      YEAR ENDED JULY 31,           APRIL 30,
                                                  ---------------------------   -----------------
                                                   1997      1998      1999      1999      2000
                                                  -------   -------   -------   -------   -------
Loss before provision for income taxes..........  $(1,248)  $(1,364)   $(364)    $(540)   $(7,360)
                                                  =======   =======    =====     =====    =======
Computed expected tax recovery..................  $  (557)  $  (608)   $(162)    $(241)   $(3,283)
Increase (reduction) in income tax recovery
  resulting from:
  Effect of different tax rates on losses of
    foreign subsidiaries........................      135       508      312       293        190
  Permanent differences:
    Utilization of net capital loss.............       --        --     (109)       --         --
    Amortization of deferred stock-based
      compensation..............................       --        --       --        --        495
  Change in beginning of the period balance of
    the valuation allowance allocated to income
    tax expense.................................      306        34      (23)      (40)     2,620
  Other.........................................      (15)       49        2         8        (22)
                                                  -------   -------    -----     -----    -------
  Provision for income tax expense (recovery)...  $  (131)  $   (17)   $  20     $  20    $    --
                                                  =======   =======    =====     =====    =======

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 11--INCOME TAXES (CONTINUED)
    The tax effect of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at July 31, 1998 and 1999 and April 30, 2000 are presented below (in thousands):

                                                    JULY 31,
                                              ---------------------   APRIL 30,
                                                1998        1999         2000
                                              ---------   ---------   ----------
Future tax assets:
  Non-capital loss carried forward..........    $211        $151        $2,158
  Share issue costs.........................      --          18            90
  Stock-based compensation..................      --          --           693
  Other.....................................      --          19            14
                                                ----        ----        ------
  Total gross future tax assets.............     211         188         2,955
  Less valuation allowance..................     211         188         2,808
                                                ----        ----        ------
  Net future tax assets.....................      --          --           147

Future tax liabilities:
  Depreciation and amortization.............      --          --          (147)
                                                ----        ----        ------
  Total gross future tax liabilities........      --          --          (147)
                                                ----        ----        ------
  Net future tax assets (liabilities).......    $ --        $ --        $   --
                                                ====        ====        ======

    In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income, uncertainties related to the industry in which the Company operates and tax planning strategies in making this assessment.

    As of April 30, 2000, the Company had losses and deductions of approximately $2,712,000 available to reduce future years' taxable income in Canada, of which $2,463,000 expire in 2007 and the remainder expire in 2005. The Company has U.S. losses and deductions of approximately $1,768,000 available to reduce future years' taxable income in the U.S., all of which expire in 2020. The Company has U.K. losses and deductions of approximately $743,000 available to reduce future years' taxable income in the U.K., which have no expiry date.

    Furthermore, the Company has capital losses of approximately $380,000 which may be utilized to reduce future taxes on capital gains and have no expiry date. The income tax benefits of these losses have not been reflected in the consolidated financial statements.

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 12--SEGMENTED INFORMATION

    The Company is managed along product lines and currently operates in one reportable segment: the development and sale of Web-based software that automates and streamlines the business processes of professional services organizations and corporate IT departments ("Changepoint Solution").

    Until March 31, 1998, the Company also engaged in providing project management consulting services to the IT service industry, which it phased out to focus on its software business.

    From January 1, 1997 until June 30, 1999, the Company also offered an Internet software product called "involv" which was a Web-based team collaboration product that allowed groups of individuals to work together over the Internet or over corporate intranets on team initiatives. On June 30, 1999, the Company sold its interest in the involv product to focus exclusively on its Changepoint Solution (see note 14).

    Accordingly, the Company operated in two reportable segments in the year ended July 31, 1997, three segments in the year ended July 31, 1998, two segments in the year ended July 31, 1999, and one segment in the period ended April 30, 2000.

    Management evaluated the performance of its segments and allocated resources to them based on gross margin. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company's assets, operating expenses, interest and other income are maintained at the Company's corporate headquarters and are not allocated to the segments.

    Year ended July 31, 1997 (in thousands):

                                                CONSULTING   CHANGEPOINT
                                                 SERVICES     SOLUTION      TOTAL
                                                ----------   -----------   --------
Product revenues..............................    $    --       $1,008     $ 1,008
Service revenues..............................      1,208          714       1,922
                                                  -------       ------     -------
                                                    1,208        1,722       2,930
Cost of revenues..............................      1,107          543       1,650
                                                  -------       ------     -------
Gross profit..................................    $   101       $1,179     $ 1,280
                                                  =======       ======     =======

    Year ended July 31, 1998 (in thousands):

                                     CONSULTING              CHANGEPOINT
                                      SERVICES     INVOLV     SOLUTION      TOTAL
                                     ----------   --------   -----------   --------
Product revenues...................     $  --       $270        $1,551     $ 1,821
Service revenues...................       538         --         1,448       1,986
                                        -----       ----        ------     -------
                                          538        270         2,999       3,807
Cost of revenues...................       667         48           585       1,300
                                        -----       ----        ------     -------
Gross profit.......................     $(129)      $222        $2,414     $ 2,507
                                        =====       ====        ======     =======

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 12--SEGMENTED INFORMATION (CONTINUED)
    Year ended July 31, 1999 (in thousands):

                                                         CHANGEPOINT
                                               INVOLV     SOLUTION      TOTAL
                                              --------   -----------   --------
Product revenues............................  $   273       $3,701     $ 3,974
Service revenues............................       --        1,963       1,963
                                              -------       ------     -------
                                                  273        5,664       5,937
Cost of revenues............................       98        1,259       1,357
                                              -------       ------     -------
Gross profit................................  $   175       $4,405     $ 4,580
                                              =======       ======     =======

    All long-lived assets relating to the Company's operations are located in Canada. Revenue per geographic location, based on the location of the external customer, is as follows (in thousands):

                                                                NINE MONTHS ENDED
                                      YEAR ENDED JULY 31,           APRIL 30,
                                  ---------------------------   -----------------
                                   1997      1998      1999      1999      2000
                                  -------   -------   -------   -------   -------
                                                                   (UNAUDITED)
Revenue by geographic locations:
  United States.................  $  715    $2,067    $3,674    $2,583    $5,974
  Canada........................   2,202     1,718     1,951     1,471     1,273
  Other.........................      13        22       312       122       330
                                  ------    ------    ------    ------    ------
                                  $2,930    $3,807    $5,937    $4,176    $7,577
                                  ======    ======    ======    ======    ======

    For the year ended July 31, 1997, three customers accounted for 18%, 16%, and 10% of revenues, respectively. For the year ended July 31, 1998, one customer accounted for 13% of revenues. For the nine months ended April 30, 1999, two customers accounted for 13% and 10% of revenues, respectively. For the year ended July 31, 1999, no customer accounted for more than 10% of revenues. For the nine months ended April 30, 2000, one customer accounted for 10% of revenues.

    As of July 31, 1998, the Company had receivables from two significant customers amounting to 36% and 11% of total accounts receivable and 12% and 10% at July 31, 1999. As of April 30, 2000, the Company had accounts receivable from one customer amounting to 23% of total accounts receivable.

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 13--NET LOSS PER COMMON SHARE

    The following table reconciles the numerators and denominators of the historical and pro forma basic and diluted net loss per common share computation (in thousands, except per share amounts):

                                                                              NINE MONTHS ENDED
                                                   YEAR ENDED JULY 31,            APRIL 30,
                                               ---------------------------   --------------------
                                                1997      1998      1999       1999       2000
                                               -------   -------   -------   --------   ---------
                                                                                 (UNAUDITED)
Numerator for basic and diluted net loss per
  common share:
  Net loss...................................  $(1,117)  $(1,347)  $  (384)  $   (540)  $  (7,360)
    Class A preferred share accretion........       --        --    (2,293)        --     (62,144)
    Common share eligible for redemption
      accretion..............................     (729)     (498)     (458)        --     (34,175)
                                               -------   -------   -------   --------   ---------
  Net loss applicable to common shares.......  $(1,846)  $(1,845)  $(3,135)  $   (540)  $(103,679)
                                               =======   =======   =======   ========   =========
Denominator for basic and diluted net loss
  per common share:
  Weighted average number of
    common shares............................    8,002    11,211    12,041     12,063      10,137
                                               =======   =======   =======   ========   =========
Basic and diluted net loss per
  common share...............................  $ (0.23)  $ (0.16)  $ (0.26)  $  (0.05)  $  (10.23)
                                               =======   =======   =======   ========   =========
Numerator for pro forma basic and diluted net
  loss per common share:
  Net loss...................................                      $  (384)             $  (7,360)
                                                                   =======              =========

Denominator:
  Weighted average common shares, basic
    and diluted..............................                       12,041                 10,137
  Conversion of Class A preferred shares.....                           --                  5,495
                                                                   -------              ---------
                                                                    12,041                 15,632
                                                                   =======              =========
Pro forma basic and diluted net loss per
  common share...............................                      $ (0.03)             $   (0.47)
                                                                   =======              =========

    Due to the net loss for all periods presented, all potential common shares outstanding are considered anti-dilutive and are excluded from the calculation of diluted loss per common share.

NOTE 14--SALE OF INVOLV CORPORATION

    On June 30, 1999, the Company sold its subsidiary involv Corporation to a third party.

    The Company received shares of the purchaser and two promissory notes aggregating Cdn. $500,000 (approximately $346,000) as consideration. In addition, the Company may receive additional amounts based upon future revenue and future equity financings of the purchaser. As the purchaser is a development stage company without the financing to pay the Company in cash, the

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 14--SALE OF INVOLV CORPORATION (CONTINUED)
Company has not recorded any proceeds on the sale and there was no gain or loss on the sale. Any payments received from the purchaser will be recorded as income when received.

NOTE 15--OTHER INCOME

    The other income of $250,000 in 1999 represents a payment received by the Company in connection with an unconsummated business relationship.

NOTE 16--SUBSEQUENT EVENTS

    (a) On February 29, 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell its common shares in connection with a proposed initial public offering ("IPO"). If the offering is consummated under the terms presently anticipated, all the then outstanding Class A redeemable convertible preferred shares will automatically convert into common shares of the Company on a one-for-one basis upon the closing of the proposed IPO. In addition, the right of holders of common shares eligible for redemption to sell their shares to the Company for fair market value will be cancelled upon closing of the offering under the terms presently anticipated. The effect of the conversion of the Class A shares and the expiry of the redemption privilege on certain common shares have been reflected as unaudited pro forma shareholders' equity in the accompanying consolidated balance sheet as at April 30, 2000.

    (b) On May 26, 2000, the Company issued 2,873,696 Class B redeemable convertible preferred shares (the "Class B Shares") for proceeds, net of issue costs, of approximately $24.8 million. The holders of the Class B Shares are entitled to receive cumulative dividends, at a rate per annum of $0.90 per share. The Class B Shares are convertible into common shares at the option of the holder, on a one-for-one basis. If by May 31, 2001, the Company has not completed an initial public offering, the conversion rate shall be automatically adjusted such that each Class B Share shall be convertible into 1.2 common shares for each Class B Share converted after May 31, 2001. Class B Shares automatically convert into common shares at the then applicable conversion rate upon a public offering of the Company's common shares. Such a public offering must be at a price per share of not less than $9.00 and must be for aggregate proceeds in excess of $20,000,000. Each holder of Class B Shares is entitled to that number of votes equal to the number of common shares into which the Class B Shares are convertible.

       All the Class B Shares are required to be redeemed on or after June 1, 2005 if such redemption is approved by a majority of the then outstanding Class B Shares. The redemption price for the Class B Shares is an amount equal to the greater of (i) the Liquidation Preference Payment, or (ii) the fair market value of the Class B Shares. The Liquidation Preference Payment is the amount equal to the greater of (i) $9.00 per Class B Share plus all accrued dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the date payment thereof is made available, or (ii) such amount per Class B Share as would have been payable had each such Class B Share been

                            CHANGEPOINT CORPORATION

                 (INFORMATION AS OF APRIL 30, 2000 AND FOR THE
            NINE MONTHS ENDED APRIL 30, 1999 AND 2000 IS UNAUDITED)

NOTE 16--SUBSEQUENT EVENTS (CONTINUED)
       converted to common shares based on a formula immediately prior to the liquidation, dissolution or winding up of the Company. Accordingly, such shares have been classified outside of equity and are being adjusted to fair value at each reporting period, with periodic adjustments recorded as preferred share accretion.

                      [DESCRIPTION OF BACK COVER ARTWORK]

    The following statement appears in a shaded rectangular box at the top of the page : "The Professional Services Business Cycle"

    In the center of the page is a large circle containing symbols, such as a telephone and an alarm clock, that bear the following titles: (1) Engagement
(2) Projects, (3) Resources, (4) Knowledge, (5) Time & Expense, (6) Invoicing, and (6) Support. The symbols are linked by arrows.

    Above the circle appears a line graph and the words "Faster Technology Results".

    To the upper-left of the circle appears the following:

    Demand: Enabling corporate IT departments to complete IT projects faster to meet business objectives

    To the lower-left of the circle are geometric symbols, above which are the words: "IT Department Work Requests."

    To the lower-right of the circle are hands shaking, above which are the words: "Sales Opportunities for IT Services Companies."

    At the bottom of the page appears the following:

    "Supply: Increasing revenue and improving customer satisfaction for professional services organizations."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          , 2000

                                     [LOGO]

                            5,000,000 COMMON SHARES

                                 --------------

                              P R O S P E C T U S
                              -------------------

                          DONALDSON, LUFKIN & JENRETTE
                           U.S. BANCORP PIPER JAFFRAY
                               CIBC WORLD MARKETS
                                 DLJDIRECT INC.

          ------------------------------------------------------------

We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Changepoint have not changed since the date hereof. We are under no duty to update any information contained herein after the date of this prospectus, other than as required by law.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until            , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these common shares may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS

    The following table sets forth the expenses payable by us in connection with the sale of the common shares being registered, other than the underwriting discounts and commissions. All amounts are estimates except the SEC registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee.........  $   19,800
NASD filing fee.............................................       8,000
Nasdaq National Market Fee..................................      95,000
Blue Sky fees and expenses..................................      15,000
Printing and engraving expenses.............................     175,000
Legal fees and expenses.....................................     400,000
Transfer Agent and Registrar fees...........................      10,000
Accounting fees and expenses................................     250,000
Miscellaneous...............................................      27,200
                                                              ----------
Total.......................................................  $1,000,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    In accordance with the BUSINESS CORPORATIONS ACT (Ontario), the By-laws of the Registrant provide that the Registrant shall indemnify a present or former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of another company of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such other company, provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may, with the approval of the court, be made in connection with the procuring of a judgment in favor of the Registrant or such other company if the conditions set forth above have been fulfilled. Notwithstanding the foregoing, a director or officer is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in the defense of the action or proceeding and fulfilled the conditions set forth above.

    A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers of the Registrant and its subsidiaries against liability incurred by, arising from or against them for certain of their acts, errors or omissions.

    The form of Underwriting Agreement filed herewith as Exhibit 1.1 contains provisions by which the Underwriters agree to indemnify the Registrant, each person who controls the Registrant within the meaning of the Securities Act, as amended, and each officer and director of the Registrant, with respect to information furnished by the Underwriters for use in this Registration Statement.

    Reference is made to Item 17 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    (a) Securities sold:

       1. On September 12, 1996, the Registrant issued 1,767,352 special warrants and 1,767,352 options to buy common shares for cash consideration of Cdn$2,750,000, less issue costs of Cdn$232,128, for net proceeds of Cdn$2,517,872. Each special warrant entitled the holder to acquire one common share for no additional consideration five business days after the issuance of a receipt by the Ontario Securities Commission for a prospectus covering the Registrant's initial public offering and the common shares issuable upon exercise of the special warrants. If the Registrant did not file a prospectus with the Ontario Securities Commission by September 1, 1997, the special warrants would be exercised into 1.1 common shares. The holders of these common shares have the right to sell the common shares back to the Registrant on September 1, 2004 for fair market value if the Registrant does not complete a public offering of its common shares by that time. The options entitle their holders to acquire, without further payment, 0.14 common shares if the price of common shares in the Registrant's initial public offering does not result in an effective yield of 25% per year from Cdn$1.556.

           Trinity Capital Securities Ltd. acted as agent in connection with the offering and was paid an aggregate commission of Cdn$165,000. In addition, Trinity Capital received a broker warrant entitling it to acquire 35,347 special warrants. All of the special warrants and options were sold to persons in Canada. The transaction was exempt under Regulation S under the Securities Act.

       2. On February 10, 1997, the Registrant issued 27,639 common shares to employees or their designees, all of whom were Canadian, as part of annual bonuses. The purchase price of these shares was Cdn$1.40, approximately 10% below the fair market value of the shares on that date. The transaction was exempt under Regulation S under the Securities Act.

       3. On July 31, 1997, the Registrant issued options to purchase 82,134 common shares to two employees, both of whom were Canadian. The exercise price of the options was Cdn$1.556. The transaction was exempt under Regulation S under the Securities Act.

       4. On September 30, 1997, each outstanding special warrant was converted to 1.1 common shares without further consideration for a total of 1,944,085 common shares. The transaction was exempt under
           Section 3(a)(9) of the Securities Act.

       5. On November 3, 1997, the Registrant issued 2,000,000 units for cash consideration of Cdn$4,000,000, less issue costs of Cdn$49,018, for net proceeds of Cdn$3,950,982. Each unit consisted of one common share of the Registrant and one option to purchase 0.1765 additional common shares without further payment, exercisable if the Registrant did not complete its initial public offering by November 3, 1999. The holders of these common shares have the right to sell the common shares back to the Registrant on September 1, 2004 for fair market value if the Registrant does not complete a public offering of its common shares by that time. The units were issued to Canadian institutional investors and one U.S. accredited investor. The transaction was exempt under Regulation S under the Securities Act and Section 4(2) of the Securities Act.

       6. On November 19, 1997, the Registrant issued 7,500 common shares to one Canadian employee as an annual bonus at an assigned value of Cdn$13,500. The transaction was exempt under Regulation S under the Securities Act.

       7. On August 17, 1998, the Registrant issued 41,000 common shares to three Canadian employees, who exercised options acquired as part of an early investment in the Registrant. The aggregate exercise price of the options was Cdn$3.00. The transaction was exempt under Regulation S of the Securities Act.

       8. On July 31, 1999, the Registrant amalgamated with five related Canadian holding companies whose principals represented and warranted to the Registrant that the sole asset was their common shareholdings in the Registrant. As a consequence of the amalgamation, all the outstanding shares of the holders of the amalgamating companies were replaced by 6,523,204 common shares and 1,389,796 Class A preferred shares. The transactions were exempt under Regulation S under the Securities Act.

       9. On July 31, 1999, the Registrant issued 2,632,654 Class A preferred shares for cash consideration of Cdn$6,450,000, less issue costs of Cdn$69,840, for net proceeds of Cdn$6,380,160. All of the Class A preferred shares were sold to persons in Canada. The transaction was exempt under Regulation S under the Securities Act.

       10. On July 31, 1999, the Registrant issued 32,134 common shares to one Canadian employee, who exercised options with an exercise price of Cdn$1.556. The transaction was exempt under Regulation S under the Securities Act.

       11. On September 8, 1999, Trinity Capital exercised its broker warrant for the 35,347 special warrants, which were then exercised at a price of Cdn$1.556 entitling Trinity to 1.1 common shares per warrant for a total of 38,882 common shares. The transaction was exempt under Regulation S under the Securities Act.

       12. On October 8, 1999, the Registrant issued 1,961,512 Class A preferred shares for cash consideration of Cdn$4,805,704, less issue costs of Cdn$236,133, for net proceeds of Cdn$4,569,571. The Class A preferred shares were sold to five accredited investors in the U.S. and one person in Barbados. The transaction was exempt under Regulation S under the Securities Act and Section 4(2) of the Securities Act.

       13. On November 3, 1999, the Registrant issued 249,265 common shares to the purchasers of the 2,000,000 units issued by the Registrant on November 3, 1997, who exercised options issued on November 3, 1997. The transaction was exempt under Regulation S under the Securities Act and Section 4(2) of the Securities Act.

       14. On December 30, 1999, the Registrant entered into an agreement with Protege Virtual Management Limited, a corporation organized under the laws of England, pursuant to which it granted Protege the right to purchase 25,000 common shares in the Registrant's initial public offering at the initial public offering price. The transaction was exempt under Regulation S under the Securities Act. This right to purchase was terminated in connection with the March 31, 2000 amendment to the agreement with Protege as described in paragraph 19 below.

       15. On February 7, 2000, the Registrant issued 40,000 common shares to two U.S. option holders, who exercised options with an exercise price of Cdn$2.50. The transaction was exempt under Rule 701 under the Securities Act.

       16. On March 2, 2000, the Registrant issued 20,000 common shares to a U.S. option holder, who exercised options with an exercise price of Cdn$2.00. The transaction was exempt under Rule 701 under the Securities Act.

       17. On March 8, 2000, the Registrant issued 20,000 common shares to a U.S. option holder, who exercised options with an exercise price of Cdn$1.556. The transaction was exempt under Rule 701 under the Securities Act.

       18. On March 31, 2000, the Registrant issued 23,667 common shares to one Canadian employee, who exercised 20,000 options with an exercise price of Cdn$2.50 and 3,667 options with an exercise price of Cdn$2.00. The transaction was exempt under Regulation S under the Securities Act.

       19. On March 31, 2000, the Registrant amended its agreement with Protege described in paragraph 14 above to grant Protege a right to purchase 120,000 common shares of the Registrant at an exercise price of Cdn$2.45. The transaction was exempt under Regulation S under the Securities Act.

       20. On April 10, 2000, the Registrant issued 120,000 common shares to Protege who exercised the options described in paragraph 20 above. The transaction was exempt under Regulation S under the Securities Act.

       21. On April 11, 2000, the Registrant issued 20,000 common shares to a U.S. option holder, who exercised options with an exercise price of Cdn$1.556. The transaction was exempt under Rule 701 under the Securities Act.

       22. On May 26, 2000, the Registrant issued 2,873,696 Class B preferred shares for cash consideration of Cdn$38,507,533 less issue costs of Cdn$1,502,436 for net proceeds of Cdn$37,005,097. All of the Class B preferred shares were sold to persons in Canada. The transaction was exempt under Regulation S under the Securities Act.


       23. On July 26, 2000, the Registrant issued 800 common shares to one Canadian option holder, who exercised options with an exercise price of Cdn$2.25. The transaction was exempt under Regulation S under the Securities Act.



       24. On August 2, 2000, the Registrant issued 800 common shares to one Canadian option holder, who exercised options with an exercise price of Cdn$2.25. The transaction was exempt under Regulation S under the Securities Act.



       25. On August 14, 2000, the Registrant issued 427 common shares to one Canadian option holder, who exercised options with an exercise price of Cdn$2.25. The transaction was exempt under Regulation S under The Securities Act.



       26. On August 14, 2000, the Registrant issued 840 common shares to one Canadian option holder, who exercised options with an exercise price of Cdn$8.25. The transaction was exempt under Regulation S under the Securities Act.


    (b) Underwriters and Other Purchasers.

           See (a) above.

    (c) Consideration.

           See (a) above.

    (d) Exemption from Registration Claimed.

           See (a) above.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A.  EXHIBITS

    The following exhibits are attached hereto:


    EXHIBIT
    NUMBER                  TITLE
    -------                 -----
            1.1             Form of Underwriting Agreement

            3.1+            Articles of Amalgamation of the Registrant

            3.2+            Articles of Amendment of the Registrant

            3.3+            By-laws of the Registrant

    EXHIBIT
    NUMBER                  TITLE
    -------                 -----
            3.4+            Second Articles of Amendment of the Registrant

            3.5+            Form of Articles of Amalgamation (to be effective
                              immediately prior to consummation of this offering)

            4.1+            Specimen Common Share certificate

            5.1             Opinion of Goldman, Spring, Schwartz & Kichler as to the
                              legality of the securities offered hereby

            8.1             Opinion of Goldman, Spring, Schwartz & Kichler as to
                              Canadian federal income tax matters

            8.2             Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
                              United States federal income tax matters

           10.1+            Second Amended and Restated Registration Rights Agreement,
                              dated May 26, 2000, between the Registrant and certain
                              shareholders of the Registrant

           10.2+            Credit Facility, dated March 3, 1999, between the Registrant and the Royal Bank of Canada

           10.3+            1997 Stock Option Plan

           10.4+            1999 Stock Option Plan

           10.5+            Amendment to the Credit Facility, dated May 2, 2000 between the Registrant and the Royal Bank of Canada

           10.6+            License and Hosting Agreement, dated December 13, 1999,
                              between the Registrant and Corio, Inc.(1)

           10.7+            OEM Agreement, dated December 30, 1999, between the
                              Registrant and Softrax Corp.(1)

           10.8+            Lease, dated May 18, 1995, between the Registrant and Menkes
                              Office Parks and Investors Group Trust

           10.9+            Lease, dated February 24, 2000, between Menkes Office Parks
                              Ltd., Denburn Investments Inc. and the Registrant.

           10.10+           Employee Stock Purchase Plan

           10.11+           Memorandum of Understanding, dated July 21, 2000, between
                              Changepoint Europe Ltd. and Artemis International France
                              Sarl

           10.12+           Memorandum of Understanding, dated July 21, 2000, between
                              Changepoint Europe Ltd. and Artemis International Germany
                              Gmbh

           10.13+           Form of Amalgamation Agreement

           23.1+            Consent of Goldman, Spring, Schwartz & Kichler (included in
                              Exhibit 5.1)

           23.2             Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                              (included in Exhibit 8.2)

           23.3             Consent of KPMG LLP

           24.1+            Powers of Attorney


------------------------

*   To be supplied by amendment.

+   Filed previously.

(1) Confidential treatment has been requested from the Commission for portions of Exhibit 10.6 and Exhibit 10.7. The marked portions of Exhibit 10.6 and
    Exhibit 10.7 indicate text that has been omitted and a separate filing of such omitted text has been made with the Commission.

B.  FINANCIAL STATEMENT SCHEDULES

    All schedules are omitted because they are not applicable or the required information is shown in our consolidated financial statements and related notes.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (4) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on August 15, 2000.


                                                       CHANGEPOINT CORPORATION

                                                       By:               /s/ GERALD W. SMITH
                                                            ---------------------------------------------
                                                                           Gerald W. Smith
                                                                PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on August 15, 2000:


                      SIGNATURE                               TITLE
                      ---------                               -----
                                                              Chairman, President and Chief
                 /s/ GERALD W. SMITH                            Executive Officer
  ------------------------------------------------              (Principal Executive
                   Gerald W. Smith                              Officer)

                                                              Chief Financial Officer
                          *                                     (Principal Financial
  ------------------------------------------------              Officer and Principal
                   John A. Anhang                               Accounting Officer)

                          *
  ------------------------------------------------            Director
                Bernard M. Goldsmith

                          *
  ------------------------------------------------            Director
                  David C. Wetmore

                          *
  ------------------------------------------------            Director
                 Robert J. Sywolski

                          *
  ------------------------------------------------            Director
                    J. Ian Giffen

                          *
  ------------------------------------------------            Director
                  David W. Ferguson

                          *
  ------------------------------------------------            Director
                   Howard T. Gwin

                      /s/ GERALD W. SMITH
*        ---------------------------------------------
                       Gerald W. Smith,
                       ATTORNEY-IN-FACT

                           AUTHORIZED REPRESENTATIVE


    Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Changepoint Corporation and has duly caused this Amendment to the Registration Statement to be signed on behalf of each of them by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 15, 2000.


                                                       CHANGEPOINT INC.
                                                       (Authorized United States Representative)

                                                       By:             /s/ GERALD W. SMITH
                                                            -----------------------------------------
                                                                         Gerald W. Smith
                                                                     PRESIDENT AND SECRETARY

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
        1.1             Form of Underwriting Agreement
        3.1+            Articles of Amalgamation of the Registrant
        3.2+            Articles of Amendment of the Registrant
        3.3+            By-laws of the Registrant
        3.4+            Second Articles of Amendment of the Registrant
        3.5+            Form of Articles of Amalgamation (to be effective
                          immediately prior to consummation of this offering)
        4.1+            Specimen Common Share certificate
        5.1             Opinion of Goldman, Spring, Schwartz & Kichler as to the
                          legality of the securities offered hereby
        8.1             Opinion of Goldman, Spring, Schwartz & Kichler as to
                          Canadian federal income tax matters
        8.2             Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
                          United States federal income tax matters
       10.1+            Second Amended and Restated Registration Rights Agreement,
                          dated May 26, 2000, between the Registrant and certain
                          shareholders of the Registrant
       10.2+            Credit Facility, dated March 3, 1999, between the Registrant and the Royal Bank of Canada
       10.3+            1997 Stock Option Plan
       10.4+            1999 Stock Option Plan
       10.5+            Amendment to the Credit Facility, dated May 2, 2000 between the Registrant and the Royal Bank of Canada
       10.6+            License and Hosting Agreement, dated December 13, 1999,
                          between the Registrant and Corio, Inc.(1)
       10.7+            OEM Agreement, dated December 30, 1999, between the
                          Registrant and Softrax Corp.(1)
       10.8+            Lease, dated May 18, 1995, between the Registrant and Menkes
                          Office Parks and Investors Group Trust
       10.9+            Lease, dated February 24, 2000, between Menkes Office
                          Parks Ltd., Denburn Investments Inc. and the Registrant
       10.10+           Employee Stock Purchase Plan
       10.11+           Memorandum of Understanding, dated July 21, 2000, between
                          Changepoint Europe Ltd. and Artemis International France
                          Sarl
       10.12+           Memorandum of Understanding, dated July 21, 2000, between
                          Changepoint Europe Ltd. and Artemis International Germany
                          Gmbh
       10.13+           Form of Amalgamation Agreement
       23.1+            Consent of Goldman, Spring, Schwartz & Kichler (included in
                          Exhibit 5.1)
       23.2             Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                          (included in Exhibit 8.2)
       23.3             Consent of KPMG LLP
       24.1+            Powers of Attorney


------------------------

*   To be supplied by amendment.

+   Filed previously.

(1) Confidential treatment has been requested from the Commission for portions of Exhibit 10.6 and Exhibit 10.7. The marked portions of Exhibit 10.6 and
    Exhibit 10.7 indicate text that has been omitted and a separate filing of such omitted text has been made with the Commission.